UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Cushman & Wakefield plc

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225 West Wacker Drive

Suite 3000

Chicago, Illinois 60606

April 7, 2022

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Cushman & Wakefield plc, I am pleased to share with you the enclosed materials relating to our annual general meeting of shareholders for 2022, which is being held on May 5, 2022 at our offices at 2021 McKinney Avenue, 9th Floor, Dallas, Texas 75201 at 8:00 a.m. (Central Time). The notice of meeting and proxy statement that follow describe the business that we will consider at the meeting.

We hope that you will be able to attend the meeting. However, regardless of whether you are present in person, your vote is very important. We are pleased to offer multiple options for voting your ordinary shares. You may vote by telephone, via the internet or by mail, as described in the accompanying proxy statement.

Thank you for your support of Cushman & Wakefield plc.

Sincerely yours,

John Forrester

Chief Executive Officer

Notice of 2022 Annual General Meeting of Shareholders

May 5, 2022

8:00 a.m. (Central Time)

2021 McKinney Avenue

9th Floor, Lonestar Conference Room

Dallas, Texas 75201

AGENDA:

1.	Election of the three Class I Board nominated directors named in the Proxy Statement: Angelique Brunner, Jonathan Coslet and Anthony Miller.

2.	Ratification of KPMG LLP as our independent registered public accounting firm.

3.	Appointment of KPMG LLP as our UK Statutory Auditor.

4.	Authorization of the Audit Committee to determine the compensation of our UK Statutory Auditor.

5.	Non-binding, advisory vote on the compensation of our named executive officers (“Say-on-Pay”).

6.	Non-binding, advisory vote on our director compensation report.

7.	Vote to approve our amended director compensation policy.

8.	Vote to approve an amendment and restatement of our 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan.

Only shareholders of record as of March 31, 2022 will be entitled to attend and vote at the 2022 annual general meeting of shareholders (the “Annual Meeting”) and any adjournments or postponements thereof.

We hope that you can attend the Annual Meeting in person. Regardless of whether you will attend in person, please complete and return your proxy so that your shares can be voted at the Annual Meeting in accordance with your instructions. Any shareholder attending the Annual Meeting may vote in person even if that shareholder returned a proxy. You will need to bring a picture ID and proof of ownership of Cushman & Wakefield plc shares as of the record date to enter the Annual Meeting. You will also need to comply with any COVID-19 safety protocols issued by local authorities or the building where the Annual Meeting is being held in order to enter. If your ordinary shares are held in the name of your broker, bank or other nominee and you want to vote in person, then you will need to obtain a legal proxy from the institution that holds your ordinary shares indicating that you were the beneficial owner of our ordinary shares on the record date.

By Order of the Board of Directors

Brett Soloway

Executive Vice President, General Counsel and Corporate Secretary April 7, 2022

This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about April 7, 2022.

References in this Proxy Statement to “Cushman,” “the Company,” “we,” “us” or “our” refer to Cushman & Wakefield plc and include all of its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise. References to the “Board” refer to our Board of Directors. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including financial statements, and our UK Annual Report and Accounts for the fiscal year ended December 31, 2021, are being mailed simultaneously with this Proxy Statement to each shareholder and will also be available at http://ir.cushmanwakefield.com.

PROXY SUMMARY INFORMATION

To assist you in reviewing the proposals to be voted upon at the Annual Meeting, we have summarized important information contained in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. This summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement and Annual Report on Form 10-K before voting.

Voting

Shareholders of record as of March 31, 2022 may cast their votes in any of the following ways:

Internet	Phone	Mail	In Person
Visit www.investorvote.com/CWK. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Call +1 800-652-8683 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.

If you plan to attend the meeting, you will need to bring a picture ID and proof of ownership of Cushman & Wakefield plc shares as of the record date. If your ordinary shares are held in the name of your broker, bank or other nominee and you want to vote in person, then you will need to obtain a legal proxy from the institution that holds your ordinary shares indicating that you were the beneficial owner of our ordinary shares on March 31, 2022. Please note that all attendees at the Annual Meeting will be required to follow any COVID-19 safety protocols issued by local authorities or the building where the Annual Meeting is held.

Voting Matters and Board Recommendations

Proposal	Board Vote Recommendations
Election of directors (page 2)	✓ FOR each Director Nominee
Ratification of KPMG LLP as independent registered public accounting firm (page 15)	✓ FOR
Appointment of KPMG LLP as UK Statutory Auditor (page 18)	✓ FOR
Authorization of the Audit Committee to determine the compensation of the UK Statutory Auditor (page 19)	✓ FOR
Non-binding, advisory vote on the compensation of named executive officers (“Say-on-Pay”) (page 20)	✓ FOR
Non-binding, advisory vote on the director compensation report (page 52)	✓ FOR
Vote to approve our amended director compensation policy (page 53)	✓ FOR
Vote to approve an amendment and restatement to our 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan (page 55)	✓ FOR

Fiscal Year 2021 Business Highlights

Cushman & Wakefield is a leading global commercial real estate services firm with an iconic brand and approximately 50,000 employees led by an experienced executive team. We operate from over 400 offices in approximately 60 countries, managing over 4.8 billion square feet of commercial real estate space on behalf of institutional, corporate and private clients. We serve the world’s real estate owners and occupiers, delivering a broad suite of services through our integrated and scalable platform. Our business is focused on meeting the increasing demands of our clients through a comprehensive offering of services including (i) Property, facilities and project management, (ii) Leasing, (iii) Capital markets, and (iv) Valuation and other services. In 2021, 2020 and 2019, we generated revenues of $9.4 billion, $7.8 billion and $8.8 billion, respectively, and service line fee revenue (“Fee revenue”) of $6.9 billion, $5.5 billion and $6.4 billion, respectively.

Since 2014, we have built our company organically and through various mergers and acquisitions, giving us the scale and global footprint to effectively serve our clients’ multinational businesses. The result is a global real estate services firm with the iconic Cushman & Wakefield brand, steeped in over 100 years of leadership. In 2021, 2020 and 2019, we were named in the top three in our industry’s leading brand study, the Lipsey Company’s Top 25 Commercial Real Estate Brands.

Our recent history has been a period of rapid growth and transformation for our company. Our experienced management team has been focused on integrating companies, driving operating efficiencies, realizing cost savings, attracting and retaining talent and improving financial performance. In August 2018, Cushman & Wakefield successfully completed an initial public offering, listing the firm on the New York Stock Exchange (NYSE: CWK).

Today, Cushman & Wakefield is one of the top three real estate services providers as measured by revenue and workforce. We have made significant investments in technology and workflows to support our growth strategy to improve our productivity and drive better outcomes for our clients.

The COVID-19 pandemic has left an extraordinary impact on the world and its effects are still being realized across sectors and industries. As a result of Company-wide efforts, such as our COVID-19 executive task force, we have not experienced significant disruptions to date in our operations and the Company has been able to respond quickly to our customers’ changing business demands related to the pandemic. However, the circumstances surrounding COVID-19 at a global level remain fluid, especially given the uncertainty of potential future variants of the virus. We continue to monitor the circumstances in different regions across the globe and we may take future actions that could affect our business operations and performance.

In 2021, we achieved full year financial performance with the following results:

•

Revenue of $9.4 billion was up 20% (18% local currency) from 2020. Service line fee revenue of $6.9 billion was up 26% (24% local currency) versus prior year as a result of the recovery in Leasing and Capital Markets.

•	Net income and earnings per share for 2021 were $250.0 million and $1.12, respectively.

•	Adjusted EBITDA was $886.4 million, up 76% (73% local currency). Adjusted EBITDA margin of 12.9% expanded nearly 365 basis points from the prior year.

For more complete information regarding our year 2021 performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP (generally accepted accounting principles) financial measures. Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. For definitions of these measures and reconciliations to the most closely comparable GAAP measure, please refer to Annex A to this Proxy Statement; and for further discussion, including explanations as to the reasons our management uses such measures, please see pages 41-43 in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. You can obtain a free copy of our Annual Report on Form 10-K at the website of the Securities and Exchange Commission (the “SEC”), www.sec.gov, or by submitting a written request by (i) mail to Cushman & Wakefield plc, Attention: Investor Relations, 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606, (ii) telephone at +1 312-338-7860 or (iii) e-mail at ir@cushwake.com.

Summary of Board Nominees

The following table provides summary information about each of the director nominees who is being voted on by shareholders at the Annual Meeting.

Name	Age	Director Since	Principal/Most Recent Occupation	Committees	Other Public Company Boards
Angelique Brunner*	50	2020	CEO and Founder of EB5 Capital	Audit, Nominating and Corporate Governance	None
Jonathan Coslet*	57	2018	Senior Partner of TPG Global LLC	None	Two
Anthony Miller*	65	2021	Partner at PAG Asia Capital	None	None

* Independent Director

Executive Compensation Highlights

Our Philosophy

Our compensation philosophy is to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

One of our growth strategies is to recruit, hire and retain top talent. Our employees produce superior client results and position us to win additional business across our platform. We believe our people are the key to our business, and we have instilled an atmosphere of collective success. Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In addition to aligning executive compensation strongly with shareholder interests, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees, which include:

•	Retain and hire the best leaders.

•	Pay for performance.

•	Reward long-term growth and profitability.

•	Tie compensation to business performance.

•	Limited personal benefits.

Last Year’s Say-on-Pay Vote

At our 2021 annual general meeting of shareholders, shareholders approved our 2020 compensation of our Named Executive Officers (as defined below) with 73.3% of the votes cast in favor of our practices. While a majority, this result represents a decrease in the level of support from previous years. As a result, the Company undertook a comprehensive review of its compensation practices in 2021, including engaging in discussions with certain shareholders. Please see “Compensation Discussion and Analysis” for further detail.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements. All statements contained in this Proxy Statement other than statements of historical fact, including statements relating to trends in or expectations relating to the expected effects of our initiatives, strategies, and plans, as well as trends in or expectations regarding our financial results and long-term growth model and drivers, and regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “can,” “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this Proxy Statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We assume no obligation to update any of these forward-looking statements after the date of this Proxy Statement.

PROPOSAL 1 ELECTION OF DIRECTORS

Our Board has nominated three Class I directors for election at the Annual Meeting to hold office until the annual general meeting of shareholders to be held in 2025 and the election of their successors. All of the nominees were selected to serve on our Board based on:

•	outstanding achievement in their professional careers;

•	broad experience;

•	personal and professional integrity;

•	their ability to make independent, analytical inquiries;

•	financial literacy;

•	mature judgment;

•	high-performance standards;

•	familiarity with our business and industry; and

•	an ability to work collegially.

We also believe that all of our director nominees have a reputation for honesty and adherence to high ethical standards. Each agreed to be named in this Proxy Statement and to serve if elected.

Director Nomination Criteria: Qualifications, Skills and Experience

The criteria for selecting director candidates is set out in the Corporate Governance Guidelines and in the charter of the Nominating and Corporate Governance Committee. Both of these documents are available at https://ir.cushmanwakefield.com/governance/governance-documents. In evaluating candidates, the Board seeks individuals of high integrity and good judgment who have a record of accomplishment in their chosen fields, and who display the independence of mind and strength of character to effectively represent the best interests of all shareholders and provide practical insights and diverse perspectives. The Nominating and Corporate Governance Committee is responsible for identifying and screening candidates, for developing and recommending to the Board criteria for nominees, for evaluating candidates recommended or nominated by shareholders, for recommending to the Board all nominees for election to the Board at the annual general meeting of shareholders, and for recommending any other action with respect to candidates nominated by shareholders. The Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee authorize the Nominating and Corporate Governance Committee to determine the qualifications, qualities, skills and other expertise required to be a director but also sets out the following minimum qualification requirements:

•	integrity,

•	strength of character,

•	judgment,

•	business experience,

•	specific areas of expertise,

•	ability to devote sufficient time to attendance at and preparation for Board meetings,

•	factors relating to composition of the Board (including size and structure), and

•	principles of diversity.

Although the Board does not have a specific diversity policy, the Nominating and Corporate Governance Committee actively seeks and believes the Board significantly benefits from a diversity of backgrounds on the Board, including diversity with respect to gender, race, ethnic and national background, geography, age and sexual orientation. The Board has not introduced term or age limits.

While term limits could help ensure that fresh ideas and viewpoints are available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increased insight into the Company and its operations and, therefore, provide significant contributions to the Board as a whole. As an alternative to term limits, the Nominating and Corporate Governance Committee reviews each director’s continued tenure on the Board annually.

The Nominating and Corporate Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating and Corporate Governance Committee or shareholder recommendations.

Although we do not have a formal policy with regard to the consideration of any director nominees recommended by shareholders, a shareholder or group of shareholders may recommend potential candidates for consideration. We do not have such a policy because the Nominating and Corporate Governance Committee believes that it can adequately evaluate any such nominees on a case-by-case basis.

Shareholders seeking to request that an individual be nominated as a director must generally deliver any such request and accompanying information in writing to the Corporate Secretary at 225 West Wacker Drive, Chicago, Illinois 60606 not earlier than the close of business on the one hundred and twentieth (120) calendar day nor later than the close of business on the ninetieth (90) calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting. The request must include all information relating to such director nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to be named in the proxy statement as nominee and to serve as a director if elected. In addition, the request must include, among other things:

•	the nominating shareholder’s or shareholders’ name(s) and address(es) as they appear on the Company’s books;

•	the class and number of shares beneficially owned by the nominating shareholder(s);

•

any other information relating to such shareholder(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Regulation 14A under the Exchange Act; and

•	to the extent known by the shareholder(s) giving notice, the name and address of any other shareholder(s) supporting the election of the director candidate.

2022 Director Nominees

Angelique Brunner

Age: 50

Director Since: 2020

Committees: Audit, Nominating and Corporate Governance

Class I Director

Ms. Brunner was appointed to the board of directors of Cushman & Wakefield in 2020. Ms. Brunner is the CEO and Founder of EB5 Capital, where she is engaged in all aspects of the firm’s commercial real estate investments, including deal-making, investor procurement and business management. Prior to founding EB5 Capital, Ms. Brunner worked in various aspects of finance real estate development and venture capital at Fannie Mae, Neighborhood Development Company, National Capital Revitalization Corporation and Core Capital Partners. Ms. Brunner is currently the Industry Membership Chair & Spokesperson for EB-5 Investment Coalition, and is a member of Urban Land Institute, the U.S. Chamber of Commerce and the Real Estate Executive Council (REEC). Ms. Brunner previously served on the board of trustees of Chesapeake Lodging Trust (NYSE: CHSP). She holds a B.A. from Brown University and a Master of Public Affairs from Princeton University.

Qualifications, Attributes and Skills: The Board believes that Ms. Brunner’s significant experience and expertise in real estate development, entrepreneurial spirit and strong connections in the commercial real estate industry generally qualify her to serve on the Board.

Jonathan Coslet

Age: 57

Director Since: 2018

Committees: None

Class I Director

Mr. Coslet was appointed to the board of directors of Cushman & Wakefield in 2018. Mr. Coslet is the Vice Chairman of TPG Global LLC (“TPG”) and has been with the firm since its inception in 1993. He previously served as TPG’s Chief Investment Officer from 2008 to 2020. Mr. Coslet currently serves on the boards of TPG, Inc. (NASDAQ: TPG) and Life Time Group Holdings, Inc. (NYSE: LTH), and, during his tenure with TPG, has previously served on the boards of directors of several public and private companies, including IQVIA, Biomet, Crunch Fitness, Endurance Specialty, FIS, Iasis Healthcare, JCrew, Neiman Marcus, Oxford Health Plans, Petco, and Quintiles. Prior to joining TPG, Mr. Coslet worked at Donaldson, Lufkin & Jenrette, and before that Drexel Burnham Lambert. Mr. Coslet currently serves on the Board of Stanford Children’s Hospital, where he is Chairman, and the Stanford Institute for Economic Policy Research Board of Directors. He has also served on the Board of Trustees of the Menlo School, the Stanford Medicine Board of Fellows, the Harvard Business School Board of Advisors and the San Francisco Federal Reserve Board of Advisors. He received his B.S. in economics and finance from the Wharton School of the University of Pennsylvania where he was Valedictorian, and his M.B.A. from Harvard Business School, where he was a Baker Scholar.

Qualifications, Attributes and Skills: The Board believes Mr. Coslet’s more than 25 years of experience in advising and growing companies; extensive management and board of director experience; and finance background qualify him to serve on the Board.

Anthony Miller

Age: 65

Director Since: 2021

Committees: None

Class I Director

Mr. Miller was appointed to the board of directors of Cushman & Wakefield in 2021. Mr. Miller joined PAG Asia Capital (“PAG”) as Chief Executive Officer of PAG Japan Limited in June 2009 and is a Partner of the group. Prior to joining PAG, he was a Partner of alternative asset manager Ramius LLC, where he was in charge of their business in Asia and Japan. Previously he was a Managing Director and head of the Hong Kong office for The Carlyle Group and a Managing Director and Head of Corporate Finance of Bear Stearns Asia. Mr. Miller currently serves as a director of Edelweiss Securities Limited and Joyson Safety Systems Corp. He is also trustee of the American School in Japan and a member of the Council on Foreign Relations, the U.S. Japan Council and the World Economic Forum. Mr. Miller holds a B.A. from Brown University and an M.B.A. from Harvard Business School.

Qualifications, Attributes and Skills: The Board believes that Mr. Miller’s extensive experience in private equity and institutional investing qualify him to serve on the Board.

Required Vote

A nominee must receive more votes “FOR” than “AGAINST” her or his re-election in order to be re-elected. Shareholders may vote “FOR” or “AGAINST” all three or any of the nominees or may elect to “ABSTAIN” their vote for all three or any of the nominees. Votes to “ABSTAIN” with respect to a nominee and broker non-votes are not considered votes cast, and so will not affect the outcome of the nominee’s election.

Recommendation

Our Board recommends that shareholders vote “FOR” all of the nominees.

CORPORATE GOVERNANCE

Corporate Governance	Compensation Accountability	Shareholder Rights
• 11 directors, 9 of whom are independent	• Share ownership requirements for non-employee directors and executive officers	• Shareholder rights to call special meetings

• Independent lead director	• Policy restricting trading, and prohibiting hedging and short-selling, of our shares	• Majority voting requirement for directors in uncontested elections

• Regular executive sessions of independent directors	• Compensation clawback policy for executive officers	• Advisory Say-on-Pay Vote — Annual

• All Board committees consist entirely of independent directors	• No gross-up for tax liabilities

• Robust Global Code of Business Conduct and other governance policies

Shareholder Recommendations of Director Candidates

If you are a shareholder who would like to recommend a candidate for our Nominating and Corporate Governance Committee to consider for possible inclusion in our 2023 proxy statement, you must send notice to our Corporate Secretary at 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606, by registered, certified or express mail, and provide a brief biography of the recommended candidate, a document indicating the recommended candidate’s willingness to serve if elected, and evidence of your share ownership. The Nominating and Corporate Governance Committee or its chair will then consider the recommended director candidate in accordance with the criteria for director selection described under “Proposal 1 Election of Directors—Director Nomination Criteria: Qualifications, Skills and Experience” on page 2.

Director Independence

Since our initial public offering in August 2018, our ordinary shares have been listed on the New York Stock Exchange (“NYSE”). Subject to certain exceptions, the NYSE rules require that (i) independent directors comprise a majority of a listed company’s board of directors and (ii) each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Members of the compensation committee and the audit committee of a listed company must also satisfy certain enhanced independence requirements under NYSE rules and the Exchange Act, including Rule 10A-3.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that nine out of eleven of our current directors are independent under NYSE rules. The independent directors are Messrs. Coslet, Dattels, McGinn, Miller, and Pan, and Mses. Brunner, McLean, Sun and Williamson. Our Board has also determined that Ms. Brunner, Mr. McGinn, and Ms. Williamson, who comprise our Audit Committee; Mr. Dattels, Mr. McGinn, Ms. McLean and Mr. Pan, who comprise our Compensation Committee; and Ms. Brunner, Mr. Dattels, Ms. McLean and Mr. Pan, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees under the applicable rules of the NYSE and the Exchange Act.

Independent Director Meetings

Our independent directors regularly meet in executive session without management or management directors present. Our Lead Director presides at such meetings.

Board Composition

Our business and affairs are managed under the direction of our Board. Rajeev Ruparelia resigned from our Board on June 15, 2021 and Ms. Sun joined our Board on November 1, 2021. Mr. Forrester joined our Board on January 1, 2022 in connection with his appointment as our Chief Executive Officer. Our Board is currently comprised of eleven directors. Our Articles of Association provide that our Board will have a minimum of five and maximum of eleven directors. Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Ms. Brunner, Mr. Coslet and Mr. Miller serve as Class I directors with a term expiring at the Annual Meeting. Mr. White, Mr. McGinn, Ms. McLean and Ms. Williamson serve as Class II directors with a term expiring in 2023. Mr. Forrester, Mr. Dattels, Mr. Pan and Ms. Sun serve as Class III directors with a term expiring in 2024. Upon the expiration of the term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

Mr. White serves as the Executive Chairman of our Board and remains an employee of the Company. Prior to January 1, 2022, Mr. White also served as our Chief Executive Officer. Due to his employment with the Company, Mr. White has not been deemed an independent director. When the Executive Chairman is not an independent director, our Corporate Governance Guidelines provide that our Board may elect one of our independent directors to serve as Lead Director. Mr. Dattels currently serves as our Lead Director and is responsible for serving as liaison between the Chairman and the independent directors, approving meeting agendas and schedules for the Board and presiding at executive sessions of the independent directors and any other Board meetings at which the Chairman is not present, among other responsibilities.

In connection with the closing of our initial public offering, we entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”) with TPG Global, LLC (“TPG”), PAG Asia Capital (“PAG”), and Ontario Teachers’ Pension Plan (“OTPP”, and collectively with TPG and PAG, the “Principal Shareholders”). The Shareholders’ Agreement provides that the Principal Shareholders have certain nomination rights to designate candidates for nomination to our Board. Subject to any restrictions under applicable law or the NYSE rules, each of TPG and PAG also has the ability to appoint one director to each board committee, and OTPP has the ability to appoint a director to the Nominating and Corporate Governance Committee.

As set forth in the Shareholders’ Agreement, for so long as each of TPG and PAG own at least 7.5% of our total ordinary shares outstanding as of the closing of our initial public offering, TPG and PAG will each be entitled to designate for nomination two of the seats on our Board. Thereafter, each of TPG and PAG will be entitled to designate for nomination one director so long as they each own at least 2.5% of our total ordinary shares outstanding as of the closing of our initial public offering.

Further, our Shareholders’ Agreement provides that for so long as OTPP owns at least 2.5% of our total ordinary shares outstanding as of the closing of our initial public offering, it will be entitled to designate for nomination one director on our Board. However, in June 2021, OTPP’s nominee, Mr. Ruparelia, resigned from the Board. OTPP advised the Company at that time that it would not nominate a replacement for Mr. Ruparelia and that it waived further exercise of its director nomination rights under the Shareholders’ Agreement.

We are required, to the extent permitted by applicable law, to take all necessary action (as defined in the Shareholders’ Agreement) to cause our Board and each Board committee to include certain persons designated by the Principal Shareholders in the slate of director nominees recommended by the Board for election by the shareholders and solicit proxies and consents in favor of such director nominees. Subject to the terms of the Shareholders’ Agreement, each Principal Shareholder agrees to vote its shares in favor of the election of the director nominees designated by each of the Principal Shareholders.

In accordance with the Shareholders’ Agreement, TPG has nominated Mr. Coslet and Mr. Dattels, and PAG has nominated Mr. Pan and Mr. Miller. Mr. Ruparelia served as a nominee of OTPP until his resignation on June 15, 2021.

Compensation Committee Interlocks and Insider Participation

During 2021, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries, (b) was a former officer of the Company or any of its subsidiaries or (c) had any related party relationships requiring disclosure under Item 404 of SEC Regulation S-K. During 2021, no executive officer of the Company served as a member of the board of directors or on the compensation committee of any other company, one of whose executive officers or directors serve or served as a member of our Board or our Compensation Committee.

Board of Directors’ Role in Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value.

Board Oversight of ESG Matters

All Board committees share responsibility for environmental, social and governance (“ESG”) decision-making and the oversight of management’s implementation of ESG initiatives. As a part of their general responsibility for overseeing Cushman & Wakefield’s corporate strategy and approach to enterprise risk management, the Board and its committees regularly engage with, and hear from, senior management on various ESG-related issues and consider the potential impact of such issues on the long-term sustainability of the Company. Recent discussions have focused on topics such as emissions targets, sustainability services, ethics and compliance, diversity and inclusion, supplier diversity, talent recruitment and retention, health and wellness of Company employees, and workplace intelligence and experience.

Codes of Business Conduct

Our Board has adopted (i) a Global Code of Business Conduct applicable to our Chief Executive Officer and senior financial officers and all persons performing similar functions, and (ii) a Code of Business Conduct for Members of the Board of Directors. A copy of each code is available on our corporate website at https://ir.cushmanwakefield.com/governance/governance-documents. We expect that any amendments to either such code, or any material waivers of their requirements, will be disclosed on our website.

Board Meetings and Committees

Our Board held four meetings in 2021. In 2021, each director attended at least 75% of the aggregate of all meetings of the Board and of any committees he or she served during the period such director was on the Board or committee.

We also encourage our directors to make every effort to attend our annual general meeting of shareholders unless they have an unavoidable conflict. However, because of the COVID-19 pandemic we strongly discouraged shareholders from attending the 2021 annual general meeting of shareholders in person. We also discouraged our directors from doing so, thus, none of our directors attended our 2021 annual general meeting of shareholders in person.

Our Board currently has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which consists solely of independent directors. Each standing committee has adopted a written charter, meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized below and set forth in more detail in each committee’s written charter, which can be found in the governance section on our website at http://ir.cushmanwakefield.com.

On August 5, 2021, our Board of Directors approved changes to our committee membership in accordance with recommendations of the Nominating and Corporate Governance Committee. Ms. McLean was appointed to the Compensation Committee, and Ms. McLean and Ms. Brunner were each appointed to the Nominating and Corporate Governance Committee. In light of these two new appointments, Ms. McLean stepped down from her role on the Audit Committee on that same day.

The following table describes the current members of each standing committee and the number of meetings held by our Board and each standing committee in 2021:

Director(1)	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Brett White	Chair
John Forrester(2)	✓
Angelique Brunner(3)	✓	✓		✓
Jonathan Coslet	✓
Timothy Dattels	Lead Director		Chair	✓
Anthony Miller(4)	✓
Richard McGinn	✓	✓	✓
Jodie McLean(5)	✓		✓	✓
Lincoln Pan	✓		✓	Chair
Angela Sun(6)	✓
Billie Williamson	✓	Chair
Number of Meetings	4	6	5	3

(1)

Rajeev Ruparelia was a member of the Board during 2021 through his resignation on June 15, 2021. Mr. Ruparelia was also a member of the Nominating and Corporate Governance Committee until his resignation.

(2)	Mr. Forrester was appointed to the Board on January 1, 2022 in connection with his appointment as our Chief Executive Officer.

(3)	Ms. Brunner was appointed to the Nominating and Corporate Governance Committee on August 5, 2021.

(4)	Ms. Chen was a member of the Board during 2021 though her resignation on March 26, 2021. She was replaced by Mr. Miller.

(5)

Ms. McLean was appointed to the Compensation Committee and to the Nominating and Corporate Governance Committee on August 5, 2021. She also served as a member of the Audit Committee until August 5, 2021.

(6)	Ms. Sun was appointed to the Board effective November 1, 2021.

Audit Committee

The members of the Audit Committee are Ms. Williamson (chair), Ms. Brunner and Mr. McGinn, all of whom are independent. Our Board has determined that each member is financially literate, and that Ms. Williamson is an audit committee financial expert. The primary responsibilities of the Audit Committee are:

•

appointing our independent registered public accounting firm annually; evaluating the independent auditor’s independence and performance and replacing it as necessary; pre-approving all audit and non-audit services; and setting guidelines for the hiring of former employees of the independent auditor;

•	reviewing the audit plans and findings of our independent auditor and our internal audit function;

•	reviewing with our management and independent auditor our financial statements, including any significant financial reporting issues and changes in accounting policies;

•	reviewing with our management and independent auditor the adequacy of our internal controls over financial reporting;

•	overseeing our policies and procedures with respect to risk assessment and risk management; and

•	overseeing the implementation and effectiveness of our compliance and ethics program, including our “whistleblowing” procedures.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Mr. Pan (chair), Ms. Brunner, Mr. Dattels and Ms. McLean, all of whom are independent. The primary responsibilities of the Nominating and Corporate Governance Committee are:

•	developing and recommending criteria to the Board for selecting new directors;

•	conducting inquiries into the background and qualifications of candidates for the Board and recommending proposed nominees to the Board;

•	recommending corporate governance guidelines to the Board; and

•	overseeing the evaluation of the performance of the Board.

Compensation Committee

The members of the Compensation Committee are Mr. Dattels (chair), Mr. McGinn, Ms. McLean and Mr. Pan, all of whom are independent. The primary responsibilities of the Compensation Committee are:

•

reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of our CEO; evaluating the performance of our CEO in light of those goals and objectives; and recommending to the Board for approval the compensation of our CEO based on that evaluation;

•

reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers (other than the CEO); evaluating the performance of our executive officers (other than the CEO) in light of those goals and objectives; and determining the compensation of our executive officers (other than the CEO) based on that evaluation;

•	reviewing and approving policies and guidelines related to the compensation of our executive officers and directors; and

•	establishing, reviewing and administering our compensation and employee benefit plans.

Our Commitment to Environmental, Social, and Governance (ESG) Excellence

We envision a world of healthy, sustainable buildings that put the wellbeing of people and the planet first. Across Cushman & Wakefield, ESG factors are integrated into our operations, business practices and service offerings. Our Corporate Social Responsibility (“CSR”) program provides enterprise-level coordination of ESG efforts through data collection, reporting, communications, strategic initiatives and more. In 2021, the CSR program was overseen by an executive management team including Brad Kreiger, Chief Marketing & Communications Officer; Nathaniel Robinson, Chief Investment Officer and Executive Vice President of Strategic Planning; and Brett Soloway, Executive Vice President and General Counsel. Members of each executive’s teams lead the CSR program and manage the CSR reporting committee, a cross-functional group of experts across the firm’s regions, service lines and business units. Going forward, in addition to the existing executive sponsors, there will be additional stewardship and guidance provided by a broader team consisting of members of our Global Management Team including: Kalani Reelitz, Chief Transformation Officer; Nadine Augusta, Chief Diversity, Equity and Inclusion Officer; Marla Maloney, President, Asset Services; and Colin Wilson, Chief Executive, EMEA.

We practice a precautionary environmental stewardship approach in our own facilities around the world. It starts with our Environmental Commitment and continues through carbon footprint reduction targets, sustainability principles in our policies and practices, sustainability management systems, engaging employees in our collective efforts, and monitoring and reporting our performance. In 2015, we introduced our Environmental Commitment, which is reviewed on an annual basis and defines how we comply with applicable environmental laws and regulations and how we embed best practices into our operations.

Aligning with our Environmental Commitment and ongoing environmental sustainability efforts, the Company set and publicly announced Science Based Targets for Greenhouse Gas (“GHG”) emissions reductions across our value chain in 2021. Our GHG emissions reductions targets are as follows:

•	Target 1: Reduce absolute scope 1 and 2 greenhouse gas emissions across our corporate offices and operations 50% by 2030 from a 2019 base year.

•	Target 2: Engage our clients, representing 70% of emissions at our managed properties (scope 3), to set science-based targets by 2025.

•	Target 3: Reach net zero emissions across our entire value chain (scopes 1, 2 and 3) by 2050.

Target 1 and Target 2 were approved by the Science Based Targets initiative (“SBTi”) in 2021. Target 3 was pledged through the Business Ambition for 1.5 ° Celsius in 2021 and is submitted for validation by SBTi in 2022.

In 2018, we became a participant in the UN Global Compact: a non-binding pact to encourage businesses worldwide to adopt sustainable and socially responsible policies and to report on their implementation. We committed to integrating principles of the Compact into our business practices, focusing on human rights, labor, environment and anti-corruption. In 2021, we delivered our third Communication on Progress as a participant in the UN Global Compact.

We believe it is important that we listen to and seek feedback from our stakeholders as we make decisions about how we manage ESG risks and opportunities facing our business and clients. In connection with this engagement process, we strive to conduct materiality assessments every few years to determine the topics that reflect our most significant impacts to the environment, society and the economy, as well as those topics that influence the decisions of our stakeholders. Our most recent assessment was completed in 2021 in accordance with the Global Reporting Initiative (“GRI”) standards, with support from an external consultant. Areas of emphasis identified by the 2021 assessment include energy and greenhouse gas emissions, sustainability services, climate change resilience, business ethics and integrity, economic performance, innovation and technology, employee attraction and retention, employee training and education, occupational health and safety, diversity and equal opportunity, non-discrimination, employee wellbeing and human rights. We are committed to improving our performance in each of these areas in order to continue delivering value for our stakeholders over the long-term.

We also endeavor to continue aligning our ESG strategy and disclosing our ESG performance against the United Nations’ Sustainable Development Goals and the standards of GRI and the Sustainability Accounting Standards Board. A copy of Cushman & Wakefield’s annual CSR Report is posted on Cushman & Wakefield’s website at https://cushwake.cld.bz/Corporate-Social-Responsibility-Report-2020-Cushman-Wakefield. This report is not incorporated by reference into this Proxy Statement or considered to be part of this document.

Human Capital Resources and Management

Cushman & Wakefield continues to place our people at the center of everything we do. We are committed to attracting, developing and retaining a highly qualified, diverse and dedicated workforce. As of December 31, 2021, we had approximately 50,000 employees worldwide—approximately 70% in the Americas, 19% in APAC and 11% in EMEA. Our employees include management, brokers and other sales staff, administrative specialists, valuation specialists, maintenance, landscaping, janitorial and office staff and others. Our employees do not report being members of any labor unions, with the exception of approximately 8,000 employees, the substantial majority of whom are employed in facilities services. Costs related to approximately 39% of our employees are fully reimbursed by clients.

Learning and Development

We continue to build an inclusive workplace that fosters fair and equitable growth opportunities, focuses on the manager-employee relationship to drive operational performance, and provides our employees with learning and development opportunities to support their ongoing career progression.

Cushman & Wakefield’s global Talent Management team supports employees’ career growth through learning programs and professional development while equipping leaders to empower and grow their teams through talent assessment, succession planning and performance reviews. We offer a full suite of learning and development activities through on-the-job training, e-learning, coaching, mentoring and instructor-led learning modules.

Diversity, Equity and Inclusion

Cushman & Wakefield is committed to advancing diversity, equity and inclusion (“DEI”) in our organization and supporting an environment where our employees can be their authentic selves and do their best work. Our DEI mission is to evolve our culture of inclusion and belonging through a nurturing environment of curiosity, continuous learning and growth. We strive to hire, develop and advance diverse talent throughout the organization. We believe that having a diverse and thriving workforce enables new perspectives, creativity, better risk management and problem solving, leading to superior results for our people, clients, partners and shareholders.

To further our commitment, in 2020 we hired Nadine Augusta as our first Chief Diversity, Equity & Inclusion Officer and in 2021 we continued to expand our global DEI team. In 2021, we also continued to develop our Supplier Diversity Program, including by hiring a Head of Supplier Diversity and improving our technology solutions to connect with diverse suppliers.

We have built a network of employee resource groups (ERGs) that reflect our people across the firm. ERGs are comprised of employees who are linked by social factors such as culture, gender or sexual orientation, or by a common interest or goal. These employee-led groups foster diverse and inclusive workplaces aligned with our values, objectives and business practices. We currently have nine ERGs which are active in ten countries across the globe. Additionally, in 2021 we continued to maintain our relationships with external organizations such as CREW (Commercial Real Estate Women) and REAP (Real Estate Associate Program).

Our DEI policies and practices in place have earned Cushman & Wakefield recognition by various organizations including Forbes’ Best Employers for Women, Human Rights Campaign Best Place to Work for LGBTQ+ Equality, and a Military Friendly® Employer in the U.S.

Operational Health and Safety

Providing a safe workplace that protects our employees from safety risks and hazards is an ongoing priority for Cushman & Wakefield. Led by our Health, Safety, Security and Environment (“HSSE”) professionals, we strive for continuous improvement in safety performance. We have adopted the 360° HSSE model, which is an enterprise-wide, behavior-based program designed to increase awareness, improve safety competency and develop a culture committed to safety. Further, our Global Health &

Safety Policy outlines each individual’s responsibility for ensuring the health, safety and wellbeing of themselves and others working around them.

Through the uncertainty and complexity of the COVID-19 pandemic, our HSSE teams worked tirelessly to protect our people, our clients and the communities where we operate. They served as trusted advisors to our firm’s leadership as we navigated the challenging environment both in our workspaces and at our client sites.

Community Involvement

We strive to be a good corporate citizen and leave a positive impact in the communities where we operate. Most of our charitable giving occurs in the local markets and is paid by Cushman & Wakefield’s for-profit entities. Each of our three regions—Americas, EMEA and APAC—operates independent charitable initiatives, leading their own regional programs.

In addition, the Cushman & Wakefield Charitable Foundation, launched in 2018 to engage U.S. employees, provides a formal mechanism to guide and track charitable giving and create opportunities for philanthropic employee engagement. The Foundation supports nonprofit organizations delivering promising solutions to children and youth in cities where our people live and work through financial giving and community volunteerism. Any Cushman & Wakefield U.S. employee can request a donation to a U.S. public charity.

Stock Ownership Policy

We recognize the importance of aligning the interests of our management and directors with those of our shareholders. As a result, the Compensation Committee has established a stock ownership policy for directors and certain executive officers which was updated as of August 2021. Under the new policy, our Named Executive Officers and directors who are not employees of the Company or any Principal Shareholder (each, a “Non-Employee Director”) are expected to accumulate “Qualifying Equity” in Company stock having a fair market value equal to the multiples of annual base salary set forth in the table below. “Qualifying Equity” includes all vested but unsettled restricted stock units (“RSUs), all unvested time-vesting RSUs, ordinary shares beneficially owned, and shares held in a 401(k) plan or notionally through a deferred compensation.

Qualifying Equity
Chief Executive Officer	6x Salary
Other Named Executive Officers	3x Salary
Non-Employee Directors	5x Annual Cash Retainer

Any Named Executive Officer or Non-Employee Director who does not meet or exceed these guidelines is subject to retention requirements that restrict the sale of some or all of such person’s equity. Our CEO and Non-Employee Directors are subject to a 100% retention requirement and our other Named Executive Officers are subject to a 75% retention requirement. The retention requirements do not apply to shares acquired for fair value prior to our initial public offering, or shares withheld to satisfy tax or exercise price payment obligations. As of December 31, 2021, all of our Named Executive Officers were in compliance with the applicable ownership policy and all Named Executive Officers had achieved their Qualifying Equity guidelines. As of December 31, 2021, all of our Non-Employee Directors were in compliance with the applicable ownership policy and all Non-Employee Directors had achieved their Qualifying Equity guidelines, except for Ms. Sun, who became a director as of November 1, 2021. Thus, Ms. Sun is subject to the 100% retention requirement.

Policies on Hedging, Pledging and Insider Trading

We have adopted an insider trading policy that provides that no employee, officer or member of our Board may engage in any short sales, derivative transactions (including put or call options) or hedging transactions (including “zero-cost collars”) relating to our securities. It also prohibits such persons from holding our securities in margin accounts or pledging our securities as collateral. This is intended to, among other things, prohibit our employees, officers and members of our Board from insulating themselves against the effects of poor share price performance.

Our insider trading policy also sets out requirements for trades in our securities that all directors, executive officers and other designated insiders must follow. Under the policy, our directors, executive officers and other designated insiders are prohibited from trading in our securities outside of our quarterly trading windows, and trades inside the windows are subject to pre-clearance by our legal department, in each case except under pre-approved SEC Rule 10b5-1 trading plans.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the Named Executive Officers. Once an individual has been a Named Executive Officer, the deduction limitation applies indefinitely. Nonetheless, the Compensation Committee believes that the potential deductibility of the compensation payable under the Company’s executive compensation program should be only one of many relevant considerations in setting compensation. Accordingly, the Compensation Committee has deemed or may deem in the future that it is appropriate to provide one or more executive officers with the opportunity to earn compensation that may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

We do not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability as a result of the application of Sections 409A or 4999 of the Code and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

Communications with our Board

Shareholders and other interested parties may write to any of the Board’s members at Cushman & Wakefield plc, c/o Brett Soloway, Executive Vice President, General Counsel and Corporate Secretary, 225 West Wacker Drive, Chicago, Illinois 60606. The Board considers shareholder questions and comments to be important and endeavors to respond promptly and appropriately, even though the Board may not be able to respond to all shareholder inquiries directly. The General Counsel will review any shareholder communications and will forward to the Chair of our Board, our Board or any of its members a summary and/or copies of any such correspondence that deals with the functions of our Board or committees thereof or that the General Counsel otherwise determines requires their attention. Certain circumstances may require that our Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter.

Submission of Shareholder Proposals and Board Nominees

Shareholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2023 annual general meeting of shareholders must submit their proposals in accordance with that rule so that they are received by the Secretary at the address set forth above no later than the close of business on December 8, 2022. If the date of our 2023 annual meeting is more than 30 days before or after May 5, 2023, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials.

Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.

Our Articles of Association require that shareholders who intend to propose any resolution, including nominating candidates for election as directors, at our 2023 annual meeting must provide notice of such proposals in writing to our Secretary no earlier than the close of business on January 5, 2023 and no later than the close of business on February 4, 2023, unless our 2023 annual general meeting of shareholders is to be held more than 30 days before or more than 60 days after May 5, 2023, in which case the shareholder’s notice must be delivered no earlier than the close of business on the 120th day prior to the 2023 annual general meeting and no later than the close of business on the later of the 90th day prior to the 2023 annual general meeting or the 10th day after public announcement of the date of the 2023 annual general meeting is first made. The notice must set forth the information required by our Articles of Association.

Additionally, under section 338 of the UK Companies Act, shareholders meeting the threshold requirements set forth in that section may require us to include a resolution in our notice of annual general meeting. Provided that the appropriate thresholds are met, notice of the resolution or matter must be received by our Secretary at least six weeks prior to the date of the annual general meeting or, if later, at the time notice of the annual general meeting is delivered to shareholders.

To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023.

PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the registered public accounting firm for the year ending December 31, 2022.

We anticipate that a representative of KPMG LLP will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to any appropriate questions that may be submitted by shareholders at the Annual Meeting.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, your broker may vote your shares on this proposal in the absence of instructions from you because this is considered a routine matter.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to ratify KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2022.

AUDIT AND OTHER FEES

The following table shows the fees for audit and other services provided by KPMG LLP for the fiscal years ended December 31, 2021 and 2020:

Fees	Fiscal 2021	Fiscal 2020
Audit Fees	$8,271,000	$7,857,000
Audit-Related Fees	960,000	722,000
Tax Fees	12,000	59,000
All Other Fees	—	—

Total Fees	$9,243,000	$8,638,000

A description of the types of services provided in each category is as follows:

Audit Fees—Includes fees associated with the audit of our annual financial statements, review of our annual report on Form 10-K and quarterly reports on Form 10-Q, statutory audits, and consents and assistance with and review of registration statements filed with the SEC. In addition, audit fees include those fees associated with the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees—Includes fees associated with internal control matters and services not required by statute or regulation.

Tax Fees—Includes fees associated with tax compliance at domestic and international locations and domestic and international tax advice.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and approve the plan and scope of the audit and non-audit services to be provided by the auditors and the fees to be paid for such services. Consistent with the Audit Committee charter, all audit and non-audit services provided by the auditors for the relevant financial years are approved by the Audit Committee, which determines whether the services provided by the auditors are compatible with maintaining the auditor independence.

Audit Committee Report

The Audit Committee operates pursuant to a charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of this charter annually. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “Corporate Governance—Board Meetings and Committees—Audit Committee.”

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2021 with management and with the independent registered public accounting firm.

Discussions included, among other things:

•	the acceptability of accounting principles and practices;

•	the reasonableness of significant accounting judgments and critical accounting policies, practices and estimates; and

•	the effectiveness of Cushman & Wakefield’s internal controls over financial reporting and adequacy of financial reporting and disclosure procedures.

Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2021 were prepared in accordance with

U.S. generally accepted accounting principles. The Audit Committee also discussed with management and KPMG LLP the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the process used to support management’s annual report on the Company’s internal controls over financial reporting.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards (including significant accounting policies, critical accounting policies and estimates, alternative accounting treatments and critical audit matters). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Billie Williamson (Chair)

Angelique Brunner

Richard McGinn

Notwithstanding any statement in any of our filings with the SEC that might be deemed to incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Audit Committee Report is not incorporated into any such filing.

Shareholder Requests Under Section 527 of the UK Companies Act

Under section 527 of the UK Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the meeting; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the UK Companies Act. The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with section 527 or section 528 of the UK Companies Act. Where the Company is required to place a statement on a website under section 527 of the UK Companies Act, it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the meeting includes any statement that the Company has been required under section 527 of the UK Companies Act to publish on a website.

PROPOSAL 3 APPOINTMENT OF UK STATUTORY AUDITOR

Under the UK Companies Act, the Company is required to appoint the UK statutory auditor at each meeting at which the annual report and accounts are presented to shareholders, to hold office until the conclusion of the next such meeting. The Audit Committee has recommended to the Board the re-appointment of KPMG LLP as the Company’s UK statutory auditor and has confirmed to the Board that its recommendation is free from third party influence and that no restrictive contractual provisions have been imposed on the Company limiting the choice of auditor.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, your broker may vote your shares on this proposal in the absence of instructions from you because this is considered a routine matter.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to appoint KPMG LLP as our UK Statutory Auditor.

PROPOSAL 4 AUDIT COMMITTEE AUTHORIZATION TO DETERMINE COMPENSATION OF UK STATUTORY AUDITOR

Under the UK Companies Act, the remuneration of our UK statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize the Audit Committee of the Company to determine the remuneration of KPMG LLP in its capacity as the Company’s UK statutory auditor under the UK Companies Act.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, your broker may vote your shares on this proposal in the absence of instructions from you because this is considered a routine matter.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to authorize the Audit Committee to determine the compensation of our UK Statutory Auditor.

PROPOSAL 5 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with SEC rules, we are asking you to approve, on an advisory basis, a resolution on the compensation of the Named Executive Officers as reported in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse our 2021 executive compensation program and policies for our Named Executive Officers.

In deciding how to vote on this proposal, our Board encourages you to review the “Compensation Discussion and Analysis” in this Proxy Statement beginning on page 21 for a detailed description of our executive compensation philosophy and programs.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that was paid in 2021 to our Named Executive Officers resulting from our compensation objectives, policies and practices as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board. However, the Board and the Compensation Committee value the opinions expressed by our shareholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

Our executive compensation program is designed to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders. Our executive compensation program is based on the following principles, which are further detailed under the Compensation Discussion and Analysis section of this Proxy Statement:

•	Retain and hire the best leaders.

•	Pay for performance.

•	Reward long-term growth and profitability.

•	Tie compensation to business performance.

•	Align executive compensation with shareholder interests.

•	Limited personal benefits.

The text of the resolution in respect of Proposal 5 is as follows:

RESOLVED, that the compensation paid to our Named Executive Officers for 2021 set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, is hereby approved on an advisory basis.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

Our Board recommends that shareholders vote “FOR” the advisory approval of the compensation of our Named Executive Officers for the year ended December 31, 2021.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices for the fiscal year ended December 31, 2021 for (i) our principal executive officer, (ii) our principal financial officers in 2021, and (iii) the three other most highly compensated executive officers of the Company as of December 31, 2021 (who we refer to as our “Named Executive Officers”). Set forth below are the names and positions of our Named Executive Officers as of December 31, 2021, along with their current positions reflecting 2022 management changes that are described in further detail below.

Named Executive Officer	Position Held as of December 31, 2021	Current Position
Brett White	Executive Chairman and CEO	Executive Chairman
Duncan Palmer	Former Chief Financial Officer	—
Neil Johnston	Chief Financial Officer	Chief Financial Officer
John Forrester	President	CEO
Michelle MacKay	EVP and Chief Operating Officer	President and Chief Operating Officer
Nathaniel Robinson	Chief Investment Officer and EVP of Strategic Planning	Chief Investment Officer and EVP of Strategic Planning

Management Changes

On December 31, 2021, Mr. White stepped down from his position as Chief Executive Officer, and on January 1, 2022, the Company promoted Mr. Forrester to that same role. Prior to Mr. Forrester’s appointment as Chief Executive Officer, he served as the Company’s Executive Vice President and Global President, where he had direct operational and management oversight of all of the Company’s service lines and regions (Americas, EMEA and APAC). Mr. Forrester joined Cushman & Wakefield predecessor DTZ in 1988, and served as Group Chief Executive, before DTZ’s eventual merger with Cushman & Wakefield in 2015. Mr. White continues to serve as the Company’s Executive Chairman, a role he has held since 2015. As Executive Chairman, Mr. White remains an employee of the Company and continues to lead strategy, M&A and succession planning, alongside Mr. Forrester.

On February 28, 2021, Mr. Palmer retired from his role as Chief Financial Officer. He served as a consultant for the Company from February 28, 2021 until December 31, 2021. On February 28, 2021, the Company appointed Mr. Johnston as its Executive Vice President and Chief Financial Officer. Mr. Johnston had previously served as a consultant for the Company from January 18, 2021 to February 28, 2021.

On January 1, 2022, the Company promoted Ms. MacKay to serve as its President and Chief Operating Officer and promoted Andrew McDonald to serve as its President. Ms. MacKay joined the Company in 2020 as Chief Operating Officer and previously served as a director of the Company from November 2018 to March 2020. As President and COO, Ms. MacKay has taken on additional responsibilities leading the Company’s EMEA region, Global Occupier Services (GOS), the facilities services business C&W Services and DTZ Investors. Mr. McDonald joined the Company in 1999, first working for Cushman & Wakefield predecessor Cushman Realty Corporation which merged with Cushman & Wakefield in 2001. Prior to his promotion to President, Mr. McDonald most recently served as the Company’s Chief Executive, Americas, and before that led the Americas West region from November 2017 to July 2020. As President, Mr. McDonald is responsible for the Company’s Americas and APAC businesses. Mr. McDonald was not a Named Executive Officer in 2021.

Compensation: Comprehensive Review of Strategic Practices

At our 2021 annual general meeting of shareholders, shareholders approved our 2020 compensation of our named executive officers with 73.3% of the votes cast in favor of our practices. The Compensation Committee considers the outcome of our annual say-on-pay votes when making future compensation decisions for our named executive officers. While almost three-quarters of the votes cast were favorable, the result of the 2021 vote nevertheless represents a decrease in the level of support from previous years. As a result, we conducted a comprehensive review of our compensation practices in 2021, including engaging in discussions with many of our top shareholders.

As discussed in this Proxy Statement, CEO retention and succession have been a key strategic focus for the Company. In the past few years, the Company has believed, and still believes, that retaining Mr. White for his significant industry experience, market insight and strategic direction is important to the Company’s success. Accordingly, we entered into an amended and restated employment agreement with Mr. White on August 27, 2020, with the goal of retention during a time of significant uncertainty in our industry and the overall economy due to the global COVID-19 pandemic. The employment agreement for Mr. White included a compensation package we believed was necessary to ensure our key objective of near-term continuity of management. Compensation provided to Mr. White in 2021 was paid pursuant to the terms of his employment agreement and no enhancements were made to increase his compensation. While Mr. White stepped down as our Chief Executive Officer effective as of December 31, 2021, he remains our Executive Chairman and a member of our Board of Directors. In those roles, he continues to actively provide key guidance and strategic leadership to the Company as a whole.

Based on our comprehensive review including feedback from key shareholders, we made various changes to our compensation practices in 2021. First, we updated the membership of our Compensation Committee with the addition of an independent director, Ms. McLean, in August 2021. We believe the addition of this Non-Employee Director to our Compensation Committee will provide valuable input as we continue to evolve and design our compensation programs to meet the needs of the Company and to continue aligning our needs and interests with those of our shareholders.

Second, when we appointed our new CEO, Mr. Forrester, on January 1, 2022, the Company entered into a new employment agreement with Mr. Forrester and meaningfully reduced the target CEO compensation package in his employment agreement as compared to that of Mr. White. Mr. Forrester’s employment agreement also does not provide for any guaranteed awards of equity incentive compensation, which reflects the commitment by our Compensation Committee not to guarantee annual or long-term incentive compensation to executive officers in the future, except as may be deemed necessary in certain circumstances in connection with the hiring of a new executive or other exceptional circumstances. Further, pursuant to a side letter agreement (the “Side Letter”) we entered into with Mr. White on December 31, 2021, as discussed in further detail below in the section entitled “—Employment Arrangements,” Mr. White will not be paid a base salary or annual bonus during his term as Executive Chairman (provided that he remained eligible to receive an annual bonus for the 2021 performance year in respect of his service to the Company as CEO during such year). The Side Letter also extended the duration of certain restrictive covenants that apply to Mr. White through June 2025. Pursuant to the terms of his employment agreement, Mr. White will continue to receive his equity awards during his continued service as our Executive Chairman or a member of our Board of Directors.

Third, the Company continues to enhance our executive compensation design to align with our long-term performance goals. For example, beginning in 2021, we increased the weighting of performance-vesting RSUs for our CEO from 25% to 50% and, beginning in 2022, we increased the weighting of performance-vesting RSUs for our other executive officers from 40% to 50%. We believe this increase in performance-based equity incentive awards better aligns the long-term compensation of our executive officers with the interests of our shareholders. Additionally, based on our comprehensive review including shareholder feedback, we have reintroduced a relative total shareholder return (“TSR”) component into the performance-vesting RSUs granted in 2022, including the awards for Mr. White and Mr. Forrester, in which relative TSR may positively or negatively modify the achievement percentage of the performance-vesting RSUs based on our relative performance against a group of companies in the Russell 2000 Index. In order to ensure that our compensation programs align with the interests of our shareholders and attract and retain necessary talent for the Company, we will continue to engage with our shareholders and review and evolve our compensation programs.

Compensation Philosophy and Objectives

Our compensation philosophy is to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees, which include:

Principle	Practice

Retain and hire the best leaders.	Competitive compensation to facilitate attracting and retaining high-quality talent.

Pay for performance.	A significant portion of pay depends on annual and long-term business and individual performance; in general, the level of “at-risk” compensation increases as the officer’s scope of responsibility increases.

Reward long-term growth and profitability.	Rewards for achieving long-term results, and alignment with the interests of our shareholders.

Tie compensation to business performance.	A significant portion of pay is tied to measures of performance of the business or businesses over which the individual has the greatest influence.

Align executive compensation with shareholder interests.	The interests of our executive officers are linked with those of our shareholders through the risks and rewards of stock ownership.

Limited personal benefits.	Perquisites and other personal benefits are limited to items that serve a reasonable business-related purpose.

Compensation Mix

Our executive compensation program has been designed to reward strong performance by focusing the compensation opportunity for each of our executive officers on annual and long-term incentives that depend upon our performance as a whole, as well as the performance of our individual businesses or on the basis of individual metrics where appropriate.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program (including our executive compensation policies and practices) and approving the compensation of our executive officers, including the Named Executive Officers (except for our CEO).

Our Board is responsible for approving all compensation paid to our CEO. Pursuant to its charter, the Compensation Committee has the responsibility to review and recommend to the Board any proposed change in compensation for our CEO at least annually, as well as for evaluating our CEO’s performance and recommending actual payments under the annual incentive plan in light of the corporate goals and objectives applicable to him.

Role of Executive Officers

The Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. A senior member of our Human Resources Department and our General Counsel generally attend regular meetings of the Compensation Committee in order to provide insight and expertise regarding the operation of our compensation programs and to provide support and assistance with respect to the legal and governance implications of our compensation decisions. Our CEO also regularly participates in Compensation Committee meetings, providing management input on organizational structure, executive development and financial analysis. In addition, our CFO provides the financial information used by the Compensation Committee to make decisions with respect to incentive compensation goals based on achievement of financial targets and related payouts for our annual and long-term incentive programs.

Our CEO evaluates the performance of each of our executive officers against any annual objectives established for the business or functional area for which such executive officer is responsible. Our CEO then reviews each executive officer’s target compensation opportunity and based upon the target compensation opportunity and the individual’s performance, proposes compensation adjustments, subject to review and approval by the Compensation Committee. Neither our CEO nor any other Named Executive Officer participates in the evaluation of his or her own performance and he or she is not present during discussions relating to his or her compensation.

Role of Independent Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers on an as-needed basis. In 2021, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) as its independent compensation consultant to assist it with compensation matters.

Pay Governance regularly attends meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee and provides analysis with respect to these inquiries. Pay Governance works collaboratively with our management to gain an understanding of our business and compensation programs to help them advise the Compensation Committee. In addition, Pay Governance regularly confers with our management to collect, analyze and present data requested by the Compensation Committee.

The Compensation Committee has asked Pay Governance to regularly provide independent advice on the following matters (among others):

•	the composition of our compensation peer group (including analyzing executive compensation levels and practices of the companies in our compensation peer group);

•	our compensation plan risk;

•	current market trends and best practices in executive and director compensation design; and

•	the overall levels of compensation and types and blend of various compensation elements.

Pay Governance does not provide any services to us other than the services provided to the Compensation Committee.

Peer Group

Our Compensation Committee, with the assistance of our independent compensation consultant, reviews and establishes our peer group annually and uses such peer group as a reference source in its executive compensation deliberations. The peer group is established by evaluating companies that the Compensation Committee, with the assistance of our independent compensation consultant, believes are comparable to us with respect to industry segment, business profile and various financial criteria. Our 2021 peer group, which was approved by our Compensation Committee in May 2021, is set forth below. The only change from our 2020 peer group was to replace Leidos with Newmark Group, as Newmark Group aligns more closely with Cushman & Wakefield’s business operations and the change helps to better position Cushman & Wakefield in the middle of the peer group.

Direct Peers	Other Business Service Peers
CBRE	AECOM
Colliers International	Boston Properties
Jones Lang LaSalle	CACI International
CGI Group
Duke Realty Corporation
EMCOR
Jacobs Engineering
KBR
Kelly Services
Newmark Group
Robert Half International
Unisys

At the time the Compensation Committee established our 2021 peer group in May 2021, our revenue was near the median of our peer group and our market capitalization was near the 25th percentile of our peer group. We believe this positioning relative to our peer group provides our Compensation Committee with a sound basis for comparing our compensation to market competitors.

This peer group data is not used by the Compensation Committee in isolation but rather serves as one point of reference for making decisions about compensation. The Compensation Committee also takes into consideration other factors it considers relevant, such as the financial and operational performance of our businesses, individual performance, experience and skill set, specific retention concerns and internal equity.

Compensation-Related Risk Assessment

The Compensation Committee evaluates each element of our executive compensation program in order to ensure that it does not encourage our executive officers to take excessive or unnecessary risks or incentivize the achievement of short-term results at the expense of our long-term interests. We believe we have designed our executive compensation program to address potential risks while also rewarding our executive officers for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Among other things, we have attempted to mitigate risk by adopting stock ownership guidelines, hedging and pledging prohibitions and clawback policies. Based on our 2021 evaluation, we concluded that our executive compensation policies and practices are appropriately structured and do not encourage employees to take unnecessary or excessive risks.

Compensation Elements

Our executive compensation program consists of base salary, annual incentive compensation, long-term equity incentive awards and health, welfare and other customary employee benefits.

Base Salary

We believe that a competitive base salary is critical in attracting and retaining key executive talent. In evaluating the base salaries of our Named Executive Officers, the Compensation Committee considers several factors, including individual and company performance, qualifications, experience, tenure and scope of responsibilities, future potential, competitive market practices, difficulty of finding a replacement, our desired compensation position with respect to the competitive market and internal equity.

The Compensation Committee generally reviews salaries in the early part of each year and, if appropriate, adjusts to reflect changes in the considerations described above and to respond to market conditions and competitive pressures. As reflected in the table below, there were no increases to the base salaries for our Named Executive Officers in 2021.

Named Executive Officer	2020 Base Salary	2021 Base Salary	Percent Change
Mr. White	$950,000	$950,000	0%
Mr. Palmer*	$600,000	$600,000	0%
Mr. Johnston**	N/A	$600,000	N/A
Mr. Forrester***	$611,842	$635,541	0%
Ms. MacKay****	$600,000	$600,000	0%
Mr. Robinson	$400,000	$400,000	0%

*

Mr. Palmer retired from the Company effective February 28, 2021. He served as a consultant to the Company from February 28, 2021 to December 31, 2021, and he received payments totaling $1,050,000 for such consulting period. Mr. Palmer’s consulting fees are not reflected in the base salary listed above.

**

Mr. Johnston became our Chief Financial Officer on February 28, 2021. Mr. Johnston served as a consultant to our company from January 18, 2021 to February 28, 2021 and received payments totaling $69,231 for such consulting period. Mr. Johnston’s consulting fees are not reflected in the base salary listed above.

***	Mr. Forrester’s increase from 2020 base salary was due to foreign currency exchange rate fluctuation, not due to a change in base salary granted by the Company.

****	Ms. MacKay became our Chief Operating Officer on March 17, 2020.

In 2020, in light of the COVID-19 pandemic, members of our global management team, including all of our Named Executive Officers, elected to voluntarily forgo a portion of their unearned salaries. Effective as of April 20, 2020, Mr. White elected to forgo 25% of his base salary and each of Mr. Palmer, Ms. MacKay and Mr. Robinson elected to forgo 20% of his or her base salary. Effective as of May 1, 2020, Mr. Forrester elected to forgo 20% of his base salary. Such voluntary reductions for the Named Executive Officers, other than Mr. Forrester, were in effect until October 5, 2020, and, for Mr. Forrester, until October 1, 2020. There were no such elections in 2021.

Annual Incentive Compensation

Each year, our executive officers are eligible to receive annual cash incentive awards under our Annual Incentive Plan (“AIP”). At the beginning of each year the Compensation Committee (and the Board for the CEO) approves the terms and conditions of the AIP, including the selection of one or more performance measures as the basis for determining the funding of annual cash bonuses, the performance range relative to our annual operating plan and the weighting of such performance measures.

Target Annual Cash Bonus Opportunities

The annual target cash bonus opportunity for each Named Executive Officer is expressed as a percentage of base salary. Similar to base salaries, in evaluating the target cash bonus opportunity of our Named Executive Officers, the Compensation Committee considers several factors, including individual and company performance, qualifications, experience, tenure and scope of responsibilities, future potential, competitive market practices, difficulty of finding a replacement, our desired compensation position with respect to the competitive market and internal equity. As reflected in the following table, there were no changes to the bonus targets for the Named Executive Officers, except for Mr. Robinson, whose bonus target was increased from 150% to 200% of base salary effective July 1, 2020.

Named Executive Officer	2020 Target Cash Bonus (% of annual base salary)		2021 Target Cash Bonus (% of annual base salary)
Mr. White	210.5%		210.5%
Mr. Palmer*	150%		150%
Mr. Johnston**	N/	A	100%
Mr. Forrester	193%		193%
Ms. MacKay	150%		150%
Mr. Robinson	175	%***	200%

*	Mr. Palmer retired from the Company effective February 28, 2021 and was eligible for a prorated bonus for 2021 for his service up to that date.

**	Mr. Johnston became our Chief Operating Officer on February 28, 2021. His 2021 bonus was not prorated.

***	Reflects the prorated target cash bonus opportunity for 2020 based on his compensation change effective July 1, 2020.

Annual Cash Bonus Decisions; 2021 Performance and Payouts

The 2021 AIP was designed to be based on the achievement of a certain percentage of the performance measure selected by the Compensation Committee, from a minimum of 70% to a maximum of 130% as measured against the relevant annual operating plan target, subject to the achievement of the minimum 70% on a consolidated basis and the discretion of the Compensation Committee (and the Board for the CEO), with straight line interpolation between performance levels. Other items and adjustments are made to the selected performance measure at the discretion of the Compensation Committee (and the Board for the CEO) to ensure that the achievement reflects underlying performance as determined by the Compensation Committee (and the Board for the CEO). Typically, the bonus paid to each Named Executive Officer under the AIP is determined based on financial performance that results in a funded range of 0% to 200% of the Named Executive Officer’s respective applicable target, and the Compensation Committee (and the Board for the CEO) has the discretion to adjust the amount of the actual cash bonus payments to be received as it deems to be appropriate, upwards to the applicable cap or downwards to zero. There were no discretionary adjustments for 2021 with respect to the Named Executive Officers.

For the 2021 AIP, the Compensation Committee (and the Board for the CEO) chose Compensation EBITDA as the corporate performance measure, with a target Compensation EBITDA of $517 million. Compensation EBITDA is equal to Adjusted EBITDA less the benefit of certain government subsidies and other various adjustments. The actual achieved Compensation EBITDA in 2021 was $877 million or 170% of target, resulting in a funding level of 200%.

The following table summarizes the payouts to the Named Executive Officers under the 2021 AIP, which payments were made in March 2022.

Named Executive Officer	2021 Actual Cash Bonus Payment	Actual Cash Bonus Payment as Percentage of Target Cash Bonus Award
Mr. White	$4,000,000	200%
Mr. Palmer*	$290,959	200%
Mr. Johnston	$1,200,000	200%
Mr. Forrester	$2,460,159	200%
Ms. MacKay	$1,800,000	200%
Mr. Robinson	$1,600,000	200%

*	Mr. Palmer retired from the Company on February 28, 2021 and received a prorated bonus for 2021 for his service up to that date.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for further detail on the Company’s use of financial measures.

2022 Annual Incentive Plan

For the 2022 AIP for Named Executive Officers, the Compensation Committee has chosen two performance measures: (1) Revenue, weighted at 25%; and (2) Adjusted EBITDA, weighted at 75%. The performance range for the Revenue metric will be from a minimum of 80% to a maximum of 110% as measured against the relevant annual operating plan target, and the performance range for the Adjusted EBITDA metric will be from a minimum of 70% to a maximum of 120% as measured against the relevant annual operating plan target, each with straight line interpolation between performance levels. The 2022 AIP will also reflect a +/- 20% modifier based on individual performance of goals and values/behaviors. The Compensation Committee approved these changes to our AIP design to reflect an increased focus on top-line profitable growth. Like previous years, other items and adjustments may be made to the selected performance measures at the discretion of the Compensation Committee (and the Board for the CEO) to ensure that the achievement reflects underlying performance as determined by the Compensation Committee (and the Board for the CEO). Typically, the bonus paid to each Named Executive Officer under the AIP is determined based on financial performance that results in a funded range of 0% to 200% of the Named Executive Officer’s respective applicable target, and the Compensation Committee (and the Board for the CEO) has the discretion to adjust the amount of the actual cash bonus payments to be received as it deems to be appropriate, upwards to the applicable cap or downwards to zero.

Long-Term Incentive Compensation

We provide long-term incentive compensation to our executive officers because we believe it promotes long-term growth and profitability by aligning the interests of our management with the interests of our shareholders and by encouraging retention.

At the beginning of each year, the Compensation Committee (and the Board for the CEO) determines the target and type of equity award to be delivered to each executive officer. In 2021, our long-term incentive program consisted of a combination of time-vesting and performance-vesting RSUs to effectively and efficiently balance performance and retention objectives. All awards were granted under our Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan.

The following table summarizes the mix of time-vesting RSUs and performance-vesting RSUs for each Named Executive Officer in 2021. Mr. White’s RSU mix was changed from 75% time-vesting RSUs and 25% performance-vesting RSUs in 2020. The mix for the other Named Executive Officers did not change in 2021.

Named Executive Officer	Time-Vesting RSUs (% of award)		Performance-Vesting RSUs (% of award)
Mr. White	50%		50%
Mr. Palmer	N/	A	N/	A
Mr. Johnston	60%		40%
Mr. Forrester	60%		40%
Ms. MacKay	60%		40%
Mr. Robinson	60%		40%

The following table summarizes the target equity award values of each Named Executive Officer in 2021.

Named Executive Officer	2021 Target Award Values
Mr. White	$15,000,000
Mr. Palmer	N/A
Mr. Johnston	$2,200,000
Mr. Forrester	$5,000,000
Ms. MacKay	$2,750,000
Mr. Robinson	$1,300,000

In 2021, certain of our Named Executive Officers received an enhanced target equity award as compared to previous years. We believe such enhanced equity awards were important to retain these executives during the COVID-19 pandemic while making sure their compensation aligns with shareholder interests.

Time-Vesting RSUs

To encourage retention, the time-vesting RSUs granted in 2021 vest in equal annual installments over a three-year period commencing on the first anniversary of the grant date, subject to the executive’s continued employment with us through the applicable vesting dates, subject to certain limited exceptions. As the RSU awards are inherently tied to the performance of our ordinary shares, we consider a vesting schedule based on continued service appropriate to provide both retention and performance incentives. Time-vesting RSUs granted prior to 2021 generally have a vesting period of four years rather than three years. In February 2022, the Compensation Committee (and the Board for the CEO) confirmed that time-vesting RSU awards granted in 2022 would also have a vesting period of three years.

Performance-Vesting RSUs

For the performance-vesting portion of the RSU award, the Named Executive Officers receive an award on the grant date expressed as a target number of RSUs. The actual number of ordinary shares delivered to the executive in settlement of the RSU award is based on our performance results with regards to the predetermined metric or metrics across the measurement period. To be eligible to receive the shares in settlement of the vested RSUs, the executive must remain employed through the end of the performance period, subject to certain limited exceptions.

For the 2021 performance-vesting RSUs, payouts will be based 25% on a target Adjusted EBITDA Margin Accretion performance metric, and 75% on a target Strategic Cost Efficiency performance metric. Adjusted EBITDA Margin Accretion is a measure of profitability obtained by dividing Adjusted EBITDA by Fee Revenue. “Fee Revenue” means service line fee revenue, which is revenue excluding certain costs reimbursable by clients that have substantially no margin. Strategic Cost Efficiency is a measure of achievement of the Company’s progress on strategic cost efficiency goals as compared to the relevant annual operating plan approved by our Board annually. Each performance metric will be measured each year and averaged over the three-year performance period (2021, 2022 and 2023). No awards may vest until the end of the full three-year performance period. For each performance metric, payout ranges from 0% to 150% of target. The Adjusted EBITDA Margin Accretion metric also includes a minimum threshold. If actual performance for that metric is less than the minimum threshold level, the payout will be 0% for that metric. The payout for the Adjusted EBITDA Margin Accretion metric is linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum. The payout for the Strategic Cost Efficiency metric is zero for all performance below target. Payout between target and maximum performance is linearly interpolated for performance between the target and maximum.

In February 2022, the Compensation Committee approved a change to increase the portion of performance-vesting awards included in the annual RSU grant for each Named Executive Officer other than the CEO. Starting with the 2022 grants, the RSU mix will be 50% time-vesting RSUs and 50% performance-vesting RSUs (instead of 60% time-vesting and 40% performance vesting).

Additionally, in February 2022, the Compensation Committee (and the Board for the CEO) approved the following modifications to the performance-vesting portion of the RSUs awarded in 2022:

•	The performance metrics for the 2022 performance-vesting RSUs will be:

•	An Adjusted EBITDA Margin Performance metric with a weight of 50%; and

•	An Adjusted EBITDA Growth metric with a weight of 50%.

•	For each performance metric, payout ranges from 0% to 200% of target;

•	Each performance metric also includes a minimum threshold;

•

Each performance metric will be measured each year and averaged over the three-year performance period (except that if the cumulative Adjusted EBITDA Growth of the Company is negative over the entire performance period, the total number of performance-vesting RSUs that become vested for such performance metric shall not exceed 100% of target); and

•	A +/- 20% relative TSR modifier shall be applied to each performance metric, with the relative TSR multiplier to be measured on a cumulative basis over the 3-year performance period.

Adjusted EBITDA Margin Performance is a measure of profitability obtained by dividing Adjusted EBITDA by Fee Revenue. The Adjusted EBITDA Growth metric is a measure of achievement of the Company’s Adjusted EBITDA growth for a certain fiscal year as compared to the prior year’s Adjusted EBITDA. Relative TSR is the Company’s total shareholder return relative to the companies in the Russell 2000. Similar to the 2021 RSU grants, no performance-vesting RSU awards may be eligible to vest until the end of the full three-year performance period, subject to the executive’s continued employment through the end of the performance period, subject to certain limited exceptions.

Payouts under 2019 Performance-Vesting RSUs

On March 1, 2022, the Compensation Committee determined the payout for the performance-vesting RSU grants issued to the Named Executive Officers in March 2019. The calculation was based (a) 50% on Adjusted EBITDA Margin Accretion, measured as the average of three separate years of performance (2019, 2020 and 2021), and (b) 50% on Relative TSR, measured on a cumulative basis over a measurement period commencing in March 2019 and ending in February 2022. For each performance metric, targets were established at the time of grant and the payout ranged from 0% to 150% of target. Each performance metric also includes a minimum threshold. If actual performance was less than the minimum threshold level, the payout will be 0% for that metric. The payout for each metric is linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum. The 2022 calculation resulted in a payout level of 89% of the target for the 2019 performance-vesting RSUs.

Adjusted EBITDA Margin Accretion:

Performance Year	Threshold	Target	Max	Actual EBITDA Margin	Actual Achievement
2019 (yr 1)	11.08%	11.28%	11.48%	11.32%	110%
2020 (yr 2)	10.32%	11.32%	12.32%	8.2%	0%
2021 (yr 3)	7.2%	8.2%	9.2%	12.7%	150%(max)

Three Year Average:					87%

Relative TSR:

Performance Year	Threshold	Target	Max	Actual Results	Actual Achievement
3-year cumulative result (March 2019 - Feb 2022)	25th percentile	50th percentile	75th percentile	46th percentile	92%

Aggregate Weighted Payout:

	Weight	Metric Payout of Target	Weighted Payout
Adjusted EBITDA Margin Accretion	50%	87%	43%
Relative TSR	50%	92%	46%
Aggregate Weighted Payout			89%

The amounts earned by Mr. White, Mr. Palmer, Mr. Forrester and Mr. Robinson are reflected in the table below and were delivered on March 7, 2022. Mr. Johnston and Ms. MacKay did not receive a grant of performance-vesting RSUs in 2019.

	2019 Performance- Vesting RSUs at Target	Aggregate Weighted Payout	Shares Vesting
Mr. White	84,033	89%	74,789
Mr. Palmer	56,022	89%	49,860
Mr. Forrester	56,022	89%	49,860
Mr. Robinson	11,204	89%	9,972

Health, Welfare, Retirement and Other Employee Benefits

We provide benefits to our Named Executive Officers on the same basis as all of our full-time employees. These benefits include 401(k) retirement, medical, pharmacy, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

Perquisites and Other Personal Benefits

We only provide perquisites and other personal benefits to our executive officers when we believe they are appropriate to assist an individual in the performance of duties and the achievement of business objectives, to make our executive officers more efficient and effective, and for recruitment and retention purposes. The Compensation Committee believes that the perquisites and personal benefits that we provide are a reasonable component of our overall executive compensation program and are consistent with market practices. We may provide other perquisites or other personal benefits in the future to achieve similar goals, subject to approval and periodic review by our Compensation Committee.

Employment Agreements and Severance Arrangements

We have entered into written employment agreements with Messrs. White, Palmer and Forrester, and Mr. Johnston, Ms. MacKay and Mr. Robinson are party to offer letters with the Company. We also entered into a Side Letter with Mr. White in connection with his resignation from his position as CEO on

December 31, 2021 and entered into a transition agreement with Mr. Palmer in February 2020 in connection with his retirement. These agreements establish the terms and conditions governing their employment or service, including any termination thereof, and also include restrictive covenants. These arrangements are more fully described below under “—Employment Arrangements.”

Mr. White’s rights to receive severance are set forth in his employment agreement. Mr. Palmer’s former rights to receive severance were set forth in his employment agreement and transition agreement. Mr. Forrester’s rights to receive severance are set forth in his employment agreement and our A&R Severance Plan (as defined below). The severance benefits for each of these three Named Executive Officers are more fully described below under “—Employment Arrangements.”

On February 24, 2022, our Board of Directors approved an Amended & Restated Executive Employee Severance Pay Plan (the “A&R Severance Plan”) for certain executive employees. Each of Mr. Johnston, Ms. MacKay and Mr. Robinson are entitled to certain benefits under our A&R Severance Plan that we believe are in line with market practice. In the event Mr. Johnston’s, Ms. MacKay’s or Mr. Robinson’s employment is terminated by the Company without “cause” (as defined in the A&R Severance Plan), he or she will be eligible to receive the following severance benefits, subject to the Named Executive Officer’s execution of a valid release: (a) an amount equal to the sum of (i) 1.0 times his or her annual base salary plus (ii) 1.0 times his or her target annual bonus for the year in which the termination occurs (such sum, the “Cash Severance Benefit”), (b) a discretionary, pro-rated annual bonus for the year in which the termination occurs, payable at the same time annual bonuses are paid to other similarly situated employees, (c) subsidized continued health coverage for 12 months, (d) reimbursement for outplacement services up to a maximum of $25,000, and (e) accelerated pro-rata vesting of outstanding and unvested RSUs that were granted on or after the plan’s effective date, with the vesting of performance-vesting RSUs determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period (or at target levels of achievement if no calendar year in the performance period has been completed as of the termination). The Cash Severance Benefit will be payable in substantially equal installments over 12 months following the Named Executive Officer’s termination of employment.

In the event Mr. Johnston’s, Ms. MacKay’s or Mr. Robinson’s employment is terminated by the Company without “cause” or he or she resigns for “good reason” on or within two years after a “change in control” (each term as defined in the A&R Severance Plan), he or she will be eligible to receive the following severance benefits, subject to the Named Executive Officer’s execution of a valid release: (i) an amount equal to the sum of (A) 2.0 times his or her then-current base salary plus (B) 2.0 times his or her target annual bonus for the year in which the termination occurs (such sum, the “Change in Control Cash Severance Benefit”), (ii) a discretionary, pro-rated annual bonus for the year in which the termination occurs, payable at the same time annual bonuses are paid to other similarly situated employees, (iii) subsidized continued health coverage for 24 months, (iv) reimbursement for outplacement services up to a maximum of $25,000, and (v) if the acquirer assumed the outstanding RSU awards in the change in control transaction, accelerated vesting in full of his or her outstanding and unvested RSU awards that were granted on or after the plan’s effective date, with the vesting of any performance-vesting RSUs determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the termination. The Change in Control Cash Severance Benefit will be payable in substantially equal installments over 24 months following the Named Executive Officer’s termination of employment. In the event there is a change in control in which the acquirer does not assume the Company’s outstanding RSU awards, generally the award agreements provide that the RSU awards will accelerate and vest as of immediately prior to such change in control, with the vesting of any performance-vesting RSUs determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the change in control.

Employment agreements and severance benefits assist us in the recruitment and retention of executive talent.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021.

The Compensation Committee

Timothy Dattels (Chair)
Richard McGinn
Jodie McLean
Lincoln Pan

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation to our Named Executive Officers for the fiscal years presented:

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Brett White, Executive Chairman and former Chief Executive Officer	2021	$950,000	—	$15,000,003	$4,000,000	$40,489	$19,990,492
	2020	$876,923	$1,000,000	$7,113,074	—	$66,120	$9,056,207
	2019	$950,000	—	$6,150,409	$2,152,503	—	$9,252,912
Duncan Palmer, (5) Former EVP, Chief Financial Officer	2021	$103,846	—	—	$290,959	$1,876,389	$2,271,193
	2020	$567,692	450,000	—	—	$7,125	$1,024,817
	2019	$600,000	—	$2,600,279	$968,747	$7,000	$4,176,026
Neil Johnston, (6) EVP, Chief Financial Officer
	2021	$496,154	$250,000	$2,200,002	$1,200,000	$76,481	$4,222,637
John Forrester, (7) Chief Executive Officer (and former EVP, Global President)	2021	$635,541	—	$5,000,001	$2,460,159	$110,832	$8,206,533
	2020	$560,855	$592,000	$2,564,610	—	$99,763	$3,817,228
	2019	$593,101	—	$2,600,279	$1,235,250	$80,078	$4,508,708
Michelle MacKay, President and Chief Operating Officer (and former EVP, Chief Operating Officer)
	2021	$600,000	—	$2,750,005	$1,800,000	$7,250	$5,157,255
	2020	$408,077	$496,250	$2,471,539	—	$7,125	$3,382,991
Nathaniel Robinson, Chief Investment Officer and EVP of Strategic Planning	2021	$400,000	—	$1,299,999	$1,600,000	$7,250	$3,307,249
	2020	$387,692	$300,000	$512,914	—	$7,125	$1,207,731
	2019	$389,151	—	$520,052	$413,200	$7,000	$1,329,402

(1)	The 2021 bonus amount reported for Mr. Johnston reflects a one-time cash sign-on bonus paid on November 1, 2021.

(2)

The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of the stock-based awards granted to the Named Executive Officers during the years presented, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The “Stock Awards” column includes the value of time-vesting awards and performance-vesting awards. With respect to the performance-vesting RSUs granted in 2021, the amounts represent the fair value of the performance-vesting RSUs at the grant date assuming the target level of performance conditions are achieved. Assuming the maximum level of performance conditions are achieved, the fair value amounts for such awards would be $18,750,000, $2,639,998, $6,000,001, $3,299,999 and $1,559,997 for Mr. White, Mr. Johnston, Mr. Forrester, Ms. MacKay and Mr. Robinson, respectively. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2021.

(3)

The amounts represent cash bonus amounts earned pursuant to our Annual Incentive Plan for the applicable year. Mr. Palmer retired from the Company on February 28, 2021 and received a prorated bonus for 2021 for his service up to that date. In accordance with his offer letter, Mr. Johnston’s bonus was not prorated for 2021.

(4)

The amounts in this column include the following categories of additional compensation for 2021: (a) for Mr. White, $40,489 for legal fees incurred in connection with the negotiation of Mr. White’s Side Letter; (b) for Mr. Palmer, $826,389 paid on March 30, 2021 which was a cash payment in lieu of equity awards in 2020, prorated according to his service from January 1, 2020 through his separation date, and $1,050,000 for his role as a consultant from February 28, 2021 to December 31, 2021; (c) for Mr. Johnston, $69,231 in fees for his role as a consultant from January 18, 2021 to February 28, 2021 and $7,250 in 401(k) contributions by the Company; (d) for Mr. Forrester, $11,703 for legal fees incurred in connection with the negotiation of Mr. Forrester’s new employment agreement, $18,041 for a car allowance, $63,554 in cash in lieu of retirement benefits, and $9,829 in life assurance benefits, in addition to amounts for certain core benefits including private medical, health screening and income protection; and (e) for each of Ms. MacKay and Mr. Robinson, 401(k) contributions by the Company ($7,250 each). The amounts reported for perquisites and other benefits represent the actual cost incurred by us in providing these benefits to the indicated Named Executed Officer.

(5)	Mr. Palmer retired as our Chief Financial Officer on February 28, 2021.

(6)	Mr. Johnston became our Chief Financial Officer on February 28, 2021.

(7)

Salary, Non-Equity Incentive Plan Compensation and All Other Compensation for Mr. Forrester have been converted from GBP at a rate of $1.3668/GBP for 2021, $1.3158/GBP for 2020, and $1.2751/GBP for 2019.

2021 Grants of Plan-Based Awards Table

The following table sets forth, for each of the Named Executive Officers, the plan-based awards granted during 2021.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. White			$2,000,000	$4,000,000
	2/25/2021				229,639	459,277	688,916	459,278	$15,000,003
Mr. Palmer			$145,480	$290,959
Mr. Johnston			$600,000	$1,200,000
	2/28/2021				28,424	56,847	85,271	85,272	$2,200,002
Mr. Forrester			$1,230,080	$2,460,159
	2/25/2021				61,237	122,474	183,711	183,711	$5,000,001
Ms. MacKay			$900,000	$1,800,000
	2/25/2021				33,680	67,360	101,040	101,042	$2,750,005
Mr. Robinson			$800,000	$1,600,000
	2/25/2021				15,922	31,843	47,765	47,765	$1,299,999

(1)

These values represent the threshold, target and maximum cash payouts under the Fiscal 2021 AIP. Mr. Palmer retired from the Company effective February 28, 2021 and was eligible for a prorated bonus for 2021 for his service up to that date.

(2)

These amounts represent the threshold, target and maximum number of shares underlying performance-vesting RSUs authorized by the Compensation Committee on February 24, 2021. The actual payout levels for these grants will be determined by the Compensation Committee in 2024 following the end of the three-year performance period. The performance-vesting RSUs are eligible to vest in one installment on the date the Compensation Committee certifies the Company’s achievement of the applicable performance conditions. Pursuant to Mr. White’s Amended and Restated Employment Agreement, dated as of August 27, 2020 (the “White Employment Agreement”), the performance-vesting RSUs granted to Mr. White in 2021 accelerated and vested on January 1, 2022 as a result of his retirement from his position as our CEO, with 537,354 performance-vesting RSUs vesting on that date based on Company achievement of the applicable performance metrics. Such retirement was deemed a “qualifying resignation” as defined under the White Employment Agreement, and further confirmed under his Side Letter, dated December 31, 2021 (the “Qualifying Resignation”). See the section entitled “—Employment Arrangements” below for a description of the terms of the White Employment Agreement and the Side Letter.

(3)

These amounts represent time-vesting RSUs which will vest and be settled in three substantially equal installments on each of the first three anniversaries of the grant date, subject, with certain limited exceptions, to the executive’s continuing employment through each such vesting date. Pursuant to the White Employment Agreement, all time-vesting RSUs granted to Mr. White in 2021 accelerated and vested on January 1, 2022 as a result of Mr. White’s Qualifying Resignation.

(4)

The grant date fair values for the time-vesting RSUs and the performance-vesting RSUs that are based on Adjusted EBITDA Margin Accretion and Strategic Cost Efficiency are equal to the fair value of an ordinary share on the grant date, which is based on the closing price of our ordinary shares on the grant date ($15.48 for Mr. Johnston’s grant, $16.33 for all other grants) and computed in accordance with Topic 718.

2021 Outstanding Equity Awards at Year-End Table

The following table sets forth, for each of the Named Executive Officers, the equity awards outstanding as of December 31, 2021.

Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Number of Unearned Shares or Units of Stock That Have Not Vested		Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested(1)
Mr. White	26,630	—	—		$10.00	5/8/2025
							873,878	(3)	$19,435,047	1,279,021	(9)	$28,445,427
Mr. Palmer	—	—	200,000	(2)	$10.00	5/8/2025
							42,016	(4)	$934,436	56,022	(10)	$1,245,929
Mr. Johnston	—	—	—		—	—
							85,272	(5)	$1,896,449	56,847	(10)	$1,264,277
Mr. Forrester	400,000	—	200,000	(2)	$10.00	5/8/2025
							292,414	(6)	$6,503,287	237,772	(10)	$5,288,049
Ms. MacKay	—	—	—		—	—
							185,083	(7)	$4,116,246	142,062	(10)	$3,159,459
Mr. Robinson	—	—	—		—	—
							69,505	(8)	$1,545,791	54,902	(10)	$1,221,020

(1)

The market value of unvested and unearned stock awards, and restricted stock, is calculated as of December 31, 2021, as the aggregate number of shares underlying the unvested time-vesting RSUs and the unvested performance-vesting RSUs (at target), or shares of restricted stock, multiplied by our year end closing stock price of $22.24.

(2)	Consists of performance-vesting options, all of which vested on January 19, 2022 upon achievement of a performance goal (average closing share price of at least $20 for a period of 90 days).

(3)	Consists of time-vesting RSUs, all of which accelerated and vested on January 1, 2022 as a result of Mr. White’s Qualifying Resignation.

(4)	Consists of shares of restricted stock, 21,009 of which vested on March 7, 2022 and the remainder of which are scheduled to vest on March 7, 2023.

(5)	Consists of time-vesting RSUs, 28,424 of which vested on February 28, 2022 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
56,848	Two equal installments on February 28, 2023 and 2024

(6)

Consists of time-vesting RSUs, 61,237 of which vested on February 25, 2022, 22,229 of which vested on February 27, 2022, 21,009 of which vested on March 7, 2022 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
21,007	March 7, 2023
44,458	Two equal installments on February 27, 2023 and 2024
122,474	Two equal installments on February 25, 2023 and 2024

(7)	Consists of time-vesting RSUs, 33,680 of which vested on February 25, 2022 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
84,041	Three equal installments on April 14, 2022, 2023 and 2024
67,362	Two equal installments on February 25, 2023 and 2024

(8)

Consists of time-vesting RSUs, 15,921 of which vested on February 25, 2022, 4,446 of which vested on February 27, 2022, 4,202 of which vested on March 7, 2022 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
4,201	March 7, 2023
8,891	Two equal installments on February 27, 2023 and 2024
31,844	Two equal installments on February 25, 2023 and 2024

(9)

Consists of performance-vesting RSUs (assuming performance levels achieved at target) with the following performance-vesting criteria: (i) 558,448 of such performance-vesting RSUs vest in 12.5% increments if our closing share price for a period of 90 days is at least $22.30, $25.10, $27.80, $30.60 and $33.40; (ii) 73,529 of such performance-vesting RSUs vest only upon the occurrence of a liquidity event in which the Principal Shareholders realize a net multiple of money of at least 2.0; (iii) 84,033 of such performance-vesting RSUs represent 2019 performance-vesting RSUs, where vesting and payouts were to be based 50% on a target Adjusted EBITDA Margin Accretion metric and 50% on a target Relative TSR, of which 74,789 vested and the remainder were forfeited on March 7, 2022; (iv) 103,734 of such performance-vesting RSUs represent 2020 performance-vesting RSUs, and vesting and payouts will be based 50% on a target Adjusted EBITDA Margin Accretion metric, as measured on a cumulative basis over a measurement period commencing on January 1, 2020 and ending on December 31, 2022, and 50% on a target Relative TSR, as measured on a cumulative basis over a measurement period commencing in March 2020 and ending on February 2023; and (v) 459,277 of such performance-vesting RSUs represent 2021 performance-vesting RSUs, of which 537,354 vested on January 1, 2022 as a result of Mr. White’s Qualifying Resignation. See “Compensation Elements—Long-Term Incentive Compensation—Performance-Vesting RSUs” for additional details on the terms of the performance-vesting RSUs.

(10)

Consists of performance-vesting RSUs (assuming performance levels achieved at target) for each Named Executive Officer (other than Mr. White) as set forth below, representing: (i) 2019 performance-vesting RSUs, where vesting and payouts were to be based 50% on a target Adjusted EBITDA Margin Accretion metric and 50% on a target Relative TSR, of which 89% of each Named Executive Officer’s performance-vesting RSUs vested and the remainder were forfeited on March 7, 2022; (ii) 2020 performance-vesting RSUs, with vesting and payouts based 50% on a target Adjusted EBITDA Margin Accretion metric, as measured on a cumulative basis over a measurement period commencing on January 1, 2020 and ending on December 31, 2022, and 50% on a target Relative TSR, as measured on a cumulative basis over a measurement period commencing in March 2020 and ending on February 2023; and (iii) 2021 performance-vesting RSUs, with vesting and payouts based 25% on a target Adjusted EBITDA Margin Accretion metric, as measured based on the average annual achievement over 2021, 2022 and 2023, and 75% on a target Strategic Cost Efficiency metric, as measured based on the average annual achievement over 2021, 2022 and 2023. See “Compensation Elements—Long-Term Incentive Compensation—Performance-Vesting RSUs” for additional details on the terms of the performance-vesting RSUs.

Named Executive Officer	2019 Performance- Vesting RSUs (at target)	2019 Performance- Vesting RSUs that vested on March 7, 2022	2020 Performance- Vesting RSUs (at target)	2021 Performance- Vesting RSUs (at target)
Mr. Palmer	56,022	49,860	—	—
Mr. Johnston	—	—	—	56,847
Mr. Forrester	56,022	49,860	59,276	122,474
Ms. MacKay	—	—	74,702	67,360
Mr. Robinson	11,204	9,972	11,855	31,843

2021 Options Exercised and Stock Vested Table

The following table sets forth, for each of the Named Executive Officers, the number of ordinary shares acquired upon the exercise of options and vesting of RSUs during 2021, and the aggregate value realized (before payment of any applicable withholding tax and broker commission) upon the exercise or vesting of such awards.

Name	Option Award – Number of Shares Acquired on Exercise	Option Awards – Value Realized on Exercise	Stock Awards – Number of Shares Vested		Stock Awards – Value on Vesting
Mr. White	37,478	$310,141	419,352		$7,337,400
Mr. Palmer	389,500	$3,823,535	69,750	(1)	$1,136,236
Mr. Johnston	—	—	—		—
Mr. Forrester	—	—	43,238		$674,366
Ms. MacKay	—	—	28,014		$471,195
Mr. Robinson(2)	—	—	8,648		$68,824

(1)	Includes 21,009 RSUs which vested in March 2020 but for which settlement was deferred until August 2021.

(2)

Includes 4,202 RSUs for which Mr. Robinson elected to defer settlement of award until the earlier of January 2024 or termination and for which $0 in value is reflected in the last column of this table.

2021 Nonqualified Deferred Compensation Table

In December 2018, the Company adopted a new executive deferred compensation plan (the “DCP”), which became effective on January 1, 2019. The DCP allows highly compensated employees to defer a portion of their salary, bonus, commissions and/or equity-based compensation, enabling the employee to defer tax on compensation until payment is made. Deferred compensation is credited into an account denominated in ordinary shares of the Company in a number determined based on the fair market value of the Company’s ordinary shares on the date of the deposit. All payments are made in ordinary shares.

The following table sets forth Nonqualified Deferred Compensation Arrangements for our Named Executive Officers in 2021.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/ Distributions(2)	Aggregate Balance at Last FYE(3)
Mr. White	—	—	—	—	—
Mr. Palmer	—	—	—	$2,077,030	—
Mr. Johnston	—	—	—	—	—
Mr. Forrester	—	—	—	—	—
Ms. MacKay	—	—	—	—	—
Mr. Robinson	—	—	$207,562	—	$622,965

(1)	Represents appreciation in the price of shares underlying deferred RSUs under the DCP from December 31, 2020 to December 31, 2021.

(2)	Represents a full distribution from the Deferred Compensation Plan for Mr. Palmer in connection with his retirement from the Company based on the December 31, 2020 stock price of $14.83.

(3)	Represents the value of all deferred RSUs under the DCP using our year end closing stock price of $22.24.

Employment Arrangements

Each of the Named Executive Officers is party to certain agreements or arrangements governing their employment, as described below.

Mr. White

The Company and Cushman & Wakefield Global, Inc. (“C&W Global”) are party to an amended and restated employment agreement with Mr. White, effective as of August 27, 2020 (the “White Employment Agreement”), that provided for a term extending through December 31, 2023. The White Employment Agreement was approved by the Board to provide for continued implementation of the Company’s strategy and better continuity of management. To the extent he meets certain continued service requirements, the White Employment Agreement entitled Mr. White to an annual long-term incentive award of RSUs with a grant date fair value between $10,000,000 and $15,000,000 in March of each of 2021, 2022 and 2023. Under the White Employment Agreement, the RSUs will vest over a three-year vesting period, with 50% of the RSUs also subject to the achievement of certain performance-based vesting conditions, which will be determined and approved by the Board as of the grant date and set forth in the applicable grant agreement, and, in all cases, subject to the provision of continued services as of the grant date.

The White Employment Agreement stated that Mr. White’s base salary would not be reduced below $950,000. It also provided that Mr. White would be eligible for a target annual bonus opportunity equal to $2,000,000, based on individual and/or company performance, as determined by the Board, with the maximum annual bonus opportunity equal to $4,000,000.

Pursuant to the White Employment Agreement, if Mr. White’s employment was terminated by us without cause or if he resigned for good reason (both as defined in the White Employment Agreement and each, a “Qualifying Termination”), he would have been entitled to: (a) continued base salary from the date of termination through December 31, 2023 (the “Severance Period”), (b) continued participation in our medical, dental and health plans at his cost for a period beginning on the date of termination and ending on the 18-month anniversary of the termination of his employment and (c) an amount equal to his target annual bonus opportunity for the year in which the termination occurred and for each subsequent fiscal year, if any, during the Severance Period. In addition, if the Severance Period was longer than 18 months, then for each month after the 18-month anniversary of the termination date until the end of the Severance Period, Mr. White would have been entitled to receive an amount that reasonably equated to the Company’s cost of health insurance coverage for Mr. White that would otherwise have been provided under COBRA. The White Employment Agreement also provided for the following modified treatment of Mr. White’s outstanding long-term incentive equity awards upon a Qualifying Termination: (i) certain vested stock options would remain exercisable for up to 90 days following the Qualifying Termination, (ii) all unvested and outstanding time-vesting RSUs would accelerate and fully vest as of the Qualifying Termination, (iii) all unvested and outstanding performance-vesting RSUs that were granted prior to the date of the White Employment Agreement would remain outstanding and eligible to vest, to the extent the applicable performance conditions are achieved, with any continued service requirements deemed satisfied, and (iv) all unvested and outstanding performance-vesting RSUs issued after the date of the White Employment Agreement would accelerate and vest based upon levels of achievement reasonably determined by the Company as of the Qualifying Termination, with any continued service requirements deemed satisfied. In the event Mr. White’s employment was terminated due to his death or disability, in addition to earned salary and benefits, he would have been entitled to his annual bonus for the year of termination based on actual performance. If Mr. White resigned without good reason at the end of the term (December 31, 2023), then, unless we were to notify him that we are waiving our rights to enforce his non-competition covenant, he would have (A) continued to receive his then-current base salary for up to 18 months, (B) continued to participate in our medical, dental and health plans at his cost for up to 18 months and (C) been entitled to exercise any vested stock options for a period of up to 90 days following the resignation date, subject to his continued compliance with any other obligations he has to us.

On December 31, 2021, the Company and C&W Global entered into a side letter agreement (the “Side Letter”) with Mr. White, in connection with Mr. White’s resignation as our CEO, effective as of

December 31, 2021. Pursuant to the terms of the Side Letter, Mr. White’s resignation was confirmed as a Qualifying Resignation, as defined under the White Employment Agreement. As a result of such Qualifying Resignation, (a) Mr. White’s outstanding and unvested time-vesting RSUs accelerated and vested on January 1, 2022, (b) certain outstanding and unvested performance-vesting RSUs held by Mr. White will remain outstanding and eligible to vest in accordance with their terms, and (c) certain outstanding and unvested performance-vesting RSUs held by Mr. White accelerated and vested on January 1, 2022, with performance levels deemed achieved at actual performance through the Qualifying Resignation date and at target performance for any remaining portion of the performance period, in each case, in accordance with the terms of the White Employment Agreement. The Side Letter clarifies that following the Qualifying Resignation, the Company has no obligation to provide any salary or bonus to Mr. White, except that he remained eligible to receive his annual bonus for the 2021 calendar year in respect of his service as CEO for such year. The Side Letter also extends certain restrictive covenants in the White Employment Agreement (as set forth below) to apply to Mr. White through June 30, 2025, however, Mr. White is permitted to participate in certain non-competitive activities outside of the Company. In accordance with the terms of the White Employment Agreement and the Side Letter, Mr. White remained eligible to receive his annual RSU grants in each of March 2022 and March 2023, so long as he continues to provide services to the Company as our Executive Chairman or a member of our Board of Directors.

Mr. White is subject to certain restrictive covenants under the White Employment Agreement, as modified by the Side Letter, including prohibitions on (i) competing with us through June 30, 2025, (ii) soliciting or hiring our customers or employees through June 30, 2025, and (iii) non-disparagement, confidentiality and intellectual property assignment obligations.

Mr. Forrester

In 2021, the terms of Mr. Forrester’s employment were governed by an employment agreement, dated February 19, 2019 (the “2019 Forrester Agreement”), with Cushman & Wakefield Debenham Tie Leung Limited (“CW DTLL”). Under the 2019 Forrester Agreement, Mr. Forrester was entitled to an annual base salary, which is subject to annual review, and to participate in the employer’s benefits scheme. In 2021, under our then-current severance policy applicable to Mr. Forrester, upon termination by CW DTLL (other than for cause), Mr. Forrester was entitled to severance benefits consisting of 18 months’ base salary continuation plus a pro-rated bonus based on actual performance for the year in which he was terminated.

In connection with his appointment as our Chief Executive Officer, the Company and CW DTLL entered into a new employment agreement with Mr. Forrester, effective as of January 1, 2022 (the “New Forrester Agreement”). The New Forrester Agreement supersedes the 2019 Forrester Agreement in its entirety.

The New Forrester Agreement provides that Mr. Forrester’s employment as Chief Executive Officer of the Company will commence on January 1, 2022 and terminate on a date mutually agreed upon by Mr. Forrester and the Board. Mr. Forrester is a citizen of the United Kingdom and will be paid in British pound sterling. The New Forrester Agreement provides for an annual base salary of £693,900, which base salary may not be reduced without Mr. Forrester’s written consent. Mr. Forrester will also be eligible to receive an annual cash bonus with a target amount equal to £1,542,000 (and a maximum annual bonus opportunity equal to 200% of such target amount) and is eligible to receive, in the Board’s discretion, an annual grant of RSUs with a target grant date fair value of $5,100,000 each year during which Mr. Forrester remains employed with the Company as Chief Executive Officer, subject to Mr. Forrester’s continued employment as our Chief Executive Officer on the grant date. The RSUs awarded to Mr. Forrester in his capacity as Chief Executive Officer shall vest over a three-year period, with 50% of such RSUs also subject to performance-based vesting conditions, which performance-vesting RSUs will vest and be earned, if at all, upon the Company’s achievement of the applicable performance-vesting conditions at the end of the three-year performance period. Under the New Forrester Agreement, Mr. Forrester may also designate an external tax consultant to assist in the preparation and submission of his United Kingdom and United States income tax returns at the Company’s expense with respect to (a) each taxable year during which he is or was employed by the

Company as our Chief Executive Officer and (b) each subsequent year following his termination (other than for cause) in which he incurs any residual taxable income and/or there are foreign tax credits as a result of his employment with us as our Chief Executive Officer, generally subject to a maximum cost of £10,000 per year, exclusive of VAT.

As discussed above under the section entitled, “—Compensation Elements—Employment Agreements and Severance Arrangements,” on February 24, 2022, our Board of Directors approved the A&R Severance Plan applicable to certain executive employees, including Mr. Forrester. Upon certain terminations of employment, Mr. Forrester will be eligible to receive severance benefits as set forth in both the New Forrester Agreement and the A&R Severance Plan.

Under the New Forrester Agreement, if Mr. Forrester is terminated by the Company without “cause,” or if Mr. Forrester resigns with “good reason” (both as defined in the New Forrester Agreement and each, a “Qualifying Termination”), then Mr. Forrester shall be entitled to receive the following severance benefits, subject to his execution of a valid release: (a) an amount equal to 1.5 times his then-current base salary, payable in substantially equal installments for a period of 18 months following the termination date (the “Severance Period”); (b) continued participation in our medical, dental and health plans at the same rates as applicable to active employees, and if applicable, continued global health coverage and additional health coverage benefits for the Severance Period; and (c) an amount equal to his target annual bonus for the fiscal year in which the Qualifying Termination occurs, generally payable on the date the annual bonus would otherwise have been paid had Mr. Forrester remained employed. Additionally, the New Forrester Agreement provides that upon a Qualifying Termination, (i) with respect to Mr. Forrester’s time-vesting RSUs that are outstanding and unvested as of the Qualifying Termination, all continued employment requirements shall be deemed to have been satisfied and such RSUs shall remain outstanding and eligible to be settled in accordance with their regularly-scheduled time-vesting schedule and (ii) with respect to Mr. Forrester’s performance-vesting RSUs that are outstanding and unvested as of the Qualifying Termination, such RSUs shall remain outstanding and eligible to vest in accordance with their applicable vesting terms and any continued employment requirement shall be deemed to have been satisfied with respect to such RSUs. The New Forrester Agreement also provides that upon Mr. Forrester’s Retirement (as defined below), if the Board has approved the Retirement, then any outstanding RSUs will be treated as described above with respect to a Qualifying Termination. For purposes of the New Forrester Agreement, “Retirement” means Mr. Forrester’s resignation without good reason, so long as he has (A) delivered to the Company a notice of termination no later than six months prior to the anticipated retirement date and (B) the Board of Directors approves, in its discretion, his retirement plan, including any necessary steps to ensure a smooth transition of his role.

Upon an occurrence of a Qualifying Termination of Mr. Forrester on or within the two-year period following a change in control of the Company (a “Change in Control Termination”), Mr. Forrester will be eligible to receive enhanced severance benefits pursuant to the A&R Severance Plan. In the event of a Change in Control Termination, Mr. Forrester would be eligible to receive the following severance benefits pursuant to the A&R Severance Plan, subject to his execution of a valid release: (a) an amount equal to the sum of (i) 2.0 times his then-current base salary plus (ii) 2.0 times his target annual bonus for the year in which the termination occurs, payable in substantially equal installments for a period of 24 months following the Change in Control Termination; (b) a discretionary, pro-rated annual bonus for the year in which the Change in Control Termination occurs, payable at the same time annual bonuses are paid to other similarly situated employees; (c) subsidized continued health coverage for 24 months following the Change in Control Termination; (d) reimbursement for outplacement services up to a maximum of $25,000; and (e) if the acquirer assumed the outstanding RSU awards in the change in control transaction, accelerated vesting in full of his outstanding and unvested RSU awards that were granted on or after the plan’s effective date, with the vesting of any performance-vesting RSUs determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the Change in Control Termination. In the event there is a change in control in which the acquirer does not assume the Company’s outstanding RSU awards, generally the award agreements provide that Mr. Forrester’s RSU awards will accelerate and vest as of immediately prior to such change in control, with the vesting of any performance-vesting RSUs determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the change in control.

Mr. Forrester is also subject to certain restrictive covenants set forth in the New Forrester Agreement and the agreements governing his equity awards, including (a) prohibitions on competing with us during his employment with us and for a period of 18 months thereafter, (b) prohibitions on soliciting or hiring our customers or employees during his employment with us and for a period of 24 months thereafter, and (c) non-disparagement, confidentiality and intellectual property assignment obligations.

Mr. Palmer

C&W Facility Services Inc. (as successor in interest of DTZ US NewCo, Inc.) was party to an employment agreement with Mr. Palmer, effective as of March 16, 2015, which had an initial term of three years and was subject to automatic one-year extensions thereafter. On February 27, 2020, in connection with Mr. Palmer’s planned retirement in 2021, we entered into a transition agreement with Mr. Palmer, which was amended on November 19, 2020 to extend the separation date and increase the aggregate compensation due to Mr. Palmer during his consulting term (as amended, the “Transition Agreement”). The Transition Agreement provided that Mr. Palmer’s original employment agreement would remain in effect until his separation from the Company, which was to occur no later than February 28, 2021. Mr. Palmer’s original employment agreement provided that his salary may not be reduced below $600,000. Following his separation, Mr. Palmer would serve as a consultant to the Company until December 31, 2021 and would be entitled to monthly payments totaling $1,050,000 for the consulting period. During the consulting period, Mr. Palmer would also be eligible to receive continued health insurance coverage under COBRA at the same level and cost to him as if he were an employee of the Company, subject to his continued eligibility for COBRA coverage. The Transition Agreement also provided that Mr. Palmer would be entitled to a prorated performance bonus for 2021. In lieu of the grant of any equity awards in 2020, Mr. Palmer was also entitled to receive a cash payment on March 15, 2021 (or within 30 days following the separation date) equal to $2,500,000, prorated according to his service from January 1, 2020 through the separation date.

With respect to outstanding equity awards, the Transition Agreement provided that (i) all performance-vesting RSUs outstanding as of the separation date would remain eligible to vest if, and to the extent, the performance of the Company satisfies the applicable performance vesting requirements as of the end of the applicable performance period, with any continued employment requirements deemed satisfied; (ii) all time-vesting RSUs granted in 2018 would fully vest on the separation date; (iii) all time-vesting RSUs granted in 2019 would be converted into restricted stock and would continue to vest as set forth in the applicable award agreement; and (iv) all performance-based stock options granted prior to the Company’s initial public offering, would remain eligible to vest if, and to the extent, the performance of the Company satisfies the applicable performance vesting requirements as of the end of the applicable performance period, with any continued employment requirements deemed satisfied, which options fully vested on January 19, 2022 and remain exercisable until the expiration of the initial term of the options (May 8, 2025). The Transition Agreement also provided that, with respect to Mr. Palmer’s participation in any of our non-qualified deferred compensation plans, he would be treated as incurring a separation from service as of the separation date.

The Transition Agreement provided that if Mr. Palmer’s employment was terminated by us without “cause” or if he resigned for “good reason” (both as defined in his employment agreement) prior to his separation, he would have become eligible to receive the severance benefits described above as though the separation date occurred on the actual date of his termination of employment, except that Mr. Palmer would not serve as a consultant in the case of such termination or resignation and would not have been entitled to receive any monthly consulting fees.

Mr. Palmer is subject to certain restrictive covenants set forth in his employment agreement, the Transition Agreement and the agreements governing his equity awards, including (a) prohibitions on competing with us during his employment with, and provision of consulting services to, the Company and for a period of 36 months thereafter, (b) prohibitions on soliciting or hiring our customers or employees during his employment with, and provision of consulting services to, the Company and for a period of 36 months thereafter and (c) non-disparagement, confidentiality and intellectual property assignment obligations.

As described above in this Proxy Statement, Mr. Palmer retired from his role as our Chief Financial Officer on February 28, 2021. He served as a consultant for the Company from February 28, 2021 until December 31, 2021.

Mr. Johnston Offer Letter

C&W Global is party to an offer letter with Mr. Johnston, effective as of February 28, 2021 that provides for at-will employment. The offer letter provides that Mr. Johnston’s base salary will be $600,000. Mr. Johnston will be eligible for a target annual bonus opportunity equal to $600,000, based on individual and/or company performance, as determined by the Board, with a maximum annual bonus opportunity equal to $1,200,000. The offer letter also provides that Mr. Johnston’s actual bonus for 2021 would not be less than $600,000. Under the terms of the offer letter, Mr. Johnston is also eligible to receive, in the Board’s sole discretion, an annual grant of RSUs with a target grant date fair value of $2,200,000 each year during which Mr. Johnston remains employed with the Company as of the grant date.

Pursuant to the offer letter, Mr. Johnston was also entitled to receive a $250,000 one-time cash sign-on bonus, subject to his continued employment through the payment date, which bonus was paid on November 1, 2021. Mr. Johnston is subject to certain restrictive covenants under the terms of his offer letter and the agreements governing his equity awards, including (a) prohibitions on competing with us during his employment with us and for a period of 12 months thereafter, (b) prohibitions on soliciting or hiring our clients or employees during his employment with us and for a period of 12 months thereafter, and (c) non-disparagement and confidentiality obligations. The offer letter also provides that Mr. Johnston would be eligible to receive reimbursement for housing expenses incurred to maintain an apartment in Chicago, Illinois, however, no such apartment was ever obtained by Mr. Johnston and thus no such reimbursement has been paid. Upon certain terminations of employment, Mr. Johnston is eligible to receive severance benefits payable under our A&R Severance Plan, which benefits are discussed above under “—Compensation Elements—Employment Agreements and Severance Arrangements.”

Prior to Mr. Johnston’s commencement of employment with us on February 28, 2021, Mr. Johnston served as a consultant to the Company pursuant to a Consulting Services Agreement entered into with the Company (the “Consulting Agreement”). Under the terms of the Consulting Agreement, Mr. Johnston would serve as a consultant during the period beginning on January 18, 2021 and ending February 28, 2021. During the consulting term, Mr. Johnson was entitled to receive (i) a monthly consulting fee, payable in arrears, at the same monthly rate as would have been payable to him with an annual base salary of $600,000, prorated for any partial months of service during the consulting period, and (ii) reimbursement for reasonable business expenses incurred in connection with the performance of his consulting services. The Consulting Agreement terminated on February 28, 2021, upon Mr. Johnston’s commencement of employment with the Company.

Ms. MacKay Offer Letter

Ms. MacKay is an “at will” employee and is not party to a formal employment agreement with the Company, although the general terms of her employment are set out in offer letters between herself and the Company. For 2021, Ms. MacKay’s salary and target bonus were determined by the Compensation Committee. See “—Summary Compensation Table” set forth above for additional details on Ms. MacKay’s base salary and bonus opportunity in 2021.

In connection with her appointment as our President and Chief Operating Officer, Ms. MacKay entered into a new offer letter with C&W Global, effective as of January 1, 2022. The offer letter provides that

Ms. MacKay’s base salary will be $750,000. Ms. MacKay will be eligible for a target annual bonus opportunity equal to $1,000,000, based on individual and Company performance, as determined by the Board, with a maximum annual bonus opportunity equal to $2,000,000. Under the terms of the offer letter, Ms. MacKay is also eligible to receive, in the Board’s sole discretion, an annual grant of RSUs with a target grant date fair value of $3,050,000 each year during which Ms. MacKay remains employed with the Company as of the grant date. Ms. MacKay is subject to certain restrictive covenants under the terms of her offer letter and the agreements governing her equity awards, including (a) prohibitions on competing with us during her employment with us and for a period of 12 months thereafter, (b) prohibitions on soliciting or hiring our clients or employees during her employment with us and for a period of 12 months thereafter, and (c) non-disparagement and confidentiality obligations. Upon certain terminations of employment, Ms. MacKay is also eligible to receive severance benefits payable under our A&R Severance Plan, which benefits are discussed above under “—Compensation Elements—Employment Agreements and Severance Arrangements.”

Mr. Robinson Offer Letter

Mr. Robinson is an “at will” employee and is not party to a formal employment agreement with the Company, although the general terms of his employment were initially set out in an offer letter between him and the Company. Mr. Robinson’s current salary and target annual bonus are determined by the Compensation Committee. See “—Summary Compensation Table” set forth above for additional details on Mr. Robinson’s current annual base salary and target annual bonus opportunity. In addition, Mr. Robinson is subject to customary restrictive covenants set forth in the agreements governing his equity awards, including (a) prohibitions on competing with us during his employment with us and for a period of 12 months thereafter, (b) prohibitions on soliciting or hiring our clients or employees during his employment with us and for a period of 12 months thereafter, and (c) non-disparagement and confidentiality obligations. Upon certain terminations of employment, Mr. Robinson is also eligible to receive severance benefits payable under our A&R Severance Plan, which benefits are discussed above under “—Compensation Elements—Employment Agreements and Severance Arrangements.”

Potential Payments Upon Termination or Change in Control

The Named Executive Officers are eligible to receive certain severance payments and benefits under their employment agreements, equity grant agreements and/or our A&R Severance Plan in connection with a termination of employment under various circumstances.

The table below provides an estimate of the value of such payments and benefits assuming that a qualifying termination of employment and, as applicable, a change in control, occurred on December 31, 2021, and assuming a share price of $22.24 per share, the closing price of the ordinary shares on such date. The actual amounts that would be paid or distributed to the Named Executive Officers as a result of one of the termination events occurring in the future will depend on factors such as the date of termination, the manner of termination and the terms of the applicable agreements in effect at such time, which could differ materially from the terms and amounts described here.

Potential Payments and Benefits upon Termination of Employment or Change in Control Table

Triggering Event(1)	Mr. White(2)	Mr. Palmer(3)	Mr. Johnston	Mr. Forrester(4)	Ms. MacKay	Mr. Robinson
Termination without Cause or for Good Reason Not in Connection With Change in Control

Base Salary	$1,900,000	—	$600,000	$953,312	$600,000	$400,000

Annual Bonus	$6,000,000	—	$1,200,000	$2,460,159	$1,800,000	$1,600,000

Accelerated Vesting of Stock Options	—	—	—	—	—	—

Accelerated Vesting of Restricted Stock Unit Awards	$29,649,367	—	—	—	—	—

Health and Welfare Benefits	$30,300	—	$1,054	$5,457	$20,092	—

TOTAL	$37,579,667	—	$1,801,054	$3,418,928	$2,420,092	$2,000,000

Termination without Cause or for Good Reason in Connection With Change in Control

Base Salary	$1,900,000	—	$600,000	$953,312	$600,000	$400,000

Annual Bonus	$6,000,000	—	$1,200,000	$2,460,159	$1,800,000	$1,600,000

Accelerated Vesting of Stock Options	—	$2,448,000	—	$2,448,000	—	—

Accelerated Vesting of Restricted Stock Unit Awards	$47,880,483	$934,436	$3,160,727	$11,791,337	$7,275,705	$2,766,812

Health and Welfare Benefits	$30,300	—	$1,054	$5,457	$20,092	—

TOTAL	$55,810,783	$3,382,436	$4,961,780	$17,658,265	$9,695,797	$4,766,812

Death or Disability

Base Salary	—	—	—	—	—	—

Annual Bonus	$4,000,000	$0	$1,200,000	$2,460,159	$1,800,000	$1,600,000

Accelerated Vesting of Restricted Stock Unit Awards	$33,825,305	$934,436	$3,160,727	$11,791,337	$7,275,705	$2,766,812

TOTAL	$37,825,305	$934,436	$4,360,727	$14,251,496	$9,075,705	$4,366,812

(1)

The calculations presented in this table illustrate the estimated payments and benefits that would have been paid to each of the Named Executive Officers had their employment been terminated on December 31, 2021 for each of the following reasons: a termination of employment without “cause” or a termination of employment by a Named Executive Officer for “good reason” (including following a change in control of our Company) or the individual’s death or disability.

(2)

No termination of Mr. White’s employment is required for the stock awards to vest, subject to any applicable performance criteria, in the event of a liquidity event. These calculations assume that the change in control constitutes a “liquidity event” in accordance with the applicable documents governing such awards. In the event of termination without cause or for good reason (with or without a change in control), under the terms of the White Employment Agreement prior to his Qualifying Resignation, Mr. White would have been entitled to receive his target bonus for the fiscal year in which the termination occurred and for each subsequent fiscal year through December 31, 2023, paid on the date each such bonus would have been paid if he were still employed. In the event of his death or disability, Mr. White would have been eligible to receive his annual cash bonus for the year of his death or disability, based on our actual performance for the year. This table reflects the amounts that would have been owed prior to the effectiveness of the Side Letter signed by Mr. White on December 31, 2021.

(3)	Includes the vesting of 200,000 options which would only vest if such change of control constitutes a “liquidity event” in accordance with the applicable documents governing such awards.

(4)

Includes 200,000 options which would only vest if such change of control constitutes a “liquidity event” in accordance with the applicable documents governing such awards. Base salary, bonus and health and welfare amounts are converted from GBP to USD at a rate of $1.3668/GBP.

Director Compensation Program

Directors who are also employees of the Company or any Principal Shareholder do not receive any compensation for their services as directors.

In 2021, each director who is not an employee of the Company or any Principal Shareholder (a “Non-Employee Director”) was entitled to receive annual cash retainers for Board and committee service as set forth in the table below.

Type of Compensation	Base Retainer	Additional Retainer For Committee Chair
Annual board member retainer	$90,000	N/A
Audit Committee member	$10,000	$20,000
Compensation Committee member	$10,000	$15,000
Nominating and Corporate Governance Committee member	$5,000	$10,000

Directors do not earn fees for each meeting attended; however, they are reimbursed for their travel expenses.

In addition, each Non-Employee Director is eligible to receive an annual RSU award with a grant date value of $170,000, which will vest in full on the earlier of the first anniversary of the date of grant or the annual shareholder meeting. All awards granted in 2021 were granted under our 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan.

2021 Director Compensation Table

The table below summarizes the compensation of each director in 2021 (other than Mr. White, our Executive Chairman and former CEO, whose compensation is discussed in the Summary Compensation Table).

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Jonathan Coslet	—	—	—
Timothy Dattels	—	—	—
Qi Chen(2)	—	—	—
Anthony Miller(2)	—	—	—
Lincoln Pan	—	—	—
Rajeev Ruparelia(3)	—	—	—
Angelique Brunner(4)	$104,059	$170,000	$274,059
Richard McGinn	$110,000	$170,000	$280,000
Jodie McLean(5)	$104,059	$170,000	$274,059
Angela Sun(4)	$14,918	$86,630	$101,548
Billie Williamson	$120,000	$170,000	$290,000

(1)

The column titled “Stock Awards” reports the fair value of the RSU awards to the Non-Employee Directors at their grant dates in 2021 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	Ms. Chen resigned from our Board on March 26, 2021 and was replaced as a Class I director by Anthony Miller.

(3)	Mr. Ruparelia resigned from our Board on June 15, 2021.

(4)	Ms. Brunner served on our Audit Committee for all of 2021 and was appointed to our Nominating and Corporate Governance Committee on August 5, 2021.

(5)	Ms. McLean served on our Audit Committee until August 5, 2021 and was appointed to our Nominating and Corporate Governance Committee and our Compensation Committee on that same day.

(6)	Ms. Sun joined our Board on November 1, 2021.

CEO Pay Ratio

The SEC has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total compensation of the principal executive officer (“PEO”). The Company’s PEO is our CEO. The Company is presenting the required disclosure as follows:

We identified a median employee as of December 31, 2019 using the following approach. We had approximately 45,950 full-time, part-time and seasonal employees as of December 31, 2019. For purposes of the 2019 determination, we excluded the population of the workforce that were not considered employees of the Company under applicable local regulations. Under the de minimis exemption of the SEC rule, we excluded approximately 5% of our international population by excluding employee populations in the following jurisdictions: Brazil (1,565), Colombia (49), Malaysia (28), Mexico (320), Philippines (142), Thailand (158) and Turkey (37). As of December 31, 2019, approximately 19,651 of our employees were located outside of the United States. We identified our median as of December 31, 2019 utilizing base pay earnings for the previous 12-month period for the population of employees described above. We employed statistical sampling to identify a group of employees within 2.5% of the median, then selected the median employee from this group. Our median employee is a full-time employee located in the United States.

For purposes of calculating our CEO pay ratio in 2021, we used the same median employee that was identified as of December 31, 2019 because we believe that there have not been any material changes in our employee population or compensation arrangements which would significantly change our pay ratio disclosure. For 2021, we determined that our median employee’s total compensation, calculated in accordance with Item 402(c) of Regulation S-K, was $91,472, which includes base, bonus and company 401(k) match. Based upon this methodology and the CEO’s total compensation of $19,990,492, as set forth in the Summary Compensation Table, we estimate the ratio of our CEO pay to the median worker’s pay is 219:1.

The SEC requirements for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us.

DIRECTORS AND EXECUTIVE OFFICERS

We have provided below summary biographies of our directors (other than our director nominees whose biographies appear under Proposal 1) and executive officers.

Directors

Brett White

Age: 62

Class II Director

Mr. White is the current Executive Chairman of Cushman & Wakefield, a role he has held since 2015. From 2015 until December 31, 2021, Mr. White served as both Chief Executive Officer and Executive Chairman of the firm. Prior to joining Cushman & Wakefield, Mr. White had a 28-year career with CBRE, serving as Chief Executive Officer from 2005 to 2012 and President from 2001 to 2005. He was also a member of CBRE’s board of directors from 1998 to 2013. Mr. White currently serves on the board of Discovery Land Company. Previously, Mr. White served as a trustee of the University of San Francisco and as a member of the board of directors for Edison International, Southern California Edison, Realogy Holdings Corporation and Mossimo, Inc. Mr. White holds a B.A. in Biology from the University of California, Santa Barbara.

Qualifications, Attributes and Skills: The Board believes that Mr. White’s extensive experience, global leadership and knowledge of commercial real estate qualify him to serve on the Board.

John Forrester

Age: 59

Class III Director

Mr. Forrester is the Chief Executive Officer of Cushman & Wakefield and has served in such capacity since January 2022. He was also appointed to the board of directors of Cushman & Wakefield in January 2022. Prior to his role as CEO, Mr. Forrester served as Global President from 2017 to 2021, and prior to that served as Chief Executive, EMEA. He joined DTZ Group, a predecessor to Cushman & Wakefield, in September 1988. He is an advisory board member of British American Business and a member of Business Roundtable. He is past president of the British Council for Offices and a Trustee of the Museum of the Home. Mr. Forrester holds a B.S. in Urban Estate Surveying from Nottingham Trent University, and he completed additional executive education from the Harvard Business School. He is a Fellow of the Royal Institution of Chartered Surveyors.

Qualifications, Attributes and Skills: The Board believes that Mr. Forrester’s extensive experience at our Company and in the commercial real estate industry, his global leadership roles, and his knowledge of commercial real estate qualify him to serve on the board.

Timothy Dattels

Age: 64

Director Since: 2018

Committees: Compensation, Nominating and Corporate Governance

Class III Director

Mr. Dattels was appointed to the board of directors of Cushman &Wakefield in 2018. Mr. Dattels is Co-Managing Partner of TPG Capital Asia and is a member of the Firm’s Executive Committee. Prior to joining TPG in 2004, he served as a Partner and Managing Director of Goldman, Sachs & Co. Mr. Dattels currently serves on the board of directors of BlackBerry Ltd. (NYSE: BB), and has previously served as a director of Parkway Holdings Ltd., Primedia, Inc., Shangri-La Asia Ltd., and Sing Tao News Corporation Ltd. Mr. Dattels currently serves as Vice-Chairman of Jackson Laboratory and Chairman of Alpine Canada Alpin. He holds a B.A. in business administration from the University of Western Ontario and an M.B.A. from Harvard Business School.

Qualifications, Attributes and Skills: The Board believes that Mr. Dattels brings significant management and global operational expertise to the Board.

Richard McGinn

Age: 75

Director Since: 2019

Committees: Audit, Compensation

Class II Director

Mr. McGinn was appointed to the board of directors of Cushman & Wakefield in 2019. Mr. McGinn held numerous executive positions at AT&T from 1969 to 1996. He served as President, then CEO and Chairman of Lucent Technologies from 1996 to 2000. He was a General Partner at RRE Ventures from 2001 to 2010. He also served as Chairman then CEO of VeriFone Systems, Inc. from 2012 to 2013. He was a founder and investor in Sky Capital from 2014 to 2016. Mr. McGinn currently serves on the board of directors of InterPrivate III Financial Partners Inc. (NYSE: IPVF) and he previously served on the boards of American Express, VeriFone Systems, ViaSystems, Cyota, Broadsoft and Nexsan. He holds a B.A. from Grinnell College.

Qualifications, Attributes and Skills: Mr. McGinn brings to the Board his substantial business, investment and financial experience, his expertise in analyzing business developments and opportunities in telecommunications, mobile, online and new technologies, as well as his core business and leadership skills and public company director experience.

Jodie McLean

Age: 53

Director Since: 2018

Committees: Compensation, Nominating and Corporate Governance

Class II Director

Ms. McLean was appointed to the board of directors of Cushman & Wakefield in 2018. Ms. McLean has served as the Chief Executive Officer of EDENS since 2015. Prior to that she served as President and Chief Investment Officer of EDENS from 2002. Ms. McLean also serves on the board of directors of Extended Stay America, Inc. (NASDAQ: STAY), Wofford College and The Richman Federal Reserve Bank. She holds a B.S. from the University of South Carolina and a degree from South Carolina Honors College.

Qualifications, Attributes and Skills: The Board believes that Ms. McLean brings more than 25 years of real estate, investment and management expertise to the Board.

Lincoln Pan

Age: 45

Director Since: 2017

Committees: Compensation, Nominating and Corporate Governance

Class III Director

Mr. Pan was appointed to the board of directors of Cushman & Wakefield in 2017. Mr. Pan is a Partner at PAG, co-head of Private Equity and a member of the PAG Group Management Committee. Prior to joining PAG, he was a Regional CEO for Willis Towers Watson. Mr. Pan has also previously worked at Advantage Partners, GE Capital and McKinsey & Company. Mr. Pan currently serves on the board of directors of Regional Express Holdings Pty Ltd. and on the board of various privately-held companies across the globe. He holds a B.A. in history and English from Williams College and a J.D. from Harvard Law School.

Qualifications, Attributes and Skills: The Board believes that Mr. Pan brings extensive experience driving business development and expansion to the Board.

Angela Sun

Age: 47

Director Since: 2021

Committees: None

Class III Director

Ms. Sun was appointed to the board of directors of Cushman & Wakefield in 2021. Ms. Sun is a Partner at Rise Health Group, a digital health company. Prior to her current role, she was Chief Operating Officer and Partner at Alpha Edison, a Los Angeles-based venture capital firm. Before that, Ms. Sun spent 10 years at Bloomberg L.P., most recently as Global Head of Strategy and Corporate Development. Prior to Bloomberg L.P., Ms. Sun was a Senior Policy Advisor in the Bloomberg Administration. She also worked at management consultancy McKinsey & Company in Financial Services and Healthcare, and at J.P. Morgan as an investment banker. Ms. Sun currently serves as a director on the boards of The Western Union Company (NYSE: WU); Apollo Strategic Growth Capital II, a special purpose acquisition company (SPAC) supported by Apollo Global Management, Inc. (NYSE: APGB); and Maxim Crane Works, L.P., an Apollo portfolio company and the largest crane leasing company in the U.S. She also serves as a trustee on the boards of the Museum of Arts and Design and Second Stage Theater, is a member of the Council on Foreign Relations and serves on the Advisory Council of the NYU Stern Center for Business and Human Rights. Ms. Sun holds a bachelor’s degree from Harvard College and a J.D. from Harvard Law School.

Qualifications, Attributes and Skills: The Board believes that Ms. Sun brings significant management and operational expertise, as well as strategic, financial and government experience, to the Board.

Billie Williamson

Age: 69

Director Since: 2018

Committees: Audit

Class II Director

Billie Williamson was appointed to the board of directors of Cushman & Wakefield in 2018. Ms. Williamson served in various roles at Ernst & Young L.L.P., most recently in the role of Senior Assurance Partner, from 1974 to 1993 and 1998 to 2011. She also worked at Marriott International, Inc. from 1996 to 1998 as Senior Vice President, Finance and Corporate Controller, and before that at AMX Corporation from 1993 to 1996 as Chief Financial Officer. Ms. Williamson currently serves on the boards of directors of Pentair plc (NYSE: PNR) and Cricut, Inc. (NASDAQ: CRCT), and she has previously served on the boards of Kraton Corporation, XL Group Ltd., CSRA Inc., Janus Capital Group, Annie’s Inc., and Exelis, Inc., among others. She holds a B.B.A. from Southern Methodist University.

Qualifications, Attributes and Skills: The Board believes that Ms. Williamson brings significant expertise and leadership in finance, accounting and public company governance to the Board.

Executive Officers

Neil Johnston

Age: 56

Executive Vice President and Chief Financial Officer

Mr. Johnston is our Executive Vice President and Chief Financial Officer and has served in such capacity since February 2021. Prior to his current role, Mr. Johnston served as a consultant to the Company from January 2021 to February 2021. Mr. Johnston previously served as Executive Vice President and Chief Financial Officer at Presidio, Inc. from January 2018 to December 2020. Mr. Johnston served as Executive Vice President and Chief Financial Officer of Cox Automotive from June 2015 until December 2017. Before working for Cox Automotive, Mr. Johnston served as Executive Vice President of Strategy and Digital Innovation at Cox Media Group (CMG). Prior to holding that position, he served as Chief Financial Officer of CMG from 2009 to 2012. Mr. Johnston was the CFO of Cox Radio from 2000 until 2009, and he began his career with Cox Enterprises in 1996, serving in various financial and business development roles. Prior to joining Cox, Mr. Johnston worked for Coca-Cola Enterprises, Inc. and Deloitte and Touche, LLP. Mr. Johnston holds an M.B.A from the Wharton

School of the University of Pennsylvania and degrees in accounting, finance and information systems from Georgia State University and the University of Cape Town, South Africa.

Michelle MacKay

Age: 55

President and Chief Operating Officer

Ms. MacKay is our President and Chief Operating Officer and has served in such capacity since January 2022. As President and COO, Ms. MacKay has taken on additional responsibilities leading the Company’s EMEA region, Global Occupier Services (GOS), the facilities services business C&W Services, and DTZ Investors. Prior to her current role, Ms. MacKay served as Executive Vice President and Chief Operating Officer, a role she held since March 2020. Ms. MacKay previously served as a member of our Board from 2018 to March 2020. Prior to joining our Board, Ms. MacKay was most recently a Senior Advisor to iStar from 2017 to 2018, and previously served as iStar’s Executive Vice President of Investments from 2003 to 2017. Prior to iStar, she served as an Executive Director and as a senior member of the Commercial Real Estate Investment Committee at UBS. Ms. MacKay also serves or has served on the boards of directors of Americold Realty Trust and WCI Communities, Inc. She holds a B.A. from the University of Connecticut and an M.B.A. from the University of Hartford.

Andrew McDonald

Age: 47

President

Mr. McDonald is our President and has served in such capacity since January 2022. As President, Mr. McDonald is responsible for the Company’s Americas and APAC businesses. Prior to his current role, Mr. McDonald served as Chief Executive, Americas since July 2020. Prior thereto, Mr. McDonald led Cushman & Wakefield’s Americas West region from November 2017 to July 2020. Before that, he served as Executive Managing Director and Regional Managing Principal for Greater Los Angeles/ Orange County. Mr. McDonald began his professional career at ASIMCO, a Beijing-based private equity firm. He later joined Cushman Realty Corporation, which merged with Cushman & Wakefield in 2001. Mr. McDonald currently serves on the board of directors of the California Hospital Medical Center and The Los Angeles Coalition. He is a member of the Real Estate Roundtable and the Policy Advisory Board at the Fisher Center for Real Estate and Urban Economics.

Brett Soloway

Age: 53

Executive Vice President, General Counsel and Corporate Secretary

Mr. Soloway is Executive Vice President, General Counsel and Corporate Secretary and has served in such capacity since 2014. Prior to joining Cushman & Wakefield, Mr. Soloway led a team for The Home Depot, Inc. that was responsible for all legal matters relating to new store and distribution center development, operations and property management activities in the U.S., Canada, Mexico, China and India. Earlier in his career, Mr. Soloway served as Vice President and General Counsel for Red Seal Development, Inc., and practiced law at Kirkland & Ellis and Rudnick & Wolfe. He received a B.A. in political science from the University of Michigan and a J.D. from the University of Illinois.

Nathaniel Robinson

Age: 47

Chief Investment Officer and Executive Vice President of Strategic Planning

Mr. Robinson is our Chief Investment Officer and Executive Vice President of Strategic Planning and has served in such capacity since 2018. Prior to his current role, Mr. Robinson was our SVP, Corporate Development since joining the Company in 2016. Prior to joining Cushman & Wakefield, Mr. Robinson was an Investment Partner at Virgo Capital where he focused on making new platform investments and developing strategic initiatives for the firm’s portfolio companies. Mr. Robinson also previously worked in Morgan Stanley’s Global Technology Group and is a co-founder and former chairman of PhillyCarShare, which was acquired by Enterprise Holdings in 2011. He holds a B.S. in finance and accounting from Drexel University, an M.P.P. from Harvard University and an M.B.A. from Dartmouth College.

PROPOSAL 6 ADVISORY VOTE ON DIRECTOR COMPENSATION REPORT

In accordance with the UK Companies Act, we are providing shareholders with the opportunity to vote on an advisory resolution approving the director compensation report included as Annex B to this Proxy Statement. This proposal is similar to Proposal 5 regarding the compensation of our Named Executive Officers. However, the director compensation report is concerned solely with the compensation of our executive and non-executive directors and is required under the UK Companies Act. We encourage shareholders to read the director compensation report included as Annex B to this Proxy Statement. The Board and the Compensation Committee believe that the policies and procedures articulated in the director compensation report are effective in achieving our compensation objectives and serve to attract and retain high-quality directors.

This vote is advisory only, pursuant to the UK Companies Act, and the director entitlement to receive compensation is not conditional on it. Payments made or promised to directors will not have to be repaid, reduced or withheld in the event that the resolution is not passed. The resolution and vote are a means of providing shareholder feedback to the Board. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of our executive director and non-executive director compensation programs.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to approve our 2021 Director Compensation Report.

PROPOSAL 7 APPROVAL OF THE AMENDED DIRECTOR COMPENSATION POLICY

We are asking shareholders to approve the adoption of an amended director compensation policy. Under UK law, our director compensation policy must be approved by shareholders every three years, and we must make all payments in accordance with such policy unless separately approved by shareholder resolution. Although our current director compensation was approved by shareholders at our 2021 annual general meeting and became effective immediately thereafter, our Board has determined that the adoption of a new policy, based on our existing policy but with certain modifications, would be beneficial to the Company and our shareholders. The revised director compensation policy is set out in full in the director compensation report included as Annex B to this Proxy Statement. If approved, the revised director compensation policy will become effective immediately and will remain in force for up to three years, in accordance with UK law.

Our Board has reviewed our existing director compensation policy and concluded that while most of its provisions remain appropriate and well-tailored to our compensation needs, the amendment would broaden our policy to align with the pay package for Mr. Forrester as our incoming CEO as of January 1, 2022 while still allowing us to honor previous employment agreements with Mr. White who will act in the capacity as our Executive Chairman. Further, the Company is updating the policy to reflect our recently approved executive severance plan which is intended to modernize our current policy as well as create better alignment with market practice.

A comparison of the relevant provisions of the amended policy and existing policy is set forth below:

Policy Feature	Current Policy	Amended Policy

Maximum annual award of RSUs and/or options:	Up to 90% of the total compensation package at target.	Up to 100% of total compensation package at target.

Additional awards for purposes of retention in exceptional circumstances:

The Compensation Committee reserves the right to make additional awards for the purposes of retention in exceptional circumstances, subject to the overall LTIP component of compensation for the year not exceeding 90%.

Permitted, subject to the overall LTIP component of compensation for the year not exceeding 100%.

Employment agreements and payment for loss of office:	Written to comply with Mr. White’s employment agreement	Ensure alignment with severance plan and Mr. Forrester’s agreement as well as honoring Mr. White’s original agreement.

The amended policy has also been updated to reflect certain ordinary course changes which have occurred since our existing policy was approved, including: a slight increase in the percentage of retirement contributions from 2.5% to 5% to better align with Mr. Forrester’s compensation, and eliminating the shareholding requirement for the Chief Executive Officer to hold two-times base salary in direct share ownership while preserving the requirement to hold six-times base salary in total ownership (including unvested time-vesting RSUs).

Except as set forth above, the amended director compensation policy we are proposing is substantially identical to our existing policy.

Under UK law, our shareholders’ vote on the director compensation policy is binding on the Company. If this proposal is not approved, our existing director compensation policy will remain in effect and we will be required to observe the limits of the existing policy with respect to all amounts paid to our directors until such time as our shareholders approve a new policy.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to approve our director compensation policy.

PROPOSAL 8 VOTE TO APPROVE AN AMENDMENT AND RESTATEMENT OF OUR 2018 OMNIBUS NON-EMPLOYEE DIRECTOR SHARE AND CASH INCENTIVE PLAN

We are asking shareholders to approve an amendment and restatement (the “Restatement”) of our 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan (as amended from time to time, the “2018 Omnibus Director Plan”), which Restatement would (subject to the approval of our shareholders) (i) increase the number of ordinary shares reserved for issuance under the plan by 200,000 ordinary shares, (ii) extend the scheduled expiration date of the 2018 Omnibus Director Plan from June 19, 2028 to May 5, 2032, and (iii) make certain other updates to the 2018 Omnibus Director Plan as described further below and in the draft of the plan attached to this Proxy Statement as Annex C. If this Restatement is approved by our shareholders, the total number of our ordinary shares that will be reserved for issuance under the 2018 Omnibus Director Plan will be approximately 255,880 ordinary shares, which includes 55,880 ordinary shares that remained available for issuance under our 2018 Omnibus Director Plan prior to this Restatement.

As further described below, the 2018 Omnibus Director Plan provides for grants of equity and cash-based awards to our Non-Employee Directors. The purpose of the 2018 Omnibus Director Plan is to provide incentives and rewards that will align the interests of our Non-Employee Directors with our long-term growth, profitability and financial success and to encourage our Non-Employee Directors to continue in service to the Company. We believe that increasing the number of ordinary shares issuable under the 2018 Omnibus Director Plan is necessary in order to allow us to continue to utilize equity awards to retain and attract the services of Non-Employee Directors essential to our long-term growth and financial success and to further align their interests with those of our shareholders. We rely on equity awards to retain and attract Non-Employee Directors and believe that equity incentives are necessary for us to remain competitive with regard to retaining and attracting highly qualified individuals to serve on our Board. The availability of an adequate number of ordinary shares available for issuance under the 2018 Omnibus Director Plan is an important factor in fulfilling these purposes.

Currently, the 2018 Omnibus Director Plan provides that the maximum number of ordinary shares available for issuance pursuant to awards issued thereunder is 200,000 shares, of which, after giving effect to ordinary shares previously issued pursuant to awards under the 2018 Omnibus Director Plan and ordinary shares subject to outstanding awards under the plan, only approximately 55,880 ordinary shares were available for issuance under the 2018 Omnibus Director Plan as of March 15, 2022, which we have determined would be insufficient to meet our forecasted needs for the next several years as discussed in greater detail below. We believe that an additional 200,000 ordinary shares are necessary for us to continue to offer a competitive equity-based incentive compensation program for the next several years based on historical grant practices and forecasted needs. If the Restatement is not approved by our shareholders, the amended and restated 2018 Omnibus Director Plan will not become effective, the 2018 Omnibus Director Plan will continue in effect (without giving effect to the Restatement), and we will be subject to the current share limit set forth in the 2018 Omnibus Director Plan, reduced by shares previously issued pursuant to awards under the plan, as well as shares subject to outstanding awards.

In addition to the 55,880 shares available under the current 2018 Omnibus Director Plan, we also have approximately 14.4 million shares remaining available for grant under the Amended & Restated Cushman & Wakefield 2018 Omnibus Management Share and Cash Incentive Plan.

The following factors were considered by the Compensation Committee and the Board when determining the number of ordinary shares to reserve for issuance under the 2018 Omnibus Director Plan:

•

Historical Grant Practices. The Compensation Committee and the Board considered the total number of equity awards that we granted in the last three fiscal years. Under the 2018 Omnibus Director Plan, in fiscal years 2019, 2020 and 2021, we granted equity awards to our Non-Employee Directors covering approximately 39,000, 55,000 and 42,000 ordinary shares, respectively, for a total of approximately 136,000 ordinary shares over such period.

•

Forecasted Grants. The Compensation Committee and the Board reviewed a forecast that considered the following factors in order to project the rate at which our ordinary shares will be issued under the 2018 Omnibus Director Plan: (i) the number of ordinary shares available for issuance in the form of new grants under the 2018 Omnibus Director Plan and (ii) forecasted future grants, determined based on our stock price and the dollar value to be delivered to the participant. However, we determine the size of equity awards to be granted based on such value, and therefore, our actual share usage could deviate significantly from our forecasted share usage if our stock price on the date the award is granted is significantly different from the stock price assumed in the forecast. For example, if our stock price on the date the award is granted is significantly lower than the stock price assumed in the forecast, we would need a larger number of shares than the number projected by the forecast in order to deliver the same value to participants.

•

Number of Shares Subject to Outstanding Awards. As of March 15, 2022, the number of our ordinary shares that remained available for issuance under the 2018 Omnibus Director Plan was approximately 55,880. As of the same date, the total number of our ordinary shares covered by outstanding equity awards was 42,343 shares, all of which consisted of ordinary shares subject to outstanding awards of restricted stock units.

•

Overhang. As of March 15, 2022, approximately 42,343 ordinary shares were subject to outstanding equity awards, and approximately 55,880 ordinary shares were available for future awards under our 2018 Omnibus Director Plan. The total of those two figures represents less than 1% of our outstanding ordinary shares as of the same date.

Our Non-Employee Directors have an interest in the approval of the amendment and restatement of the 2018 Omnibus Director Plan because they are eligible for awards under the 2018 Omnibus Director Plan.

Summary of the Material Terms of the 2018 Omnibus Director Plan

The following is a summary of the material terms of the 2018 Omnibus Director Plan, after giving effect to the Restatement, but does not include all of the provisions of such plan. This summary is qualified in its entirety by reference to the 2018 Omnibus Director Plan itself, and for further information about the plan, we refer you to the complete text of the 2018 Omnibus Director Plan.

Administration

The 2018 Omnibus Director Plan is administered by the Compensation Committee. Among the Compensation Committee’s powers are the power to determine those Non-Employee Directors who will be granted awards and the amount, type and other terms and conditions of awards. The Compensation Committee may delegate its powers and responsibilities under the plan, in writing, to a sub-committee. The Compensation Committee has discretionary authority to interpret and construe any and all provisions of the plan and the terms of any award (or award agreement) granted thereunder and to adopt and amend such rules and regulations for the administration of the plan as it deems necessary or appropriate. Decisions of the Compensation Committee will be final, binding and conclusive.

On or after the date of grant of any award under the 2018 Omnibus Director Plan, the Compensation Committee may accelerate the date on which any award becomes vested, exercisable or transferable. The Compensation Committee may also extend the term of any award (including the period following a termination of a participant’s service during which any award may remain outstanding); waive any conditions to the vesting, exercisability or transferability of any award; or provide for the payment of dividends or dividend equivalents with respect to any such award. The Compensation Committee does not have the authority and may not take any such action described in this paragraph to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Code.

Except in certain circumstances specified in the plan, including in a change in control (as defined in the plan), the Company will not, without the approval of our shareholders, reduce any stock option or stock appreciation right or grant any new award or make any payment of cash to a participant in substitution for, or upon the cancellation of, any option or stock appreciation right when the exercise price of such option or stock appreciation right exceeds the fair market value of the underlying ordinary shares.

Available Shares and Limitations on Awards

If the Restatement is approved by our shareholders, an additional 200,000 ordinary shares will be available for issuance pursuant to awards under the 2018 Omnibus Director Plan, which will be added to the number of ordinary shares that remained available for issuance under the 2018 Omnibus Director Plan immediately before the Restatement (approximately 55,880 as of March 15, 2022), which in each case, will be subject to adjustment in accordance with the 2018 Omnibus Director Plan. The ordinary shares which may be issued or transferred pursuant to awards granted under the 2018 Omnibus Director Plan may be authorized and unissued ordinary shares, ordinary shares held in or acquired for our treasury, ordinary shares purchased in the open market or any combination of the foregoing. If the Restatement is approved, the total number of our ordinary shares that will be reserved for issuance under the 2018 Omnibus Director Plan will be 255,880. In general, if awards under the plan expire or are forfeited, cancelled or terminated without the issuance of ordinary shares, or are settled for cash in lieu of ordinary shares, the shares covered by such awards will remain or become available for issuance under the plan. In addition, if the tax withholding requirements related to any full-value award under the plan are satisfied through the withholding by us of our ordinary shares otherwise then deliverable in respect of an award or through actual or constructive transfer to us of shares already owned, a number of shares equal to such withheld or transferred shares will again become available for issuance under the plan. However, if the exercise price or tax withholding requirements related to any stock option or stock appreciation right under the plan are satisfied through the withholding by us of our ordinary shares otherwise then deliverable in respect of an award or through actual or constructive transfer to us of shares already owned, then such withheld or transferred shares will be deemed issued under the plan. In addition, any ordinary shares covered by a stock-settled stock appreciation right or other award that were not issued upon the settlement of the award and any ordinary shares that we have repurchased using stock option proceeds will be deemed issued under the plan.

Under the 2018 Omnibus Director Plan, the maximum number of shares subject to awards (assuming maximum performance, if applicable) granted during a single fiscal year to any participant, taken together with any cash incentive awards granted to the participant during the fiscal year and any cash fees paid to the participant during the fiscal year in respect of the participant’s service as a member of the Board during such year, shall not exceed $700,000 in total value (based on the grant date fair value of such award). The Board may make exceptions to this limit for a non-executive or executive chair of the Board, or pursuant to the terms of a pre-established, binding agreement with a participant, provided that the participant receiving such additional compensation may not participate in the decision to award such compensation.

Eligibility for Participation

The persons eligible to receive awards under the 2018 Omnibus Director Plan are our Non-Employee Directors. Non-Employee Directors are members of our Board who are not employees of the Company or any Principal Shareholder. As of March 15, 2022, all five of our Non-Employee Directors were eligible to participate in the 2018 Omnibus Director Plan.

Cash Incentive Awards

Under the 2018 Omnibus Director Plan, the Compensation Committee may grant cash incentive awards, which may be settled in cash or in other property, including ordinary shares.

Stock Options

Under the 2018 Omnibus Director Plan, the Compensation Committee may grant nonqualified stock options to purchase ordinary shares. The Compensation Committee determines the number of ordinary shares subject to each option, the vesting schedule, the method and procedure to exercise vested options (provided that no option may be exercisable after the expiration of ten years after the date of grant), restrictions on transfer of options and the other terms of each option. The exercise price per ordinary share covered by any option may not be less than 100% of the fair market value of an ordinary share on the date of grant.

Other Share-Based Awards

The Compensation Committee may grant other equity, equity-based or equity-related awards in such amounts and subject to such terms and conditions as determined by the Compensation Committee pursuant to the 2018 Omnibus Director Plan. Each such other share-based award may (i) involve the transfer of ordinary shares to the award recipient, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of ordinary shares, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, RSUs, performance shares, deferred share units or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided that each award must be denominated in, or must have a value determined by reference to, a number of our ordinary shares that is specified at the time of the grant of such award.

Shareholder Rights

No person will have any rights as a shareholder with respect to any of our ordinary shares covered by or relating to any award granted pursuant to the 2018 Omnibus Director Plan until the date of the issuance of such shares on our books and records.

Corporate Transactions

In the event of certain transactions, including a merger, consolidation or similar transaction as a result of which the holders of ordinary shares receive consideration consisting exclusively of securities of the acquiring or surviving corporation in such transaction, the Compensation Committee will, if deemed appropriate, adjust each outstanding award on the date of such transaction so that it pertains and applies to the securities which a holder of the number of ordinary shares subject to the award would have received in such transaction.

In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis) or (iii) a merger, consolidation or similar transaction involving the Company in which the holders of ordinary shares receive securities and/or other property, including cash, other than or in addition to shares of the surviving corporation in such transaction, the Compensation Committee will, if deemed appropriate, have the power to: (A) cancel each outstanding award (whether or not exercisable or vested) and pay to the participant an amount in cash equal to the value of the award, as determined by the Compensation Committee; or (B) provide for the exchange of each award (whether or not then exercisable or vested) for an award with respect to (1) some or all of the property which a holder of the number of ordinary shares subject to the award would have received in such transaction or (2) securities of the acquiror or surviving entity and make an equitable adjustment, as determined by the Compensation Committee, in the exercise price of the award, or the number of shares or amount of property subject to the award, or provide for a payment (in cash or other property) to the participant in partial consideration for the exchange of the award.

Amendment and Termination

Our Board may at any time suspend or discontinue the 2018 Omnibus Director Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation or rule of a stock exchange requires shareholder approval for any such revision or amendment to be effective, such revision or amendment will not be effective without such approval. However, except as expressly provided in the plan, no such amendments may adversely affect in any material respect a participant’s rights under any previously granted and outstanding award without the consent of such affected participant.

Recoupment

Notwithstanding any other provision of the 2018 Omnibus Director Plan or any award agreement, we may recoup compensation paid or to be paid under the plan to the extent required by applicable law, permitted or required by our policies in effect on the grant date, and/or required by applicable stock exchange rules.

Transferability

Awards granted under the 2018 Omnibus Director Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the Compensation Committee may provide for the transferability of nonqualified stock options (other than to third-party financial institutions for value) subject to conditions and limitations as determined by the Compensation Committee.

Summary of Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material U.S. federal income tax consequences related to awards under and participation in the 2018 Omnibus Director Plan and is provided only for general information. The summary is based on current U.S. laws and regulations as of the date of the filing of this Proxy Statement, and there can be no assurance that those laws and regulations will not change in the future. This summary does not purport to be complete and does not discuss all federal income tax consequences under the 2018 Omnibus Director Plan, any federal employment tax consequences, the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances, and this summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options

No income is generally recognized by the optionholder at the time a non-qualified stock option is granted. Generally (i) at exercise, ordinary income is recognized by the optionholder in an amount equal to the difference between the option exercise price and the fair market value of the ordinary shares of the Company on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the ordinary shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified stock option is paid by tendering ordinary shares of the Company. Upon exercise, the optionholder will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards

The current federal income tax consequences of other awards authorized under the 2018 Omnibus Director Plan generally follow certain basic patterns: (i) stock appreciation rights are taxed and deductible in substantially the same manner as non-qualified stock options; (ii) nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through an election under Section 83(b) of the Code); and (iii) restricted stock units and other stock or cash-based awards are generally subject to tax at the time of payment. The Company or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.

Section 409A of the Code

Certain types of awards under the 2018 Omnibus Director Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2018 Omnibus Director Plan and awards granted under the 2018 Omnibus Director Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.

New Plan Benefits

The benefits that will be awarded or paid under the 2018 Omnibus Director Plan, as amended and restated, are not currently determinable. The issuance of any future awards under the 2018 Omnibus Director Plan will be at the discretion of our Compensation Committee, and no such determination as to future awards or who might receive them has been made. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

If shareholders do not approve the Restatement, we will continue to grant equity awards under the terms of the 2018 Omnibus Director Plan as currently in effect.

Recommendation

Our Board recommends that shareholders vote “FOR” the proposal to amend and restate our 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan.

SECURITY OWNERSHIP

The following table below sets forth information as of the close of business on March 15, 2022 regarding the beneficial ownership of our ordinary shares by: (i) each person or group who is known by us to own beneficially more than 5% of our outstanding ordinary shares; (ii) each of our current directors and each nominee for director to our Board; (iii) each of our executive officers; and (iv) all current directors, director nominees and current executive officers as a group. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. All percentages in the table below are based on 225,445,522 ordinary shares outstanding as of March 15, 2022.

Unless otherwise noted, the address of each beneficial owner is c/o Cushman & Wakefield, 225 West Wacker Drive, Chicago, Illinois 60606.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
5% Stockholders
TPG Funds(1)	37,753,672	16.75%
Funds affiliated with PAG Asia Capital(2)	27,873,866	12.36%
FMR LLC(3)	33,520,396	14.87%
The Vanguard Group(4)	20,493,001	9.09%
Vulcan Value Partners, LLC(5)	12,010,358	5.33%
Named Executive Officers and Directors:
Brett White	1,472,493	*
Duncan Palmer(6)	307,210	*
Neil Johnston	19,757	*
John Forrester(7)	838,470	*
Michelle MacKay(8)	61,562	*
Nathaniel Robinson	37,811	*
Jonathan Coslet	—	—
Timothy Dattels	—	—
Anthony Miller	—	—
Lincoln Pan	—	—
Angelique Brunner(9)	23,007	*
Richard McGinn(10)	33,077	*
Jodie McLean(11)	38,280	*
Angela Sun(12)	4,755	*
Billie Williamson (13)	40,449	*
All Executive Officers and Directors as a group (16 Persons)(14)	2,863,916	1.27%

*	Represents beneficial ownership of less than 1%.

(1)

The TPG Funds (as defined below) hold an aggregate of 37,753,672 ordinary shares (the “TPG Shares”), of which 26,305,098 are held by TPG Drone Investment, L.P., a Cayman Island limited partnership, and 11,448,574 are held by TPG Drone Co-Invest, L.P., a Cayman Island limited partnership (together, the “TPG Funds”). TPG GP A, LLC, a Delaware limited liability company (“TPG GP A”), is the managing member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which holds 100% of the shares of Class B common stock (which represents a majority of the combined voting power of the common stock) of TPG Inc., a Delaware corporation, which is the controlling shareholder of TPG GPCo, Inc., a Delaware corporation, which exercises control over each of the TPG Funds. Because of TPG GP A’s relationship with the TPG Funds, TPG GP A may be deemed to beneficially own the ordinary shares directly held by the TPG Funds. TPG GP A is owned by entities owned by David Bonderman, James G. Coulter and Jon Winkelried. Because of the relationship of Messrs. Bonderman, Coulter and Winkelried to TPG GP A, each of Messrs. Bonderman, Coulter and Winkelried may be deemed to be the beneficial owners of the Ordinary Shares held by the TPG Funds. Messrs. Bonderman, Coulter and Winkelried disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein. The address of each of TPG GP A and Messrs. Bonderman and Coulter is c/o TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)

Consists of ordinary shares (the “PAG Asia Capital Shares”) held by PAGAC Drone Holding I LP, a Cayman limited partnership (“PAGAC Drone LP”). The general partner of PAGAC Drone LP is PAGAC Drone Holding GP I Limited, a Cayman exempted limited company. As directors of PAGAC Drone Holding GP I Limited, Messrs. Jon Robert Lewis, David Jaemin Kim, Noel Walsh and Oliver Morris have been delegated, in accordance with certain proxy voting guidelines, the authority to implement voting decisions and the authority to implement disposition decisions with respect to shares indirectly held by PAGAC Drone Holding GP I Limited, including the Company’s 27,873,866 ordinary shares. Each of Messrs. Lewis, Kim, Walsh and Morris expressly disclaims beneficial ownership of such shares. The correspondence address of PAGAC Drone Holding GP I Limited is 33/F, Three Pacific Place, 1 Queen’s Road East, Hong Kong.

(3)	Represents shares beneficially owned by FMR LLC, 245 Summer Street, Boston MA 02210. The foregoing information is based solely on a Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2022.

(4)

Represents shares beneficially owned by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2022.

(5)

Represents shares beneficially owned by Vulcan Value Partners, LLC, Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, AL 35223. The foregoing information is based solely on a Schedule 13G filed by Vulcan Value Partners, LLC with the SEC on February 14, 2022.

(6)

Includes 200,000 ordinary shares to be issued upon exercise of fully-vested options. The shares are held of record by the Duncan Palmer Revocable Trust U/A/D 10/16/17 of which Mr. Palmer is the trustee.

(7)	Includes 600,000 ordinary shares to be issued upon exercise of fully-vested options.

(8)	Includes 28,014 restricted stock units that vest within 60 days of March 15, 2022.

(9)	Includes 9,397 restricted stock units that vest within 60 days of March 15, 2022.

(10)	Includes 9,397 restricted stock units that vest within 60 days of March 15, 2022.

(11)	Includes 9,397 restricted stock units that vest within 60 days of March 15, 2022.

(12)	Includes 4,755 restricted stock units that vest within 60 days of March 15, 2022.

(13)	Includes 9,397 restricted stock units that vest within 60 days of March 15, 2022.

(14)	Includes an aggregate 602,665 ordinary shares to be issued upon exercise of fully-vested options and 70,357 restricted stock units that vest or settle within 60 days of March 15, 2022.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 regarding the number of ordinary shares that may be issued under our equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (c)(2)
Equity compensation plans approved by security holders	9,076,487	$11.84	15,132,463
Equity compensation plans not approved by security holders	—	—	—

Total	9,076,487	$11.84	15,132,463

(1)

Reflects 4,967,296 unvested time-vesting RSUs, 1,765,191 unvested performance-vesting RSUs (at target), 1,196,206 outstanding time-based options, and 1,147,794 outstanding performance-based options. Weighted-average exercise price is based on options outstanding as of December 31, 2021 and excludes restricted stock units, which do not have an exercise price.

(2)

Reflects number of shares remaining under the Amended and Restated 2018 Omnibus Management Share and Cash Incentive Plan as of December 31, 2021 assuming target performance of performance-vesting RSUs.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, board members or 5% or greater shareholders and their affiliates since January 1, 2021. We believe the terms and conditions in these agreements are reasonable and customary for transactions of these types.

Pursuant to our written related party transaction policy, our Audit Committee is responsible for evaluating each related party transaction and making a recommendation to the disinterested members of our Board as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The Audit Committee, in making its recommendation, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. The Audit Committee reviews, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related person transactions.

Shareholders’ Agreement; Registration Rights Agreement

In connection with the closing of our initial public offering, we entered into the Shareholders’ Agreement. See “Corporate Governance—Board Composition.”

In connection with the closing of our initial public offering, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Principal Shareholders and Vanke Service (HongKong) Co., Limited (萬科物業服務(香港)有限公司 ), a Hong Kong limited company (“Vanke Service”). The Registration Rights Agreement provides the Principal Shareholders with demand rights and the Principal Shareholders and Vanke Service with shelf registration rights. In addition, the Registration Rights Agreement provides the Principal Shareholders and Vanke Service with piggyback registration rights on any registration statement, other than on Forms S-4, S-8 or any other successor form, to be filed by the Company. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of ordinary shares to be included in a registration statement and our right to delay a registration statement under certain circumstances.

Under the Registration Rights Agreement, we have agreed to pay certain expenses related to any such registration and to indemnify the Principal Shareholders and Vanke Service against certain liabilities that may arise under the Securities Act of 1933.

Certain Relationships

From time to time, we do business with other companies affiliated with the Principal Shareholders. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm’s-length basis.

Deeds of Indemnification and Appointment Letters

We have entered into our standard form of deed of indemnity for directors with all of our directors. Pursuant to this agreement, we agree to indemnify each director to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director, and to advance expenses incurred as a result of any proceeding against him or her as to which he or she could be indemnified. This agreement does not indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the Company. We also agree to use all reasonable endeavors to provide and maintain appropriate directors’ and officers’ liability insurance to the fullest extent permissible under English law (including ensuring that premiums are properly paid) for his or her benefit for so long as any claims may lawfully be brought against him or her.

In connection with the director’s appointment to our Board, we also entered into our standard form of letter of appointment for non-employee directors with each director. This letter sets forth the main terms on which he or she serves on our Board. Continued appointment under the letter is contingent on continued satisfactory performance, re-nomination by the Nominating and Corporate Governance Committee and approval of the Board, re-election by the shareholders and any relevant statutory provisions and provisions of our Articles of Association relating to removal of a director.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Instructions and Information

Why did I receive these proxy materials?

We have delivered printed versions of the notice of Annual Meeting in this Proxy Statement, proxy cards, the Cushman & Wakefield 2021 Annual Report, and our UK Annual Report and Statutory Accounts for the year ended December 31, 2021 (the “proxy materials”) to our shareholders of record and beneficial holders of our shares as of the record date, in connection with the solicitation of proxies for use at the Annual Meeting, or at any adjournment or postponement thereof.

In addition, we have provided brokers, dealers, bankers, voting trustees and their nominees, at our expense, with additional copies of the proxy materials so that our shareholders of record can, as needed, supply these materials to the beneficial owners of shares as of the record date.

Copies of the proxy materials have also been supplied, at our expense, to Computershare Trust Company, N.A. (the “Depositary”) for ordinary shares that could not be deposited with The Depository Trust Company (“DTC”) at the closing of the Company’s initial public offering and have not been subsequently transferred. The Depositary will, as needed, supply these materials to the beneficial owners of the depositary receipts as of the record date. Each depositary receipt represents one ordinary share in our Company. The use of the Depositary allows for the ordinary shares to be held in the Depositary initially and subsequently transferred into DTC without the application of U.K. stamp duty or stamp duty reserve tax (“SDRT”), provided certain conditions are met.

Will any other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any other matters to be raised at the Annual Meeting other than those described in this Proxy Statement. If any other matters are, in accordance with the UK Companies Act, other applicable law or our Articles of Association, properly presented for consideration at the Annual Meeting, such matters will, subject to the UK Companies Act, our Articles of Association and applicable law, be considered at the Annual Meeting and the individuals named in the proxy card will vote on such matters in their discretion.

What is the difference between holding ordinary shares as a shareholder of record, as a beneficial owner and holder of depositary receipts?

If a shareholder is registered on the register of members of the Company in respect of ordinary shares, they are considered, with respect to those ordinary shares, the shareholder of record. As of March 15, 2022, being the latest practicable date prior to publication of this Proxy Statement, our shareholders of record were Cede & Co., the nominee for DTC, and GTU Ops Inc., the nominee for Computershare Trust Company N.A., as depositary, for ordinary shares that could not be deposited with DTC as of the closing of the Company’s initial public offering.

If your ordinary shares are held for you in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being made available or forwarded to you by your broker, bank or other nominee through whom you hold the ordinary shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your ordinary shares by following the instructions for voting on the proxy card.

If you hold depositary receipts through the Depositary, these proxy materials are being made available or forwarded to you by the Depositary. Because each depositary receipt represents one ordinary share in our Company, you have the right to direct the Depositary on how to vote your depositary receipts by following the instructions for voting on your proxy card.

In order to become a shareholder of record of ordinary shares, a beneficial owner whose ordinary shares are deposited with DTC or are deposited with the Depositary would need to take steps to withdraw the relevant ordinary shares from the DTC system or the Depositary’s custody, as applicable. Beneficial owners are reminded that any transfer of the ordinary shares out of the DTC system or the Depositary, as applicable, will generally be subject to UK stamp duty or SDRT at a rate of 0.5% of any consideration, which is payable by the transferee of the ordinary shares (i.e., any third party into whose name the ordinary shares are transferred). However, where no consideration is given for the transfer of the ordinary shares out of the DTC system or the Depositary, as applicable (i.e., where beneficial ownership of the ordinary shares is not changing and there is no third-party paying consideration for the ordinary shares), no charge to UK stamp duty or SDRT should arise. In addition, if such ordinary shares are subsequently redeposited into the DTC system, the redeposit will attract UK stamp duty or SDRT at a higher 1.5% rate. Beneficial owners are, therefore, strongly discouraged from withdrawing their ordinary shares from the DTC system or the Depositary, as applicable.

What is “householding” and how does it affect me?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any shareholders at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such shareholder may write to Cushman & Wakefield plc, c/o Brett Soloway, Executive Vice President, General Counsel and Corporate Secretary, 225 West Wacker Drive, Chicago, Illinois 60606. Shareholders who beneficially own ordinary shares held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Who is entitled to vote at the Annual Meeting?

Shareholders of record and beneficial holders as of the record date are entitled to vote at the Annual Meeting. Please note the following special cases:

Beneficial owners of ordinary shares as of the record date have the right to direct their broker or other agent on how to vote the ordinary shares in their account. They are invited to attend the Annual Meeting. However, as beneficial owners are not shareholders of record of the relevant ordinary shares, they may not vote their ordinary shares at the Annual Meeting unless they request and obtain a legal proxy from their broker or agent.

Holders of depositary receipts as of the record date may instruct the Depositary as to how to exercise the votes attaching to the ordinary shares underlying such depositary receipts by completing the proxy card and following the instructions furnished by the Depositary. After the Depositary has received instructions on how to vote on the proposals from the holders of depositary receipts, it will complete an omnibus proxy card reflecting such instructions and send it to the transfer agent.

What are the total voting rights in the Company?

As of March 15, 2022, being the last practicable date prior to the publication of this Proxy Statement, there were 225,445,522 ordinary shares in issue and entitled to vote. Each ordinary share is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I vote if I am a shareholder of record?

If you are a shareholder of record who is entitled to attend and vote at the Annual Meeting, you may vote your ordinary shares in person at the Annual Meeting or appoint another person or persons as your proxy to exercise any or all of your rights to attend and to speak and vote at the Annual Meeting. If you intend to vote in person, you must present government-issued identification. All attendees at the

Annual Meeting will also be required to follow any then-current COVID-19 safety protocols issued by local authorities or the building where the Annual Meeting is held. You may appoint more than one proxy in relation to the Annual Meeting (provided that each proxy is appointed to exercise the rights attached to a different ordinary share(s)). Such proxy need not be a shareholder of record, but must attend the Annual Meeting to represent you and must vote as you instruct for your vote to be counted.

You may appoint a proxy to vote on your behalf using one of the following methods:

•	by returning the proxy card, or other instrument appointing a proxy, completed in accordance with the instructions therein and signed to the address provided with the proxy card mailing;

•	by submission via the internet by going to www.investorvote.com/CWK and following the instructions provided;

•	by telephone, using the number shown on the notice or proxy card; or

•	during the Annual Meeting, you may submit a ballot.

To be effective, the proxy appointment must be received by 11:59 p.m. (Eastern Time) on May 4, 2022.

Please sign the proxy card exactly as your name appears on the card. If a shareholder of record is a corporation, limited liability company or partnership, the proxy card should be signed in the full corporate, limited liability company or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signatory’s full title and provide a certificate or other proof of appointment. In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and seniority shall be determined by the order in which the names of the holders stand in the register of members.

The return of a completed proxy card, or the submission of proxy instructions via the internet or by telephone, will not prevent a shareholder of record from attending and voting at the Annual Meeting. If you have appointed a proxy and attend the Annual Meeting and vote in person, your proxy appointment will automatically be terminated.

If you properly give instructions as to your proxy appointment by executing and returning a paper proxy card or through the internet or by telephone, and your proxy appointment is not subsequently revoked, your ordinary shares will be voted in accordance with your instructions.

If you are a shareholder of record and you execute and return a proxy card, but do not give instructions, your proxy will be voted FOR each of the proposals.

If you have not received a proxy card and believe that you should have one, please contact your broker, bank or other nominee for more information if you are a beneficial holder of ordinary shares deposited in DTC.

How do I vote if I am a beneficial owner?

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the internet to your broker, bank or other nominee, or request and return a paper proxy card to your broker, bank or other nominee.

How do I vote if I am a holder of depositary receipts?

If you are a holder of depositary receipts, you should follow the instructions on the form of proxy card furnished to you by the Depositary. After the Depositary has received instructions as to how to vote on the resolutions from the depositary receipt holders, it will then complete an omnibus proxy card reflecting such instructions.

How is a quorum determined?

The presence of the holders of record of shares in the Company who together represent at least the majority of the voting rights of all the shareholders of record entitled to vote, present in person or by proxy, at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for the purposes of determining a quorum at the Annual Meeting.

How many votes are required to approve each proposal?

Each proposal scheduled to be voted on at the Annual Meeting will be proposed as an ordinary resolution and requires the affirmative vote of a simple majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker non-votes are not considered “votes cast” and do not have any effect on the outcome of the vote. It is important to note that votes on Proposals 5 and 6 are non-binding and advisory. Therefore, the Company and/or the Board may determine to act in a manner inconsistent with the outcomes of such votes. However, the Board values the opinions of the Company’s shareholders as expressed through their advisory votes and, accordingly, the Board intends to review and consider the voting results on such resolutions.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” each of the director nominees in Proposal 1 and “FOR” each of Proposals 2 through 8.

What are “routine” and “non-routine” matters and what are “broker non-votes?

Under the rules and interpretations of the New York Stock Exchange (which by extension imposed by the SEC apply to all US brokers), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested) and executive compensation, including advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation. The following matters are considered to be “routine”: (a) Proposal 2—Ratification of the selection of the independent registered public accounting firm, (b) Proposal 3—Appointment of KPMG LLP as our UK Statutory Auditor, and (c) Proposal 4—Authorization of the Audit Committee to determine the compensation of our UK Statutory Auditor.

Brokers, banks or other nominees generally have discretionary voting power with respect to routine matters and can exercise what are called “broker non-votes”.

If you own your ordinary shares through a bank, broker or other nominee and you do not provide them with specific voting instructions, the bank, broker or nominee is permitted to cast a broker non-vote, but only on routine matters. At our Annual Meeting, they may only cast broker non-votes with respect to the three proposals listed above. All other proposals being considered at the Annual Meeting are considered to be non-routine matters. Brokers, banks and other nominees may not vote on your behalf on these matters unless you have provided instructions from you on how to vote your shares.

Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

What are the voting requirements to approve the resolutions?

In accordance with our Articles of Association, all resolutions will be taken on a poll. Voting on a poll will mean that each share represented in person or by proxy may be voted “for” or “against” a particular resolution, or may abstain from voting with respect to a particular resolution. Please see the discussion under each proposal for a detailed explanation of the voting requirement for each proposal.

Can I change my vote or revoke my proxy?

If you are a shareholder of record, you can change how you wish to instruct the proxy to vote or revoke your proxy at any time before the Annual Meeting, by:

•

delivering a valid, later-dated proxy card prior to the cut-off time for receipt of proxies, in which case your later-submitted proxy will be recorded and your earlier proxy revoked. Any later-dated proxy card received after the relevant cut-off time will be disregarded;

•

amending your internet or telephone proxy instruction prior to the cut-off time for receipt of proxies, whereby your original instruction will be superseded. Any amended proxy instruction received after the relevant cut-off time will be disregarded;

•	sending written notice to the office of the Company Secretary at the Company’s registered office, which must be received at least 24 hours prior to the start of the Annual Meeting; or

•	voting on the poll in person at the Annual Meeting.

If you are a beneficial owner of ordinary shares, you may submit new proxy appointment instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy. You may also change your vote online.

If you are a holder of depositary receipts, you may submit a new proxy card by following the instructions previously set out, at any time prior to 11:59 a.m. (Eastern Time) on May 3, 2022.

All ordinary shares that have been properly voted and not revoked will be counted in the votes held on the resolutions proposed at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior proxy.

We will honor the proxy with the latest date. However, no revocation will be effective unless we receive notice of such revocation at or prior to the deadlines mentioned above. For those shareholders who submit a proxy electronically or by telephone, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is the date of the proxy.

Can I attend the Annual Meeting in person?

Shareholders of record on the record date may attend the Annual Meeting. If you are a shareholder of record, you will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted into the meeting.

If you are the beneficial owner of ordinary shares held in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee as of the close of business in New York City, New York, on the record date, along with a form of personal photo identification. Alternatively, you may contact the bank, broker or other nominee in whose name your ordinary shares are registered and obtain a legal proxy to bring to the Annual Meeting.

All attendees at the Annual Meeting will be required to follow any then-current COVID-19 safety protocols issued by local authorities or the building where the Annual Meeting is held. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. All other items may be subject to search.

Where is the Annual Meeting being held?

The Annual Meeting is being held at our offices at 2021 McKinney Avenue, 9th Floor – Lonestar Conference Room, Dallas, Texas 75201.

Can I ask questions at the Annual Meeting?

If you were a shareholder on the record date and have the right to attend the Annual Meeting, you can ask questions at the Annual Meeting. If you attend in person, you can do so in person.

Who will count the votes?

Representatives of Computershare, the Company’s transfer agent, will serve as scrutineers of the poll and tabulate the final results.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be checked by the scrutineers and disclosed by way of an announcement via a Current Report on Form 8-K, which the Company is required to file with the SEC. The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the UK Companies Act will be made available on our website (www.cushmanwakefield.com) as soon as reasonably practicable after the Annual Meeting and for a period of two years thereafter.

Other information

For additional information, please contact investor relations by email at ir@cushwake.com or phone at +1 312 338-7860.

Annex A

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

Use of Non-GAAP Financial Measures

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have used the following measures, which are considered “non-GAAP financial measures”:

•	Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and Adjusted EBITDA margin.

Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.

The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods, and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors, for the additional purposes described below.

Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate integration and other costs related to merger, pre-IPO stock-based compensation, unrealized (gains) / losses on investments, acquisition related costs and efficiency initiatives and other items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.

A-1

Adjustments to GAAP financial measures used to calculate non-GAAP financial measures

Reconciliation of Net income (loss) to Adjusted EBITDA (in millions):

	Year Ended December 31,
	2021	2020
Net income (loss)	$250.0	$(220.5)
Add/(less):
Depreciation and amortization	172.1	263.6
Interest expense, net of interest income	179.5	163.8
Provision for income taxes	89.9	43.9
Unrealized loss on investments(1)	10.4	—
Integration and other costs related to merger(2)	32.4	64.0
Pre-IPO stock-based compensation(3)	5.4	19.2
Acquisition related costs and efficiency initiatives(4)	140.4	154.1
Other(5)	6.3	16.2

Adjusted EBITDA	$886.4	$504.3

Adjusted EBITDA margin(6)	12.9%	9.2%

(1)

Represents an unrealized loss of $21.0 million related to our investment in WeWork, offset by unrealized gains of $10.6 million on other fair value investments during the year ended December 31, 2021. No unrealized gains or losses were recorded in the year ended December 31, 2020.

(2)	Integration and other costs related to merger include certain direct and incremental integration and restructuring efforts.

(3)

Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans. Refer to Note 13: Stock-Based Payments of the Notes to the Consolidated Financial Statements for the year ended December 31, 2021 for additional information.

(4)

Acquisition related costs and efficiency initiatives reflect costs incurred to implement operating efficiency initiatives to allow the Company to be a nimbler and more agile partner to its clients, as well as incremental costs related to in-fill M&A.

(5)

Other includes COVID-19 related items including contributions to the Global Employee Assistance Fund and preparation costs for employee return to office, which totaled $5.6 million and $15.6 million for the years ended December 31, 2021 and 2020, respectively.

(6)	Adjusted EBITDA margin is measured against total service line fee revenue of $6.9 billion and $5.5 billion for the years ended December 31, 2021 and 2020, respectively.

A-2

Annex B

DIRECTORS’ REMUNERATION REPORT

Annual Statement

From the Chair of the Compensation Committee

As required by the Companies Act 2006 and The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (as amended), this Directors’ Remuneration Report is made up of three parts:

•	The Annual Statement from the Chair of the Compensation Committee; and

•

The Amended Directors’ Remuneration Policy (the “Amended Policy”) which sets out the amended directors’ remuneration policy which we are asking shareholders to approve at the 2022 Annual Shareholders’ Meeting; and

•

The Annual Report on Remuneration, which sets out the payments made and awards granted to the directors for the financial year ended 31 December 2021 and how the Company intends to implement the Policy in 2022, and which, together with this Annual Statement, is subject to an advisory shareholder vote at the 2022 Annual Shareholders’ Meeting.

The objectives of our director remuneration policy are to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our compensation program is designed to help us recruit, motivate and retain the calibre of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees.

In 2021, Brett White served as our Chief Executive Officer and Executive Chairman. Mr. White also served on our Board of Directors in 2021. On December 31, 2021, Mr. White stepped down from his position of Chief Executive Officer. He remains our Executive Chairman and a member of our Board of Directors. On January 1, 2022, the Company appointed John Forrester as our new Chief Executive Officer and he was appointed to our Board of Directors on that same day.

In 2021, we achieved full year financial performance with the following results:

•	Revenue for the full year was $9.4 billion, up 20% (18% local currency). Service line fee revenue was $6.9 billion, up 26% (24% local currency).

•	Full year Net income was $250.0 million, with earnings per share of $1.12.

•	Full year Adjusted EBITDA was $886.4 million, up 76% (73% local currency).

For the 2021 Annual Incentive Plan, the target Compensation EBITDA was $517 million, and the actual achieved Compensation EBITDA was $877 million, resulting in a funding level of 200% (the maximum). This resulted in the payment of an annual incentive to Mr. White of $4,000,000. In 2021, Mr. White also received an award of RSUs, having a face value equivalent to $15,000,000, of which 50% is subject to performance conditions and the balance subject to continued employment over the three-year vesting period.

As mentioned above, John Forrester was appointed as the Chief Executive Officer on January 1, 2022. Mr. Forrester is a citizen of the United Kingdom and will be paid in British pound sterling. Mr. Forrester’s compensation will be composed of a base salary of £693,900, annual incentive target of £1,542,000 and a target long-term incentive award of $5,100,000, along with other typical benefit offerings.

In order to ensure continuity, Mr. White will serve as the Company’s Executive Chairman. In this role, Mr. White will be paid only an annual equity award. We believe compensating Mr. White solely in Company stock aligns closely with our shareholder’s interests.

The Company has also reviewed and updated the executive severance plan which applies to top executives including the Chief Executive Officer. The changes to this policy create greater alignment with market practice as well as providing increased retention and attraction opportunity.

In order to better align our director remuneration policy with the above changes, we are proposing shareholders adopt the Amended Policy at the 2022 Annual Shareholders’ Meeting. If the amended Policy is not adopted, our existing directors’ remuneration policy, as approved at our 2021 Annual Shareholders’ Meeting (the “Existing Policy”), will remain in effect.

I look forward to receiving your support at the Annual General Shareholders’ Meeting on the Directors’ Remuneration Report resolution and the Amended Directors’ Remuneration Policy resolution.

Timothy Dattels

Chair of the Compensation Committee

31 March 2022

Executive Remuneration Principles

Our compensation philosophy is to provide an attractive, flexible and effective compensation package to our Executive Directors that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the calibre of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

We believe our people are the key to our business and we have instilled an atmosphere of collective success. Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees, which include the following.

Principle	Practice
Retain and hire the best leaders.	Competitive compensation to facilitate attracting and retaining high-quality talent.

Pay for performance.	A significant portion of pay depends on annual and long-term business and individual performance; in general, the level of “at-risk” compensation increases as the officer’s scope of responsibility increases.

Reward long-term growth and profitability.	Rewards for achieving long-term results, and alignment with the interests of our shareholders.

Tie compensation to business performance.	A significant portion of pay is tied to measures of performance of the business or businesses over which the individual has the greatest influence.

Align executive compensation with shareholder interests.	The interests of our executive officers are linked with those of our shareholders through the risks and rewards of stock ownership.

Limited personal benefits.	Perquisites and other personal benefits are limited to items that serve a reasonable business-related purpose.

Our executive compensation program has been designed to reward strong performance by focusing the compensation opportunity for our Executive Chairman and Chief Executive Officer on annual and long-term incentives that depend upon our performance as a whole, as well as the performance of our individual businesses or on the basis of individual metrics where appropriate.

Our executive compensation program consists of base salary, annual incentive compensation, long-term equity incentive awards and health, welfare and other customary employee benefits.

•

Base salary—Critical in attracting and retaining key executive talent. In evaluating the base salary of our Chief Executive Officer, the Board considers several factors, including individual and company performance, qualifications, experience, competitive market practices, difficulty of finding a replacement, and our desired compensation position with respect to the competitive market. Pursuant to the terms of his Side Letter Agreement, Mr. White will not receive a salary in 2022.

•

Short-Term Incentive—Each year, our Executive Directors may be eligible to receive an annual cash incentive award under our Annual Incentive Plan (“AIP”). At the beginning of each year the Compensation Committee (and the Board for our Chief Executive Officer) approves the terms and conditions of the AIP, including the selection of one or more performance measures as the basis for determining the funding of annual cash bonuses, the performance range relative to our annual operating plan and the weighting of such performance measures. When determining AIP targets, similar to base salary, the Compensation Committee (and the Board for our Chief Executive Officer) considers several factors, including individual and company performance, qualifications, experience, competitive market practices, difficulty of finding a replacement, and our desired compensation position with respect to the competitive market.

•

Long-Term Incentive—Promotes long-term growth and profitability by aligning the interests of management with the interests of our shareholders and by encouraging retention. At the beginning of each year, the Compensation Committee (and the Board for our Executive Directors) determines the target and type of equity award to be delivered. In 2021, our long-term incentive program consisted of a combination of time-vesting and performance-vesting restricted stock units (“RSUs”) to effectively and efficiently balance performance and retention objectives.

Directors’ Remuneration Policy

Introduction

The Directors’ Remuneration Policy described in this section is the amended Directors’ Remuneration Policy (the “Amended Policy”) which we are proposing to shareholders at the 2022 Annual Shareholders’ Meeting. It is intended to take effect immediately upon shareholder approval and will remain in force for up to 3 years in accordance with applicable law. Following approval, the policy will be displayed on the Company’s website, within the Investors Relation section, while it remains in force. If the Amended Policy is not adopted, our existing directors’ remuneration policy, as approved at our 2021 Annual Shareholders’ Meeting (the “Existing Policy”), will remain in effect.

As further described in the proxy statement to which this report is appended, the Amended Policy and the Existing Policy are substantially identical save for the changes summarised below. Because of the similarities between the policies, the Existing Policy is not set forth in full in this report. Full details of the Existing Policy can be found in our 2019 Proxy statement.

Differences between the Amended Policy and the Existing Policy

It is intended that the Amended Policy will broaden our policy to align with the pay package for Mr. Forrester as our incoming CEO as of January 1, 2022 while still allowing us to honor previous employment agreements with Mr. White who will act in the capacity as our Executive Chairman. Further, as discussed in the Chairman’s letter, the Company is updating the policy to reflect our recently approved executive severance plan which is intended to modernize our current policy as well as create better alignment with market practice.

A comparison of the relevant provisions of the Amended Policy and Existing Policy is set forth below:

Policy Feature	Existing Policy	Amended Policy	Rationale
Maximum annual award of RSUs and/or options:	The maximum annual award of RSUs and/or options will generally be in the region of 60% of the total compensation package at target, but may be up to 90% of the total compensation package at target.	Up to 100% of total compensation package at target.	Align policy to include the ability to pay executive directors entirely in stock
Additional awards for purposes of retention in exceptional circumstances:	The Committee reserves the right to make additional awards for the purposes of retention in exceptional circumstances, subject to the overall LTIP component of compensation for the year not exceeding 90%.	Permitted, subject to the overall LTIP component of compensation for the year up to 100%.	Align policy to include the ability to pay executive directors entirely in stock
Employment agreements and payment for loss of office:	Written to comply with Mr. White’s employment agreement See below policy for full details	Ensure alignment with severance plan and Mr. Forrester’s agreement as well as honoring Mr. White’s original agreement. See below policy for full details	Align policy with revised executive severance plan

The Amended Policy has also been updated to reflect certain ordinary course changes which have occurred since our Existing Policy was approved, including: a slight increase in the percentage of retirement contributions from 2.5% to 5% to better align with Mr. Forrester’s compensation, and eliminating the shareholding requirement for the Chief Executive Officer to hold two-times base salary in direct share ownership while preserving the requirement to hold six-times base salary in total ownership (including unvested time-based shares).

Except as specified above, it is expected that the Amended Policy will be applied in substantially the same manner as the Existing Policy.

Overview

As a US headquartered business with senior executives based in the US, the Committee’s overall approach to total compensation is to set pay by reference to US market practice. As such, the Committee uses market benchmarks for global real estate firms operating in the US and other US business service companies.

The Committee will consider the Directors’ Remuneration Policy annually, to ensure that it remains aligned with business needs and is appropriately positioned relative to the market. Other than the changes contemplated by the Amended Policy, there is currently no intention to revise the policy and seek shareholder approval more frequently than every three years.

Peer Group

We benchmark total potential compensation against total compensation packages paid by peer group companies. We believe that ensuring that our compensation levels are competitive with the market for high calibre talent in our industry is an important attraction and retention tool. The compensation levels of our peer group companies are an input in assessing both our total compensation and the form and mix of cash and equity incentives awarded to our employees and our executive officers, including our Chief Executive Officer. We use our peer group as a reference and a guide in making total compensation decisions. In selecting our peer group we consider the following factors: industry segment, business profile and various financial criteria. The comparator group is evaluated on an annual basis and may change over time based upon the availability of peer data and the future characteristics of our business compared with peer companies.

For 2021, our peer group consisted of the following 15 companies:

Direct Peers	Other Business Service Peers
CBRE	AECOM
Colliers International	Boston Properties
Jones Lang LaSalle	CACI International
CGI Group
Duke Realty Corporation
EMCOR
Jacobs Engineering
KBR
Kelly Services
Newmark Group
Robert Half International
Unisys

The peer group data is not used by the Committee in isolation but rather serves as one point of reference for making decisions about compensation. The Committee also takes into consideration other factors it considers relevant, such as the financial and operational performance of our businesses, individual performance, experience, skill set, specific retention concerns and internal equity.

Balancing short-and long-term remuneration

Based on our view of current market practice and our compensation principles, we have established the remuneration policy set out in this report. Fixed annual elements, including base pay and benefits, recognise the scope and complexity of the responsibilities of our executives and ensure current and future market competitiveness. Annual incentive and stock awards are designed to motivate and reward them for making the Company successful on a sustainable basis and promote retention.

Directors’ Remuneration Policy table

Element and link to strategy	Operation	Opportunity	Performance conditions

Base Salary To attract and retain individuals based on their skills and for the role responsibilities.

Salaries are generally reviewed annually.

Salary levels take account of:

• Role, performance, experience and qualifications

• Future potential, tenure and ease of replacement

• Company performance and desired position with respect to competitive market / internal equity

• Salary levels for similar roles at relevant market comparators

		Increases are applied in line with the outcome of the review. Salary will constitute no more than 15% of the total target compensation package.	N/A

Element and link to strategy	Operation	Opportunity	Performance conditions

Benefits To drive effectiveness and efficiency of executive officers, and for recruitment and retention purposes

Benefits typically include the following:

• Health Care (medical, pharmacy, dental and vision benefits)

• Welfare (medical and dependent care flexible spending accounts)

• Insurance (short-term and long-term disability, accidental death, dismemberment, basic life insurance)

Benefits may vary by role and individual circumstance, and are reviewed periodically

The Compensation Committee reserves the right to introduce additional benefits to ensure alignment with market practice.

N/A

Pension To provide market competitive retirement packages.	Contributions to 401(k) retirement plan or similar retirement like plan in other jurisdictions	Employer contribution of up to 5% to a 401(k) plan or similar defined contribution arrangement in other jurisdictions	N/A

Annual Incentive Plan (“AIP”) To reinforce and reward improved financial and personal performance	The performance measures and target ranges are approved by the Committee at the beginning of the financial year. AIP awards are payable in cash after the end of the financial year.

The AIP will form no more than 35% of the overall package at target such that the total compensation delivered in cash is limited to no more than 50% of the overall compensation package at target. Maximum AIP payout is 2x annual target.

The Committee retains discretion to adjust the amount of the actual cash bonus payments to reflect the quality of the results.

Performance conditions: will be based in the majority on financial metrics (e.g., EBITDA-based metrics measured over the financial year).

Provisions for the recovery or withholding of amounts in certain specific scenarios are contained in the Cushman & Wakefield Recoupment Policy.

Long Term Incentive Plan (“LTIP”) To reward and retain key executives for the delivery of long-term growth objectives and to align the interests of management with those of shareholders

The Committee may grant annual awards of restricted stock units (“RSUs”) and options to purchase the company’s ordinary shares

Normally, around 25%-50% of the RSU awards will be performance-vesting with three-year cliff vest and around 50%-75% will be time-vesting in equal instalments over three years from the date of grant subject to continued employment.

The Committee retains discretion to make awards under the LTIP with a greater or lesser percentage of performance-vesting RSU awards.

The maximum annual award of RSUs and/or options will generally be in the region of 60% of the total compensation package at target, but may be up to 100% of the total compensation package at target. Maximum vesting for performance-vested RSUs is 2x target award.

The Committee reserves the right to make additional awards for the purposes of retention in exceptional circumstances, subject to the overall LTIP component of compensation for be up to 100%.

Performance-vested RSUs will be dependent on metrics such as Relative Total Shareholder Return and measures based on financial metrics such as margin performance or EBITDA.

Provisions for the recovery or withholding of amounts (whether vested or unvested) in certain specific scenarios are contained in the Cushman & Wakefield Recoupment Policy.

Element and link to strategy	Operation	Opportunity	Performance conditions

Shareholding Requirement

Executive Directors are expected to meet minimum stock ownership guidelines.

The Executive Directors’ compliance with the stock ownership guidelines is assessed at 31 May each year, based on the Executive Directors’ salary and the average 12 month-end share price.

		Ownership Guideline (including unvested time-vested RSUs) 6 x salary.	N/A

Performance measures and targets

Performance measures for the AIP and LTIP are selected by the Committee to support the strategic objectives of the business and to drive profitable growth. Targets for the AIP will be set in line with the Board’s budget for the financial year and performance targets for the LTIP will be aligned with longer-term forecasts. The use of time-vested RSUs is intended to align the interests of executives with those of shareholders.

Malus and clawback

The Cushman & Wakefield Recoupment Policy provides that the Executive Directors will forfeit, repay or return to the Company any cash or equity-based incentive compensation, or the proceeds of any sale of equity, in the following scenarios:

(i) material restatement of the Company’s financial results;

(ii) the individual violates a Material Policy (e.g., the Company’s Global Code of Business Conduct);

(iii) the individual breaches a non-compete, non-solicitation or confidentiality clause;

(iv) misrepresentation of a material fact in connection with the securing or retention of employment;

(v) the individual engages in fraud; or

(vi) the individual manipulates results with a view to increasing incentive pay-outs for himself or others.

Differences between the compensation policy for the executive directors and that for employees

The remuneration policy for other employees is based on the same philosophy and principles that govern the remuneration policy for Executive Directors. Annual salary reviews take into account Company and individual performance, local pay and market conditions, and salary levels for similar roles in the relevant geographies. Senior executives are eligible to participate in the AIP and in LTI programs on similar terms as the Executive Directors. Managerial and professional employees are eligible to participate in the AIP provided for executives; opportunities vary by organizational level and an individual’s role. Some employees below the executive level are eligible to participate in the stock option and RSU components of the LTI program; opportunity levels are commensurate with organizational level.

Approach to recruitment compensation

The Committee’s approach to compensation in connection with recruitment is to pay compensation that is appropriate in level and structure to attract, retain and reward high calibre directors, while paying no more than is necessary to attract appropriate candidates to the role. Annual incentive payouts and vesting for the performance-vested RSUs will have a maximum of 2x target amounts. At recruitment, the level of fixed remuneration would be set taking into account the candidate’s skills, their most recent total compensation, internal comparators and external market data for similar roles. Benefits for any new Executive Directors would be provided on a similar basis as available to other US employees who are at senior levels within the Company.

Compensation terms for any new Executive Directors will be based on the approved Directors’ Remuneration Policy, except where it is necessary or desirable to provide additional one-off awards on recruitment or to ‘buy out’ a new director’s unvested awards from a previous employer. In that case, the Committee will seek to match the expected value of the awards by granting awards that vest over a timeframe similar to those given up. Existing annual incentive given up may be bought out on an expected value basis or, at the discretion of the Committee, through a guaranteed incentive award for the first performance year only.

Where appropriate, the Committee will agree to reasonable costs of relocation for a director which, based on individual circumstances, may include costs incurred such as travel, shipping, immigration and tax advice, temporary housing, transaction costs on home sale/purchase, legal fees, home/school search and school fees and, if in relation to a temporary assignment, tax equalisation and a housing allowance.

Employment agreements and payment for loss of office

Executive directors’ employment agreements are designed to provide an appropriate level of protection for the executive and the Company by: (i) setting out individual entitlements to elements of compensation; (ii) summarizing notice periods and compensation on termination of employment by the Company; and (iii) describing the obligations in relation to confidentiality, data protection, intellectual property and restraint on certain activities. On December 31, 2021, Mr. White retired from his position as our Chief Executive Officer. Such retirement was deemed a qualifying resignation and as such no further notice periods are applicable. For Mr. Forrester, notice of termination by the Executive without good reason shall not be less than 90 days and notice of termination by the Company without cause shall not be less than 30 days.

Compensation element	Employment terminated by the Company without cause or resignation for good reason	Resignation without good reason at end of term (Executive Chairman Only)
	Restrictive covenants apply[1]	Restrictive covenants apply[1]

Base Salary

No Change in Control:

May continue to receive then-current base salary for up to 18 months.

Change in Control:

May continue to receive then-current base salary for up to 2 years.

Subject to his continued compliance with any other obligations participant has to the Company.

May continue to receive his then-current base salary for up to 18 months.

This is subject to his continued compliance with any other obligations participant has to the Company.

No salary received if we notify the individual that we are waiving our rights to enforce the non-competition covenant.

Benefits

Continued participation in medical, dental and health plans at employee cost for severance period following the termination of employment.

In the US, after 18 months, receive an amount equal to his cost of health insurance coverage that would otherwise be provided under COBRA for the remainder of the severance period.

May continue to participate in the Company’s medical, dental and health plans at his cost for up to 18 months.

This is subject to his continued compliance with any other obligations participant has to the Company.

No benefits received if we notify the individual that we are waiving our rights to enforce the non-competition covenant.

AIP

No Change in Control:

1.5x target bonus opportunity

Prorated bonus in the year of termination

Change in Control:

2x target bonus opportunity. Prorated bonus in the year of termination.

Death or disability:

1.5x target bonus opportunity

Prorated bonus in the year of termination

No awards made.

Compensation element	Employment terminated by the Company without cause or resignation for good reason	Resignation without good reason at end of term (Executive Chairman Only)

LTIP

No Change in Control / Retirement:

Time-vesting RSUs shall remain outstanding and eligible to vest in accordance with the regular schedule.

Performance vesting RSUs shall remain outstanding and eligible to vest in accordance with the regular schedule to the extent the applicable performance metrics are satisfied

Change in Control:

If acquirer does not assume equity awards, awards immediately vest. Performance vested RSUs vest based on achievement to date of applicable performance metrics.

If acquirer does assume awards: (i) time-vested RSUs continue in accordance with regular schedule, (ii)performance-vested RSUs convert to time-vested.

Assuming acquirer assumed the equity awards and a termination occurs within a 2-year period, certain awards shall become immediately vested.

For Executive Chairman:

All unvested and outstanding time-vesting RSUs accelerate and vest. All unvested and outstanding performance-vesting RSUs granted prior to the employment agreement date will remain outstanding and eligible to vest based on actual performance. All unvested and outstanding performance-vesting RSUs granted after the employment agreement date will accelerate and vest based upon performance levels reasonably determined by the Company as of the termination of employment.

Certain vested stock options will remain exercisable for 90 days following resignation.

May only transfer up to 5% of the ordinary shares held (as a result of the settlement of the outstanding time-based RSUs and options) per calendar quarter, inclusive of any ordinary shares sold pursuant to the requirement to sell his ordinary shares alongside the Principal Shareholders.

[1]

Restrictive covenants, including prohibitions on (i) competing with us during his employment with us and for a period of 18 months thereafter, (ii) soliciting or hiring our customers or employees during his employment with us and for a period of 24 months thereafter, and (iii) non-disparagement, confidentiality and intellectual property obligations.

Dates of directors’ employment agreements and letters of appointment

Executive Director	Employment agreement commencement date	Date employment agreement terminates
Brett White	16 March 2015	31 December 2023

Non-executive director	Date of current appointment	Date current appointment terminates
Jonathan Coslet	19 July 2018
Timothy Dattels	19 July 2018
Qi Chen*	19 July 2018	26 March 2021*
Anthony Miller	26 March 2021
Lincoln Pan	19 July 2018
Rajeev Ruparelia*	13 June 2018	15 June 2021*
Billie Williamson	19 July 2018
Angelique Brunner	6 August 2020
Richard McGinn	6 June 2019
Jodie McLean	30 October 2018
Angela Sun	1 November 2021

*	Indicates persons no longer serving as directors.

Letters of engagement for the non-executive directors and the employment agreements for our executive directors are available on the website of the Securities Exchange Commission https://www.sec.gov/ix?doc=/Archives/edgar/data/1628369/000162836922000011/cwk-20211231.htm.

Illustrations of application of remuneration policy

The chart below illustrates the compensation payable for Brett White, as our only Executive Director in 2021, in minimum, on-target and maximum performance scenarios and is based on the following assumptions.

Percentage of total	Minimum	On-target	Maximum
Salary and benefits	12%	6%	4%
AIP	0%	11%	17%
Time-vesting RSUs	88%	42%	32%
Performance-vesting RSUs	0%	42%	47%

Salary and benefits are assumed to be $990,489.

Compensation Scenarios for Executive Director (Brett White)

The following assumptions have been made for Brett White, as our only Executive Director in 2021, for the purposes of the scenarios in the chart:

•	Minimum—fixed remuneration (salary, benefits) and time-vesting RSUs only

•	On-target—fixed remuneration (salary, benefits) and time-vesting RSUs; on-target bonus; and on target of performance-vesting RSUs

•	Maximum—fixed remuneration (salary, benefits) and time-vesting RSUs; maximum bonus; full vesting of performance-vesting RSUs

•	Maximum plus assumed 50% share price increase—as above plus 50% share price increase on performance-vesting RSUs.

Directors’ Remuneration Policy table (Non-executive directors)

How the element supports our strategic objectives	Operation of the elements (fees and benefits)	Maximum potential pay-out	Performance measures used, weighting and time period applicable
To attract non-executive directors who have the broad range of experience and skills required to oversee the implementation of the strategy

• Fees for non-executive directors (other than the Chairman) are set by the Board and paid in regular instalments.

• The non-executive directors who are not employees of our Principal Shareholders are also eligible to receive annual RSU awards with a grant date value of $170,000, which will vest in full on the earlier of the first anniversary of the date of grant or the AGM.

• Fees are set within the range of comparative board and committee fees, benchmarked against the peer group. Average increases will typically be in alignment with the market median.

• Fees are constituted of an annual Board retainer plus additional fees for members and chairs of the Audit, Compensation and Nominating and Corporate Governance Committees.

N/A
Shareholding guideline

• Shareholding guideline compliance assessed at 31 May each year.

• Unvested RSUs included

• Non-executive directors who are not employees of our Principal Shareholders are expected to retain 100% of their after-tax shares until they meet their stock ownership guideline

		• 5 times annual Board fee	N/A

Employee context

The Compensation Committee does not consult with employees specifically on its Executive Director compensation policy and framework; however, when determining pay for Executive Directors, the Committee takes into account several data elements including but not limited to:

•	Company and individual performance;

•	annual incentive plan funding levels; and

•	market data provided by independent compensation consultant.

Consideration of shareholder views

The Committee will consider shareholder feedback in relation to the Directors’ Remuneration Report for the prior year at its first meeting following the AGM. This feedback, as well as any additional feedback received during any other meetings with shareholders, is then considered as part of the Company’s annual review of compensation arrangements for the following year. Where any significant change is proposed, the Chair of the Committee may inform major shareholders in advance and offer a meeting to discuss.

Annual Report on Remuneration

Single total figure of remuneration for our executive director for two financial years ended 31 December 2021 (Audited)

Executive Chairman and Chief Executive Officer	Year	Base pay $000	Taxable benefits $000	Annual Incentive $000	Time-based RSUs awarded $000	Long-term incentive $000	Total $000	Total Fixed Remuneration $000	Total Variable Remuneration $000
Brett White	2021	950	40	4,000	7,500	—	12,490	990	11,500
	2020	877	66	1,000	5,250	—	7,193	943	6,250

Additional information in relation to the 2021 single total figure (Audited)

Element	Explanation

Taxable benefits	Represents legal fees incurred in connection with the negotiation of Mr. White’s Qualifying Resignation and related side letter

Annual incentive	Opportunity at target performance - $2,000,000 (210.5% of salary); Opportunity at maximum performance - $4,000,000 (421% of salary) Payable in cash

Time-based RSUs	Represents the value of 459,278 time-based RSUs awarded in the financial year at the share price on the date of grant of $16.33

Determination of annual incentive payment (“AIP”) amount (Audited)

The 2021 AIP was designed to be based on the achievement of a certain percentage of Compensation EBITDA, from a minimum of 70% to a maximum of 130% as measured against the annual operating plan target, subject to the achievement of the minimum 70% on a consolidated basis and the discretion of our Board of Directors, with straight line interpolation between performance levels.

	Threshold	Target	Maximum	Actual
Compensation EBITDA	$362m	$517m	$672m	$877m
Bonus payable (% of target)	0%	100%	200%	200%
Bonus payable ($)	$0	$2,000,000	$4,000,000	$4,000,000

In 2021, the AIP amount paid is determined based on financial performance that results in a funded range of 0% to 200% of the individual’s applicable target. The Compensation Committee (and the Board for the CEO) has the discretion to adjust the amount of the actual cash bonus payments to be received as it deems to be appropriate, upwards to the applicable cap or downwards to zero, although no such adjustments were made in 2021. As show in the table above, for 2021 the actual achieved Compensation EBITDA was $877 million, resulting in a funding level of 200% (the maximum). The resulting payout to Mr. White was a cash bonus payment of $4,000,000.

Adjusted EBITDA was adjusted as follows for the purposes of the 2021 AIP (such resulting amount is referred to herein as the “Compensation EBITDA”):

•	Realized & Unrealized FX gains

•	Translate Actual to Constant Currency

•	Removal of M&A benefits not included in original annual operating plan

•	Removal of government subsidies

Single total figure of remuneration for non-executive directors (Audited)

Non-executive directors who are not employees of our Principal Shareholders receive compensation consisting of fees and equity awards. They do not participate in any of the Company’s incentive arrangements, nor do they receive any benefits.

Each non-executive director who is not an employee of our Principal Shareholders is eligible to receive an annual cash retainer of $90,000, plus additional cash retainers for serving as a member or the chair of the Audit, Compensation and Nominating and Corporate Governance Committees. Additionally, each non-executive director who is not an employee of our Principal Shareholders is eligible to receive an annual RSU award with a grant date value of $170,000, which will vest in full on the earlier of the first anniversary of the date of grant or the annual shareholder meeting (the “AGM”). All awards granted in 2021 were granted under our 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan.

Non-executive director	Fees[1] $000 2021	Fees[1] $000 2020	Equity Awards[2] $000 2021	Equity Awards[2] $000 2020	Total $000 2021	Total $000 2020
Jonathan Coslet[3]	—	—	—	—	—	—
Timothy Dattels[3]	—	—	—	—	—	—
Qi Chen[3]	—	—	—	—	—	—
Anthony Miller[3]	—	—	—	—	—	—
Lincoln Pan[3]	—	—	—	—	—	—
Rajeev Ruparelia[3]	—	—	—	—	—	—
Billie Williamson	120	120	170	170	290	290
Jodie McLean	104	95	170	170	274	265
Richard McGinn	110	103	170	170	280	273
Angelique Brunner	104	36	170	144	274	180
Angela Sun	15	—	87	—	102	—

Notes:

1.	Fees are pro-rated to reflect the number of days worked in the financial year.
2.	Equity awards vest on the earlier of the first anniversary of the date of grant or the date of the next Annual Shareholders Meeting.
3.	These Directors represent our Principal Shareholders and do not receive fees.

Total pension entitlements (Audited)

None of the directors has a prospective entitlement to a defined benefit pension by reason of the provision of qualifying services to the Company.

Scheme interests awarded during 2021 (Audited)

We provide long-term incentive compensation because we believe it promotes long-term growth and profitability by aligning the interests of our Executive Directors with the interests of our shareholders and by encouraging retention.

At the beginning of each year, the Board determines the target and type of equity award to be delivered to our Executive Directors. In 2020, our long-term incentive program consisted of our Executive Chairman receiving a combination of 75% time-vesting and 25% performance-vesting restricted stock units (“RSUs”). In 2021, this mix was changed to 50% time-vesting RSUs and 50% performance-vesting RSUs, to further balance performance and retention objectives.

The following scheme interests were awarded to Brett White, our Executive Chairman and Chief Executive Officer in 2021, in the year ended 31 December 2021.

Date of grant	Type of interest	Basis of award	No of shares	Face value $	Threshold vesting	End of performance period
25 February 2021	Time-vesting RSUs	Fixed value	459,278	7,500,010	—	—
25 February 2021	Performance-vesting RSUs	Fixed value	459,277	11,249,990	229,639	See below

Notes:

1.

The face value of time-vesting RSUs calculated based on the underlying shares and the closing stock price on the date of grant of $16.33 per share. The face value of the performance-based RSUs calculated based on assumed maximum performance of 150% and the closing stock price on the day of grant of $16.33.

2.

Time-vesting RSUs vest in equal instalments over three years, subject to continued employment, with the first vesting scheduled to occur on 25 February 2022. However, these time-vesting RSUs accelerated and vested on January 1, 2022 as a result of Mr. White’s Qualifying Resignation as discussed in more detail below.

3.

The performance-vesting RSUs vest on the basis of conditions relating to Margin Accretion and Strategic Cost Efficiency as set out below. However, these performance-vesting RSUs also accelerated and vested on January 1, 2022 as a result of Mr. White’s Qualifying Resignation as discussed in more detail below.

For the 2021 performance-vesting RSUs, payouts are based 25% on a target Adjusted EBITDA Margin Accretion, and 75% on a target Strategic Cost Efficiency. Adjusted EBITDA Margin Accretion is a measure of profitability obtained by dividing Adjusted EBITDA by Fee revenue. Strategic Cost Efficiency is a measure of achievement of the Company’s progress on strategic cost efficiency goals as compared to the relevant annual operating plan approved by our Board annually. Each performance metric will be measured each year and averaged over the three-year performance period (2021, 2022 and 2023). No awards may vest until the end of the full three-year performance period. For each performance metric, payout ranges from 0% to 150% of target. The Adjusted EBITDA Margin Accretion metric also includes a minimum threshold. If actual performance for that metric is less than the minimum threshold level, the payout will be 0% for that metric. The payout for the Adjusted EBITDA Margin Accretion metric is linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum. The payout for the Strategic Cost Efficiency metric is zero for all performance below target. Payout between target and maximum performance is linearly interpolated for performance between the target and maximum. For the 2021 performance-based vesting RSUs that are based on Margin Accretion and Strategic Cost Efficiency, specific details related to the financial targets will not be released due to their commercial sensitivity. Results of financial data will be released as they become publicly available.

On December 31, 2021, Mr. White retired from his position as our Chief Executive Officer. Such retirement was deemed a qualifying resignation as defined under Mr. White’s Amended and Restated Employment Agreement, dated as of August 27, 2020, and further clarified under his Side Letter, dated December 31, 2021 (the “Qualifying Resignation”). As a result of with Mr. White’s Qualifying Resignation: (a) all time-vesting RSUs granted to Mr. White in 2021 accelerated and vested on January 1, 2022; and (b) 537,354 performance-vesting RSUs granted to Mr. White in 2021 accelerated and vested on January 1, 2022.

Payments to past directors (Audited)

There were no payments to past directors during 2021.

Payments for loss of office (Audited)

There were no payments for loss of office paid to directors during 2021.

Directors’ shareholdings and share interests (Audited)

Executive Director’s Share Interests (Audited)

Brett White has a shareholding requirement of 600% of salary (including his unvested RSUs subject to continued service). Based on the share price at the financial year end of $22.24 his share ownership exceeded this requirement by a significant margin.

	Cushman & Wakefield plc shares as at 31 December 2021
Executive Chairman and Chief Executive Officer	Shares held outright	RSUs subject to continued service	RSUs subject to performance	Options Subject to continued service	Options that have vested but not been exercised
Brett White	928,867	873,878	1,279,021.4	0	26,630

Over the course of the year Mr. White exercised 37,478 stock options as detailed in the table below:

Date of Exercise	# of Options Exercised	FMV on Exercise	Exercise Price	Value Realized on Exercise
5/14/2021	18,208	$18.85	$10.00	$161,141
7/1/2021	11,310	$17.03	$10.00	$79,509
10/1/2021	7,960	$18.73	$10.00	$69,491
			Total	$310,141

Non-executive directors who are not employees of our Principal Shareholders must hold 100% of their after-tax shares until they meet their stock ownership guideline of five-times their annual retainer.

Share interests held by the non-executive directors (including holdings by connected persons) at the end of the year (or earlier retirement from the Board) are shown below:

Non-executive director	Cushman & Wakefield plc shares held at 31 December 2021		Shareholding guideline met
	Shares held outright	RSU awards[1]
Jonathan Coslet	—	—	N/A
Timothy Dattels	—	—	N/A
Qi Chen[1]	—	—	N/A
Lincoln Pan	—	—	N/A
Rajeev Ruparelia[1]	—	—	N/A
Anthony Miller	—	—	N/A
Billie Williamson	31,052	9,397	Yes
Jodie McLean	28,883	9,397	Yes
Richard McGinn	23,680	9,397	Yes
Angelique Brunner	13,610	9,397	Yes
Angela Sun	0	4,755	No

Notes

1.

Non-executive directors who are not employees of our Principal Shareholders received an RSU award annually of $170,000. Ms. Williamson, Ms. McLean, Mr. McGinn and Ms. Brunner received awards on 6 May 2021 at a share price of $18.09. Ms. Sun received her award when she joined the Board on 1 November 2021 at a share price of $18.22.

Dates of directors’ employment agreements and letters of appointment

Our business and affairs are managed under the direction of our Board. Ms. Sun joined our Board on 1 November 2021 and Mr. Forrester joined our board on 1 January 2022. Thus, our Board is comprised of eleven Directors. Our Articles of Association provide that our Board will have a minimum of five and maximum of eleven Directors.

Executive Director	Employment agreement commencement date	Date employment agreement terminates
Brett White	16 March 2015	31 December 2023

The Company and Cushman & Wakefield Global, Inc. are party to an amended and restated employment agreement with Mr. White, effective as of August 27, 2020 (the “Employment Agreement”), with a term extending through December 31, 2023. The employment agreement was approved by the Board to provide for continued implementation of the Company’s strategy and better continuity of management. To the extent he meets certain continued service requirements, Mr. White will be entitled to an annual long-term incentive award of RSUs with a grant date fair value between $10,000,000 and $15,000,000 in March of each of 2021, 2022 and 2023. The RSUs will vest over a three-year vesting period, with 50% of the RSUs also subject to the achievement of certain performance-based vesting conditions, which will be determined and approved by the Board as of the grant date and set forth in the applicable grant agreement, and, in all cases, subject to the provision of continued services or transition obligations in the event Mr. White resigns as CEO in certain circumstances.

On December 31, 2021, the Company and Cushman & Wakefield Global, Inc. entered into a side letter agreement (the “Side Letter”) with Mr. White, in connection with Mr. White’s previously announced resignation as Chief Executive Officer of the Company. Pursuant to the terms of the Side Letter, Mr. White’s resignation is confirmed as a Qualifying Resignation as defined under the Employment Agreement, which Qualifying Resignation accelerates and vests certain of Mr. White’s equity awards in accordance with the terms of the Employment Agreement. Following the Qualifying Resignation, Mr. White will continue to serve as our Executive Chairman and as a member of our Board of Directors. Following the Qualifying Resignation, the Company has no obligation to provide any additional salary or bonus to Mr. White, except that he remains eligible to receive his annual cash incentive bonus for the 2021 calendar year. Mr. White will remain entitled to his RSU grants in 2022 and 2023. The Side Letter also extends the restrictive covenants in the Employment Agreement to apply to Mr. White through June 30, 2025; however, Mr. White is permitted to participate in certain non-competitive activities outside of the Company.

Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Ms. Brunner, Mr. Coslet and Mr. Miller serve as Class I directors with a term expiring at the Annual Meeting. Mr. White, Mr. McGinn, Ms. McLean and Ms. Williamson serve as Class II directors with a term expiring in 2023. Mr. Forrester, Mr. Dattels, Mr. Pan and Ms. Sun serve as Class III directors with a term expiring in 2024. Upon the expiration of the term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

TSR chart and CEO pay table

For the purposes of the TSR chart below, the Russell 3000 index has been chosen as the broad equity market index against which to compare the Total Shareholder Return of Cushman & Wakefield plc since the IPO in August 2018 as Cushman & Wakefield is included in this index.

Executive Chairman	2018 ‘000s	2019 ‘000s	2020 ‘000s	2021 ‘000s
Single total figure	$37,195	$7,603	$7,127	$12,490
% of maximum AIP	76.7%	53.8%	25%	100%
% of maximum performance-vesting LTIP	NA	—	—	—

Percentage change in remuneration of directors and employees

The table below shows the percentage change in salary, benefits and bonus for Mr. White, Non-Employee Directors and the Company’s global employees between 2019 and 2021. The year-over-year increase in bonuses for both Mr. White and the Company’s global employees is primarily due to higher percentage payouts under the annual incentive plan in 2021 compared with 2020. Increases in non-employee director compensation are primarily related to the following: for Mr. McLean and

Mr. McGinn, a voluntary reduction in their cash retainer in 2020 which was not repeated in 2021; and for Ms. Brunner, 2021 being her first full year of Board membership.

% change from 2019 to 2020	Salary / Retainer	Benefits	Bonus
Brett White	Nil	Nil	-53.5%
Billie Williamson	5%	NA	NA
Jodie McLean	2%	NA	NA
Richard McGinn	23%	NA	NA
Angelique Brunner	NA	NA	NA
Angela Sun	NA	NA	NA
Employees	5.5%	-1.3%	-20.1%

% change from 2020 to 2021	Salary / Retainer	Benefits	Bonus
Brett White	Nil	Nil	300%
Billie Williamson	Nil	NA	NA
Jodie McLean	3%	NA	NA
Richard McGinn	3%	NA	NA
Angelique Brunner	52%	NA	NA
Angela Sun	NA	NA	NA
Employees	2%	16%	32%

CEO pay ratio

Year	Method	25th percentile ratio	Median ratio	75th percentile ratio
2021	Option A	237 : 1	160 : 1	94 : 1
2020	Option A	164 : 1	119 : 1	78 : 1
2019	Option A	164 : 1	114 : 1	68 : 1

Y25, Y50 and Y75 represent the pay and benefits (calculated on the same methodology as the single total figure) for the employees at the 25th, 50th and 75th percentiles.

Option A has been chosen because it is the most statistically accurate methodology. We identified the 25th, 50th and 75th population based on the employee population as of 31 December 2020. In identifying the employees at the 25th, 50th and 75th percentiles, we have annualized the compensation for employees who were not in employment with the Company for the whole of the financial year.

Our CEO pay ratio statistics increased year over year due to the increase in Mr. White’s long-term incentive award and an above target annual cash incentive.

The median ratio represents the Company’s pay and progression policies.

Relative importance of spend on pay

The overall spend on pay in 2020 and 2021 and the change in spend is shown below. No dividends were paid in either year. The year-over-year increase in spend can largely be attributed to increased headcount, moderate pay increases and above target annual cash incentives during the period.

Overall spend on pay
2020 ($millions)	2021 ($ millions)	Change
5,725	6,787	16%

Implementation of remuneration policy for 2022

Our Board of Directors, with the assistance of our independent compensation consultant, reviews and establishes our peer group annually and uses such peer group as a reference source in its compensation deliberations. The peer group is established by evaluating companies that the Compensation Committee, with the assistance of our independent compensation consultant, believes are comparable to us with respect to industry segment, business profile and various financial criteria. Our 2021 peer group was approved by our Compensation Committee in May 2021. The only change from our 2020 peer group was to replace Leidos with Newmark Group, as Newmark Group aligns more closely with Cushman & Wakefield’s business operations and the change helps to better position Cushman & Wakefield in the middle of the peer group.

In 2021, non-executive directors were eligible to receive annual cash retainers and an annual RSU award with a grant date value of $170,000 which award will vest in full on the earlier of the first anniversary of the date of grant or the annual shareholder meeting.

The salary of our Executive Directors is reviewed each year relative to market medians. Adjustments would be made if the salary is found to be low against the market. In addition, non-executive director fees are also reviewed each year relative to market data. The current rates are set out below and the Committee (and the Board for our Executive Directors) reserves the right to adjust for market alignment.

	2021	2022
Salary of Executive Chairman (Mr. White)*	$950,000	$0
Salary of John Forrester**		$900,000
Non-executive director Board fee	$90,000	$90,000
Audit Committee member	$10,000	$10,000
Audit Committee Chair (in addition to member retainer)	$20,000	$20,000
Compensation Committee member	$10,000	$10,000
Compensation Committee Chair (in addition to member retainer)	$15,000	$15,000
Nominating and Corporate Governance Committee member	$5,000	$5,000
Nominating and Corporate Governance Committee Chair (in addition to member retainer)	$10,000	$10,000

*

Mr. White served as our Executive Chairman and Chief Executive Officer for all of 2021. He resigned as our Chief Executive Officer on December 31, 2021. Pursuant to the Side Letter with Mr. White, the Company has no obligation to provide any salary to Mr. White in 2022.

**	Mr. Forrester salary of £693,900 based on an exchange rate of approximately 0.771.

For 2022, the Board decided that retaining Mr. White as an employee and a director through 2023 was important to Company’s success. As a result, the Company and Cushman & Wakefield Global, Inc. are party to an amended and restated employment agreement with Mr. White, effective as of August 27, 2020, with a term extending through December 31, 2023, and on December 31, 2021, the Company and Cushman & Wakefield Global, Inc. entered into a side letter agreement with Mr. White in connection with Mr. White’s previously announced resignation as Chief Executive Officer of the Company. Pursuant to the terms of the side letter, Mr. White’s resignation is confirmed as a Qualifying Resignation as defined under the Employment Agreement, which Qualifying Resignation accelerated and vested certain of Mr. White’s equity awards on January 1, 2022 in accordance with the terms of the employment agreement. Additional terms are as follows.

•	Pursuant to the terms of his Side Letter, the Company has no obligation to pay Mr. White any salary in 2022 or 2023.

•

Pursuant to the terms of his Side Letter, the Company has no obligation to pay any target annual incentive to Mr. White, except that he remained eligible to receive his annual cash incentive bonus for the 2021 calendar year.

•

Mr. White will continue to be eligible for long-term incentives. Mr. White will be entitled to an annual long-term incentive award of RSUs with a grant date fair value between $10,000,000 and $15,000,000 in March of each of 2022 and 2023. The RSUs will vest over a three-year vesting period, with 50% of the RSUs also subject to the achievement of certain performance-based vesting conditions, which will be determined and approved by the Board as of the grant date and set forth in the applicable grant agreement, and, in all cases, subject to continued service as a member of our Board of Directors and other conditions in the employment agreement. For the 2022 performance-vesting RSUs, payouts will be based 50% on a target Adjusted EBITDA Margin Performance and 50% on Adjusted EBITDA Growth, each as measured as the average of three separate years of performance (2022, 2023 and 2024). For each performance metric, payout ranges from 0% to 200% of target. Each performance metric also includes a minimum threshold. If actual performance is less than the minimum threshold level, the payout will be 0% for that metric. The payout for each metric is linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum performance levels. Further, a +/- 20% relative TSR modifier shall be applied to each performance metric, with the relative TSR multiplier to be measured on a cumulative basis over the 3-year performance period.

Adjusted EBITDA Margin Performance is a measure of profitability obtained by dividing Adjusted EBITDA by Fee revenue. Adjusted EBITDA Growth is a measure of achievement of the Company’s Adjusted EBITDA growth as compared to the prior year’s Adjusted EBITDA. Relative TSR is the Company’s total shareholder return relative to the companies in the Russel 2000. For the 2022 performance-based vesting RSUs that are based on Margin Performance and Adjusted EBITDA Growth, specific details related to the financial targets will not be released due to their commercial sensitivity. Results of financial data will be released as they become publicly available and the targets will be disclosed in the remuneration report disclosing the payouts for these awards.

For 2022, the Board decided that promoting and retaining Mr. Forrester was important to Company’s success. As a result, the Company and Cushman & Wakefield Debenham Tie Leung Limited are party to an employment agreement with Mr. Forrester, effective as of January 1, 2021. The employment agreement was approved by the Board to provide for continued implementation of the Company’s strategy and continuity of management.

•

In addition to base pay, Mr. Forrester will continue to be eligible for a target annual incentive of £1,542,000. The bonus paid is determined based on financial performance that results in a funded range of 0% to 200% of their applicable target. For 2022, financial performance will be determined based on two performance measures: (1) Revenue, weighted at 25%; and (2) Compensation EBITDA, weighted at 75%. The performance range for the Revenue metric will be from a minimum of 80% to a maximum of 110% as measured against the relevant annual operating plan target, and the performance range for the Compensation EBITDA metric will be from a minimum of 70% to a maximum of 120% as measured against the relevant annual operating plan target, each with straight line interpolation between performance levels. The 2022 AIP will also reflect a +/- 20% modifier based on individual performance of goals and values/behaviors. The Board maintains discretion to adjust the final payment amount.

For 2022 targets related to the AIP, specific details related to the financial targets will not be released due to their commercial sensitivity. Results of financial data will be released as they become publicly available and the targets will be disclosed in next year’s remuneration report.

•

Mr. Forrester will also continue to be eligible for long-term incentives. Mr. Forrester will be entitled to an annual long-term incentive award of RSUs with a target grant date fair value of $5,100,000 in each year of his term. The RSUs will vest over a three-year vesting period, with 50% of the RSUs also subject to the achievement of certain performance-based vesting conditions, which will be determined and approved by the Board as of the grant date and set forth in the applicable grant agreement, and, in all cases, subject to the provision of continued services or transition obligations in the event Mr. Forrester resigns as CEO in certain circumstances. The 2022 performance-vesting RSUs granted to Mr. Forrester have the same performance metrics and other terms as those granted to Mr. White discussed above.

Compensation Committee (“Committee”)

The Committee shall be composed of three independent non-executive directors. The chair of the Committee shall be appointed by the Board. Committee members shall serve until their successors are duly appointed and qualified or until their earlier removal by the Board at any time.

The members of the Committee during the year were: Timothy Dattels (Chair), Lincoln Pan, Richard McGinn, and Jodie McLean, all of whom are independent. Ms. McLean was appointed to our Compensation Committee on August 5, 2021.

The primary responsibilities of the Compensation Committee are:

•

reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of our CEO; evaluating the performance of our CEO in light of those goals and objectives; and recommending to the Board for approval the compensation of our CEO based on that evaluation;

•

reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers (other than the CEO); evaluating the performance of our executive officers (other than the CEO) in light of those goals and objectives; and determining the compensation of our executive officers (other than the CEO) based on that evaluation;

•	reviewing and approving policies and guidelines related to the compensation of our executive officers and directors; and

•	establishing, reviewing and administering our compensation and employee benefit plans.

Independent Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers on an as-needed basis. In 2021, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) as its independent compensation consultant to assist it with compensation matters. Pay Governance was selected as the Committee’s external, independent compensation advisor through an RFP process conducted in 2020. The total expense for the services provided to the Compensation Committee by Pay Governance during 2020 was approximately $165,000, based on agreed hourly rates.

Pay Governance regularly attends meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee and provides analysis with respect to these inquiries. Pay Governance works collaboratively with our management to gain an understanding of our business and compensation programs to help them advise the Compensation Committee. In addition, Pay Governance regularly confers with our management to collect, analyze and present data requested by the Compensation Committee.

The Compensation Committee has asked Pay Governance to regularly provide independent advice on the following matters (among others):

•	the composition of our compensation peer group (including analyzing executive compensation levels and practices of the companies in our compensation peer group);

•	our compensation plan risk;

•	current market trends and best practices in executive and director compensation design; and

•	the overall levels of compensation and types and blend of various compensation elements.

Pay Governance does not provide any services to us other than the services provided to the Compensation Committee.

Shareholder voting outcome

The resolutions on the Directors’ Remuneration Policy and the Directors’ Remuneration Report (excluding the Directors’ Remuneration Policy) received the following votes from shareholders at the Annual Shareholders’ Meeting held on 6 May 2021.

	Votes for	%	Votes against	%	Votes abstained
Policy contained in the 2020 Directors’ Remuneration Report approved at the 2021 AGM	190,338,453	98.2%	3,384,546	1.8%	20,475
2021 Directors’ Remuneration Policy approved at the 2021 AGM	142,174,571	73.4%	51,564,243	26.6%	36,290

Notes:

A vote abstained is not a vote in law and is not counted in the calculation of the votes ‘For’ or ‘Against’ the resolution. Votes abstained includes both votes abstained at the Annual Shareholders’ Meeting and any Broker non-votes.

Annex C

CUSHMAN & WAKEFIELD PLC

AMENDED & RESTATED 2018 OMNIBUS NON-EMPLOYEE DIRECTOR

SHARE AND CASH INCENTIVE PLAN

(Effective as of                  , 2022)

1. Purpose of the Plan

This Plan is intended to promote the interests of the Company and its shareholders by providing its non-employee directors of the Company with incentives and rewards to encourage them to continue in the service of the Company.

2. Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a) “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person.

(b) “Award Agreement” means a written or electronic agreement, in a form determined by the Committee from time to time, entered into by each Participant and the Company, evidencing the grant of an Incentive Award under the Plan.

(c) “Board of Directors” means the Board of Directors of C&W.

(d) “C&W” means Cushman & Wakefield plc, a public limited company incorporated under the law of England and Wales, whose registration number is 11414195 (and any successor thereto).

(e) “Cash Incentive Award” means an award granted to a Participant pursuant to Section 8 of the Plan.

(f) “Change in Control” means, unless otherwise defined in the Award Agreement, (i) any one Person, or more than one Person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)), other than C&W, the Consortium or any employee benefit plan sponsored by C&W, acquires ownership of shares of C&W that, together with shares held by such Person or group, constitutes more than 50 percent of the total fair market value or total Voting Power of the shares of C&W; (ii) any one Person, or more than one Person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than C&W, the Consortium or any employee benefit plan sponsored by C&W acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of shares of C&W possessing 30 percent or more of the total Voting Power of the shares of C&W; (iii) a majority of members of the Board of Directors is replaced during any 36-month period by directors whose appointment or election is (x) not endorsed by a majority of the members of the Board of Directors before the date of each appointment or election or (y) approved in connection with any actual or threatened contest for election to positions on the Board of Directors; (iv) any one Person, or more than one Person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, or (v) the consummation of a merger, consolidation, reorganization or similar transaction with or into C&W or in which securities of C&W are issued, as a result of which the holders of Voting Securities of C&W immediately before such event own, directly or indirectly, immediately after such event less than 50% of the combined Voting Power of the outstanding Voting Securities of the parent corporation resulting from, or issuing its Voting Securities as part of, such event. For purposes of subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, an event described herein shall be considered a “Change in Control” for distribution or payment purposes only if it constitutes a “change in control event” under Section 409A of the Code, to the extent necessary to avoid adverse tax consequences thereunder.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(h) “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(i) “Company” means C&W and all of its Subsidiaries, collectively.

(j) “Consortium” means, collectively or individually as the context requires, TPG Asia VI SF Pte. Ltd, PAGAC Drone Holding I LP, and 2339532 Ontario Ltd and/or their respective Affiliates for so long as such Person is subject to any orderly market sell-down provision, or any other trading restriction, contained in the Coordination Agreement (as defined in the GenPar LPA) and provided such Person has agreed to be bound by, and adhere to, the governance arrangements of the Partnership or, if applicable, the IPO Company (each as defined in the GenPar LPA) contemplated by the Coordination Agreement.

(k) “Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that provides opportunities for deferral of compensation.

(l) “Effective Date” means the date the Plan is adopted.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, with respect to an Ordinary Share, as of the applicable date of determination or if the exchange is not open for trading on such date, the immediately preceding day on which the exchange is open for trading, the closing price as reported on the date of determination on the principal securities exchange on which Ordinary Shares are then listed or admitted to trading (the “Securities Exchange”). In the event that the price of an Ordinary Share shall not be so reported, the Fair Market Value of an Ordinary Share shall be determined by the Committee in its sole discretion taking into account the requirements of Section 409A of the Code.

(o) “GenPar LPA” means the First Amended and Restated Limited Liability Partnership Agreement of DTZ Investment Holdings GenPar LLP, as such may be amended from time to time in accordance with its terms.

(p) “Incentive Award” means one or more Share Incentive Awards and/or Cash Incentive Awards, collectively.

(q) “Option” means a stock option to purchase Ordinary Shares granted to a Participant pursuant to Section 6.

(r) “Ordinary Shares” means C&W’s ordinary shares of $0.10 nominal value, or any other security into which the ordinary shares shall be changed pursuant to the adjustment provisions of Section 9 of the Plan, or depositary receipts or instruments representing the same.

(s) “Other Share-Based Award” means an award granted to a Participant pursuant to Section 7.

(t) “Participant” means a non-employee director of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such Person, his or her successors, heirs, executors and administrators, as the case may be.

(u) “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(v) “Plan” means this Cushman & Wakefield plc Amended & Restated 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan, as it may be amended from time to time.

(w) “Securities Act” means the Securities Act of 1933, as amended.

(x) “Service Period” means the period during which an individual is classified or treated by the Company as a non-employee director of the Company.

(y) “Share Incentive Award” means an Option or Other Share-Based Award granted pursuant to the terms of the Plan.

(z) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(aa) “Substitute Award” means Incentive Awards that result from the assumption of, or are in substitution for, outstanding awards previously granted by a company or other entity acquired, directly or indirectly, by C&W or one of its Subsidiaries or with which C&W or one of its Subsidiaries combines.

(bb) “Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

(cc) “Voting Securities” means any securities or other ownership interests of an entity entitled, or which may be entitled, to vote on the election of directors, or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

3. Shares Subject to the Plan and Limitations on Cash Incentive Awards

(a) Shares Subject to the Plan

The maximum number of Ordinary Shares that may be covered by Incentive Awards granted under the Plan shall not exceed 255,880 Ordinary Shares in the aggregate, which includes 55,880 Ordinary Shares that remained available for issuance under the Cushman & Wakefield plc 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan prior to this amendment and restatement. The maximum number of shares referred to in the preceding sentence of this Section 3(a) shall be subject to adjustment as provided in Section 9 and the following provisions of this Section 3. Of the shares described, 100% may be delivered in connection with “full-value Incentive Awards,” meaning Incentive Awards other than Options or stock appreciation rights. Any shares granted under any Incentive Awards shall be counted against the share limit on a one-for-one basis. Ordinary Shares issued under the Plan may be unissued shares, treasury shares, shares purchased by the Company or by an employee benefit trust or similar vehicle in the open market, or any combination of the preceding categories as the Committee determines in its sole discretion.

For purposes of the preceding paragraph, Ordinary Shares covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan; provided, however, that if Ordinary Shares are (i) tendered (either actually or through attestation) or withheld to pay the exercise price of an Option or stock appreciation right, (ii) tendered (either actually or through attestation) or withheld to satisfy any tax withholding requirement or (iii) shares covered by a stock-settled stock appreciation right or other Incentive Award that were not issued upon the settlement of the Incentive Award, the shares issued (if any), withheld or covered, as applicable, will be deemed delivered for purposes of determining the number of Ordinary Shares that are available for delivery under the Plan and shall not again be available for issuance or delivery under the Plan. For the avoidance of doubt, Ordinary Shares that are tendered (either actually or through attestation) or withheld to satisfy any tax withholding requirement in connection with any “full-value Incentive Awards” shall be added to the number of Ordinary Shares that are available for delivery under the Plan. In addition, if Ordinary Shares are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan; provided, however, that any Ordinary Shares that have been repurchased by the Company using Option proceeds shall not again be available for issuance and delivery under the Plan. Ordinary Shares underlying Incentive Awards that are settled for cash shall be added to the number of Ordinary Shares that are available for delivery under the Plan.

(b) Individual Award Limit

The maximum number of shares subject to Incentive Awards (assuming maximum performance, if applicable) granted during a single fiscal year to any Participant, taken together with any Cash Incentive Awards granted during the fiscal year to the Participant and any cash fees paid during the fiscal year to the Participant in respect of the Participant’s service as a member of the Board of Directors during such year (including service as a member or chair of any committees of the Board of Directors), shall not exceed $700,000 in total value (calculating the value of any such Incentive Awards based on the grant date fair value of such Incentive Awards for financial reporting purposes). The Board of Directors may make exceptions to this limit for a non-executive or executive chair of the Board of Directors, or pursuant to a pre-established, binding agreement with a Participant, in each case, as the Board of Directors may determine in its discretion, provided that the Participant receiving such additional compensation may not participate in the decision to award such compensation.

4. Administration of the Plan

The Plan shall be administered by a Committee of the Board of Directors consisting of two or more Persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), and as “independent” as required by NYSE or any security exchange on which the Ordinary Shares are listed, in each case if and to the extent required by applicable law or necessary to meet the requirements of such Rule, Section or listing requirement at the time of determination. From time to time, the Board of Directors may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall, consistent with the terms of the Plan, from time to time designate those individuals who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and any Award Agreement thereunder, and to adopt, amend and rescind from time to time such rules and regulations for the administration of the Plan, including rules and regulations related to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws, as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding and conclusive on all parties. For the avoidance of doubt, the Committee may exercise all discretion granted to it under the Plan in a non-uniform manner among Participants.

The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements, to maintain records relating to Incentive Awards, to process or oversee the issuance of Ordinary Shares under Incentive Awards, to interpret and administer the terms of Incentive Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Incentive Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Incentive Awards under the Plan (except in connection with any delegation made by the Committee pursuant to the first paragraph of this Section 4), (ii) to take any action inconsistent with Section 409A of the Code or (iii) to take any action inconsistent with applicable law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s Service Period during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award; provided that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code. Notwithstanding anything herein to the contrary, except in connection with a Change in Control or as permitted under Section 9, the Company shall not, without the approval of the shareholders of C&W, (x) reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or stock appreciation right or (y) grant any new Incentive Award or make any payment of cash to a Participant in substitution for, or upon the cancellation of, any outstanding Option or stock appreciation right when the exercise price of such Option or stock appreciation right exceeds the Fair Market Value of the underlying Ordinary Shares.

The Company shall pay any amount payable with respect to an Incentive Award in accordance with the terms of such Incentive Award, provided that the Committee may, in its discretion, defer, or give a Participant the election to defer, the payment of amounts payable with respect to an Incentive Award subject to and in accordance with the terms of a Deferred Compensation Plan.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and C&W shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5. Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those non-employee directors of the Company whom the Committee shall select from time to time. Each Incentive Award granted under the Plan shall be evidenced by an Award Agreement.

6. Options

The Committee may from time to time grant Options on such terms as it shall determine, subject to the terms and conditions set forth in the Plan.

(a) Exercise Price

The exercise price per Ordinary Share covered by any Option shall be not less than the greater of its nominal value and 100% of the Fair Market Value of an Ordinary Share on the date on which such Option is granted, it being understood that the exercise price of an Option that is a Substitute Award may be less than the Fair Market Value per Ordinary Share on the date such Substitute Award is assumed, provided that such substitution complies with applicable laws and regulations.

(b) Term and Exercise of Options

(1) Each Option shall become vested and exercisable on such date or dates, during such period and for such number of Ordinary Shares as set forth in the Award Agreement; provided that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or the Award Agreement. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of ten years from the date such Option is granted; provided, however, that the expiration of the Option may be tolled while the Participant cannot exercise such Option because an exercise would violate an applicable federal, state, local, or foreign law, or would jeopardize the ability of C&W to continue as a going concern, provided, further, that the period during which the Option may be exercised is not extended more than 30 days after the exercise of the Option first would no longer violate such applicable federal, state, local, and foreign laws or jeopardize the ability of C&W to continue as a going concern.

(2) Each Option shall be exercisable in whole or in part; provided, however, that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

7. Other Share-Based Awards

The Committee may from time to time grant equity-based or equity-related awards not otherwise described herein in such amounts and on such terms as it shall determine, subject to the terms and conditions set forth in the Plan. Without limiting the generality of the preceding sentence, each such Other Share-Based Award may (i) involve the transfer of actual Ordinary Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Ordinary Shares, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided that each Other Share-Based Award shall be denominated in, or shall have a value determined by reference to, a number of Ordinary Shares that is specified at the time of the grant of such Incentive Award.

8. Cash Incentive Awards

The Committee may from time to time grant Cash Incentive Awards on such terms as it shall determine, subject to the terms and conditions set forth in the Plan. Cash Incentive Awards may be settled in cash or in other property, including Ordinary Shares, provided that the term “Cash Incentive Award” shall exclude any Option or Other Share-Based Award.

9. Adjustment Upon Certain Changes

Subject to any action by the shareholders of C&W required by law, applicable tax rules or the rules of any exchange on which Ordinary Shares of C&W are listed for trading:

(a) Shares Available for Grants

In the event of any change in the number of Ordinary Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, spin-off or similar corporate change or extraordinary cash dividend, the maximum aggregate number of Ordinary Shares with respect to which the Committee may grant Incentive Awards, exercise or base price of any Option or stock appreciation right and the applicable performance targets or criteria shall be equitably adjusted or substituted by the Committee to prevent enlargement or reduction in rights granted under the Incentive Award. In the event of any change in the number of Ordinary Shares of C&W outstanding by reason of any other event or transaction, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments to the type or number of Ordinary Shares with respect to which Incentive Awards may be granted.

(b) Increase or Decrease in Issued Shares Without Consideration

In the event of any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of Ordinary Shares or the payment of a stock dividend (but only on the Ordinary Shares), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the type or number of Ordinary Shares subject to each outstanding Incentive Award and the exercise price per Ordinary Share of each such Incentive Award.

(c) Certain Mergers and Other Transactions

In the event of any merger, consolidation or similar transaction as a result of which the holders of Ordinary Shares receive consideration consisting exclusively of securities of the acquiring or surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Incentive Award outstanding on the date of such merger or consolidation or similar transaction so that it pertains and applies to the securities which a holder of the number of Ordinary Shares subject to such Incentive Award would have received in such merger or consolidation or similar transaction.

In the event of (i) a dissolution or liquidation of C&W, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving C&W in which the holders of Ordinary Shares receive securities and/or other property, including cash, other than or in addition to shares of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each Ordinary Share subject to such

Incentive Award, equal to the value, as determined by the Committee, of such Incentive Award, provided that with respect to any outstanding Option or stock appreciation right such value shall be equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holder of an Ordinary Share as a result of such event over (B) the exercise price of such Option or stock appreciation right (which, for the avoidance of doubt, may be zero in the case of underwater Options and stock appreciation rights); or

(ii) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an Incentive Award with respect to (A) some or all of the property which a holder of the number of Ordinary Shares subject to such Incentive Award would have received in such transaction or (B) securities of the acquiror or surviving entity and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Incentive Award, or the number of shares or amount of property subject to the Incentive Award or provide for a payment (in cash or other property) to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.

(d) Other Changes

In the event of any change in the capitalization of C&W or corporate change other than those specifically referred to in Sections 9(a), (b) or (c), the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate.

(e) Cash Incentive Awards

In the event of any transaction or event described in this Section 9, including without limitation any corporate change referred to in paragraph (d) hereof, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the terms and conditions of any Cash Incentive Award.

(f) No Other Rights

Except as expressly provided in the Plan or any Award Agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividends or dividend equivalents, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger or consolidation of C&W or any other corporation. Except as expressly provided in the Plan, no issuance by C&W of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Incentive Award.

(g) Savings Clause

No provision of this Section 9 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

No provision of this Section 9 shall be given effect to the extent such provision would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act.

10. Change in Control; Termination of the Service Period

(a) Change in Control

The consequences of a Change in Control, if any, will be set forth in the Award Agreement in addition to what is provided in this Section 10 and the Plan.

(b) Termination of the Service Period

(1) Except as to any awards constituting stock rights subject to Section 409A of the Code, termination of the Service Period shall mean a separation from service within the meaning of Section 409A of the Code, unless the Participant is otherwise employed by the Company or retained as a consultant pursuant to a written agreement and such agreement provides otherwise.

(2) The Award Agreement shall specify the consequences with respect to such Incentive Award of the termination of the Service Period on the Participant holding the Incentive Award.

11. Rights Under the Plan

No Person shall have any rights as a shareholder with respect to any Ordinary Shares covered by or relating to any Incentive Award until the date of the issuance of such shares on the books and records of C&W. Except as otherwise expressly provided in Section 9 hereof or in a Participant’s Award Agreement, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in this Section 11 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any Ordinary Share if it were issued or outstanding, or from granting rights related to such dividends; provided that dividends or dividend equivalents that would be payable with respect to any Ordinary Share subject to a performance-based Incentive Award shall not be paid until, and only to the extent that, the performance-based conditions are met.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any Person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

12. No Special Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her Service Period or interfere in any way with the right of the Company at any time to terminate such Service Period or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No Person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other Person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other Person.

13. Securities Matters

(a) C&W shall be under no obligation to effect the registration pursuant to the Securities Act of any Ordinary Shares to be issued hereunder or to effect similar compliance under any state or local laws. Notwithstanding anything herein to the contrary, C&W shall not be obligated to cause to be issued Ordinary Shares pursuant to the Plan unless and until C&W is advised by its counsel that the issuance is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Ordinary Shares are traded. The Committee may require, as a condition to the issuance of Ordinary Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any related certificates representing such shares bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b) The exercise or settlement of any Incentive Award (including, without limitation, any Option) granted hereunder shall be effective unless at such time counsel to C&W determines that the issuance and delivery of Ordinary Shares pursuant to such exercise would not be in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Ordinary Shares are traded. C&W may, in its sole discretion, defer the effectiveness of any exercise or settlement of an Incentive Award granted hereunder in order to allow the issuance of shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state or local securities laws. C&W shall inform the Participant in writing of its decision to defer the effectiveness of the exercise or settlement of an Incentive Award granted hereunder. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14. Withholding Taxes

(a) Cash Remittance

Whenever withholding tax obligations are incurred in connection with any Incentive Award, C&W shall have the right to require the Participant to remit to C&W in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such event. In addition, upon the exercise or settlement of any Incentive Award in cash, or the making of any other payment with respect to any Incentive Award (other than in Ordinary Shares), C&W shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, settlement or payment.

(b) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, whenever withholding tax obligations are incurred in connection with any Incentive Award, the Participant may tender to C&W a number of Ordinary Shares that have been owned by the Participant having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such event. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

(c) Stock Withholding

At the election of the Participant, subject to the approval of the Committee, whenever withholding tax obligations are incurred in connection with any Incentive Award, C&W shall withhold a number of such shares having a Fair Market Value determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such event. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

15. Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, tax requirement, or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, adversely affect in any material respect the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16. Recoupment

Notwithstanding anything in the Plan or in any Award Agreement to the contrary, the Company will be entitled to the extent (i) required by applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act), (ii) permitted or required by Company policy as in effect on the date of grant and/or (iii) required by the rules of an exchange on which the Company’s shares are listed for trading to recoup compensation of whatever kind paid or to be paid by the Company at any time to a Participant under this Plan.

17. No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

18. Transfers

Incentive Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however, that the Committee may permit Options that are non-qualified stock options to be sold, pledged, assigned, hypothecated, transferred, or disposed of (other than to third-party financial institutions for value), on a general or specific basis, subject to such conditions and limitations as the Committee may determine. A non-qualified stock option that is transferred pursuant to the preceding sentence (i) may not be subsequently transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any Person or Persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind C&W unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

19. Expenses and Receipts

The expenses of the Plan shall be paid by C&W. Any proceeds received by C&W in connection with any Incentive Award will be used for general corporate purposes.

20. Failure to Comply

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the material terms and conditions of the Plan or any Award Agreement, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

21. Relationship to Other Benefits

No payment with respect to any Incentive Awards under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

22. Governing Law

The Plan and the rights of all Persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

23. Severability

If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

24. Effective Date and Term of Plan

The Effective Date of the Plan is                 , 2022. No grants of Incentive Awards may be made under the Plan after                 , 2032, the tenth anniversary of the date upon which the Plan was approved.

Cushman & Wakefield plc

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 pm (Eastern Time) on May 4, 2022.

Online
Go to www.investorvote.com/CWK or scan the QR code – login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 - 8.

1. Election of three Class I directors to hold office until the 2025 annual general meeting of shareholders:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Angelique Brunner	☐	☐	☐	02 - Jonathan Coslet	☐	☐	☐	03 - Anthony Miller	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of KPMG LLP as our independent registered public accounting firm.	☐	☐	☐	6. Non-binding, advisory vote on our director compensation report.	☐	☐	☐

3. Appointment of KPMG LLP as our UK Statutory Auditor.	☐	☐	☐	7. Approval of our amended director compensation policy.	☐	☐	☐

4. Authorization of the Audit Committee to determine the compensation of our UK Statutory Auditor.	☐	☐	☐	8. Approval of our Amended and Restated 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan.	☐	☐	☐

5. Non-binding, advisory vote on the compensation of our named executive officers (“Say-on-Pay”).	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X

03LS9D

2022 Annual Meeting Admission Ticket

2022 Annual General Meeting of Shareholders of Cushman & Wakefield plc

May 5, 2022, 8:00 a.m. (Central Time)

Lonestar Conference Room

2021 McKinney Ave., 9th Floor, Dallas, TX 75201

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Proxy materials for the Annual General Meeting of Shareholders are available at: http://ir.cushmanwakefield.com

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CUSHMAN & WAKEFIELD plc

Notice of 2022 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual General Meeting – May 5, 2022

The undersigned shareholder(s) of Cushman & Wakefield plc hereby appoint(s) John Forrester, Neil Johnston, and Brett Soloway, and each of them, as the undersigned’s true and lawful proxies, each with the power to appoint his substitute(s), and hereby authorize(s) them to represent and to vote all of the shares of Cushman & Wakefield plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 8:00 a.m. (Central Time) on May 5, 2022 and at any adjournment or postponement thereof, upon all subjects that may properly come before such meeting, including the matters described in the proxy statement furnished with this proxy card, subject to the directions indicated on the reverse side of this card, with all the power the undersigned would possess if personally present.

Shares represented by this proxy will be voted as directed by the shareholder(s). If no such directions are indicated, this proxy will be voted FOR each director nominee and FOR Proposals 2 - 8 and in the discretion of the Proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.